EXHIBIT 10.1

LOAN AGREEMENT
among

special situations investing group ii, llc,
as the Lender

and

special situations investing group ii, llc,
as the Agent

and

THOSE PERSONS LISTED ON SCHEDULE 1 HERETO,
as the Borrowers
Dated as of November 30, 2017

Table of Contents

 i

 ii

SCHEDULES
Schedule 1	Borrowers and Properties
Schedule 2	Minimum Leasing Guidelines
Schedule 4.1.1	Organizational Structure
Schedule 4.1.26	Leases
Schedule 4.1.27	Material Contracts
Schedule 4.1.46	Intellectual Property/Websites
Schedule 5.1.27	Environmental Compliance
Schedule 7.7.2	Free Rent
EXHIBITS
Exhibit A	Legal Descriptions of the Properties
Exhibit B	Historical Financial Information for Debt Yield
Exhibit C	Form of Debt Yield Certificate
Exhibit D	Allocated Loan Amounts
Exhibit E	Freeport Agreement
Exhibit F	Draft 2018 Annual Operating Budget
Exhibit G	Renovations
Exhibit H	Form of Collateral Assignment of Interest Rate Cap

 iii

LOAN AGREEMENT

This LOAN AGREEMENT, dated as of November 30, 2017 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), is among special situations investing group ii, llc, a Delaware limited liability company, having an address at 6011 Connection Drive, Irving, Texas 75039 (together with its successors and assigns, the “Lender”), special situations investing group ii, llc, a Delaware limited liability company, as administrative agent for the Lender and any additional Persons hereafter becoming a Lender, having an address at 6011 Connection Drive, Irving, Texas 75039 (together with its successors and assigns, the “Agent”), and THOSE PERSONS LISTED ON SCHEDULE 1 HERETO, each a Delaware limited liability company having an address at c/o Plymouth Industrial REIT, Inc., 260 Franklin Street, 6th Floor, Boston, MA 02110 (each a “Borrower”, and collectively, the “Borrowers”).

W I T N E S S E T H:

WHEREAS, the Borrowers desire to obtain the Loan (as hereinafter defined) from Lender in order to finance the acquisition of the Properties; and

WHEREAS, the Lender is willing to make the Loan to the Borrowers, subject to and in accordance with the terms and conditions of this Agreement and the other Loan Documents (as hereinafter defined).

NOW, THEREFORE, in consideration of the making of the Loan by the Lender and the covenants, agreements, representations and warranties set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant, agree, represent and warrant as follows:

ARTICLE 1

DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“6000 West 73rd Borrower” means Plymouth MWG 6000 West 73rd LLC.

“6000 West 73rd Property” means the Property located at 6000 West 73rd Street, Bedford Park, Illinois.

“6558 West 73rd Borrower” means Plymouth MWG 6558 West 73rd LLC.

“6558 West 73rd Property” means the Property located at 6558 West 73rd Street, Bedford Park, Illinois.

“7200 South Mason Borrower” means Plymouth MWG 7200 South Mason LLC.

“7200 South Mason Property” means the Property located at 7200 South Mason Avenue, Bedford Park, Illinois.

“Acceptable Counterparty” means any counterparty to the Interest Rate Cap that has and shall maintain, until the expiration of the applicable Interest Rate Cap, a long-term unsecured debt rating of at least “A+” by S&P and “A1” by Moody’s, which rating shall not include a “t” or otherwise reflect a termination risk.

“ACM” has the meaning set forth in Section 5.1.29 hereof.

“ACM Abatement Activities” has the meaning set forth in Section 5.1.29 hereof.

“Additional Insolvency Opinion” means a non-consolidation opinion letter delivered in connection with the Loan subsequent to the Closing Date, which opinion letter is (a) satisfactory in form and substance to the Agent and (b) delivered by counsel satisfactory to the Agent.

“Affected Property” has the meaning set forth in Section 9.4 hereof.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly (i) owns more than ten percent (10%) of the capital or profits of such Person or in which such Person owns, directly or indirectly, more than ten percent (10%) or (ii) is in Control of, is Controlled by or is under common Control with, such Person. In no event shall the Agent or the Lender be deemed to be an Affiliate of the Borrower.

“Affiliated Manager” means any Manager in which any Borrower Related Person has, directly or indirectly, any legal, beneficial or economic interest or that is under common Control with any one or more Borrower Related Persons.

“Agent” means Special Situations Investing Group II, LLC, a Delaware limited liability company, in its capacity as administrative agent hereunder, or any successor the Agent appointed pursuant to Section 11.3.

“Agreement” has the meaning set forth in the introductory paragraph.

“Allocated Loan Amount” means for, for each Property, the amount set forth on Exhibit D hereto for such Property.

“ALTA” means the American Land Title Association, or any successor thereto.

“Annual Operating Budgets” means the budget, including all Operating Expenses, and all known or anticipated leasing costs, for each Property (broken out by Property and shown in the aggregate) prepared by the Borrowers for the applicable Fiscal Year or other period, as the same may be amended, modified or supplemented from time to time in accordance with this Agreement.

“Applicable Contribution” has the meaning set forth in Section 9.6(f) hereof.

“Applicable Interest Rate” means the per annum rate equal to the sum of LIBOR and the LIBOR Margin.

“Appraisal” has the meaning set forth in Section 5.1.28 hereof.

“Approval,” “Approve” or “Approved” means, with respect to the Agent or the Lender, such Person approved in writing in its sole and absolute discretion (unless a different standard expressly modifies such term).

“Approved Annual Operating Budget” has the meaning set forth in Section 5.1.10(f) hereof, as the same may be modified in accordance with the terms hereof.

“Approved First Logistics Construction Allowance Expenses” means amounts that were actually paid by the South Pulaski Borrower to First Logistics’ general contractor for Total Construction Costs (as defined in the First Logistics Lease) in accordance with Section 10 of Exhibit E to the First Logistics Lease.

“Approved Pactiv Construction Allowance Expenses” means amounts that were actually paid by the 6000 West 73rd Borrower or the 7200 South Mason Borrower to Pactiv for Work (as defined in the Pactiv Lease) completed in accordance with the Pactiv Lease.

“Approved Sappi Construction Allowance Expenses” means amounts that were actually paid by the 6558 West 73rd Borrower to Sappi for Lighting Installation Work (as defined in the Sappi Lease) completed in accordance with the Sappi Lease.

“Approved Leasing Expenses” means expenses incurred by any Borrower in leasing space at any of the Properties pursuant to the terms of Leases in effect as of the date hereof and additional Leases entered into in accordance with the Loan Documents, including brokerage commissions and tenant improvements, which expenses (i) are (A) specifically Approved by the Agent in connection with Approving the applicable Lease, (B) incurred in the ordinary course of business and on market terms and conditions in connection with Leases which do not require the Agent’s Approval under the Loan Documents, and the Agent shall have received (and Approved, if applicable) a budget for such tenant improvement costs and a schedule of leasing commission payments payable in connection therewith, or (C) otherwise Approved by the Agent, and (ii) are substantiated by executed Lease documents and/or brokerage agreements, where applicable.

“Assignment of Contracts” means that certain first priority Assignment of Agreements, Licenses, Permits and Contracts, dated as of the date hereof, from the Borrowers, as assignor, to the Agent, as assignee, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Leases” means, for each Property, the assignment of leases and rents (or other comparable instrument), dated as the date hereof, from the Borrowers, as assignor, to the Agent, as assignee, assigning to the Agent for its benefit and the benefit of the Lender all of the Borrowers’ interests in and to the Leases and Rents in respect of each of the Properties, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Management Agreement” means, collectively, (i) that certain first priority Assignment of Management Agreement, dated as of the date hereof, from the Borrowers and each Manager in favor of the Agent for its benefit and the benefit of the Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time and (ii) any future assignment of any Management Agreement and subordination of management fees executed by the Borrowers and any Manager in favor of the Agent for its benefit and the benefit of the Lender as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Award” means any compensation paid by any Governmental Authority in connection with a Condemnation.

“Bankruptcy Action” means a judicial or non-judicial proceeding under any federal or state bankruptcy, reorganization or insolvency law, including without limitation any case commenced under Title 11 of the United States Code.

“Bankruptcy Code” means 11 U.S.C. § 101 et seq., as the same may be amended from time to time.

“Base Rate” means the rate per annum equal to (i) the LIBOR Margin plus (ii) the greater of (x) one-half of one percent (0.5%) and (y) the then applicable Treasury Rate.

“Basic Carrying Costs” means, for any period, the sum of the following costs: (a)  Taxes, (b) Other Charges and (c) Insurance Premiums.

“Benefit Amount” has the meaning set forth in Section 9.6(d) hereof.

“BIGS” means BIGS Mortgage LLC, a Delaware limited liability company.

“Borrower” and “Borrowers” have the meaning set forth in the introductory paragraph hereto, together with its (and their) successors and permitted assigns.

“Borrower Party” means each Borrower and each Guarantor.

“Borrower Related Person” means, collectively and individually, each Borrower Party and any Affiliate of any of the foregoing, and any officer, director, manager, agent, employee or immediate family member of the foregoing, and any Person acting at the direction of any of the foregoing.

“Business Day” means any day other than a Saturday, Sunday or any other day on which national banks in New York, New York are not open for business.

“Cap Requirement Date” has the meaning set forth in Section 2.2.5(a) hereof.

“CapEx Items” means fixtures, furnishings, equipment (including operating equipment, operating supplies and fixtures attached to and forming part of any Improvements), apparatus and other personal property to be used in, or held in storage for use in (or if the context so dictates, required in connection with), or otherwise required for the operation of any Property in accordance with this Agreement, including without limitation, (i) furnishings and equipment, (ii) such other furnishings and equipment as the Borrowers deem necessary or desirable for the operation of the Improvements in accordance with this Agreement and (iii) design fees, shipping costs, taxes and installation charges relating to the foregoing.

“CapEx Reserve Account” has the meaning set forth in Section 7.4.1 hereof.

“CapEx Reserve Amount” means (i) on the Closing Date and on each of the first eleven (11) Payment Dates, an amount equal to one-twelfth (1/12th) of One Million Three Hundred Sixty-Two Thousand Five Hundred Ninety-Four and 15/100 Dollars ($1,362,594.15) and (ii) on each Payment Date thereafter, an amount equal to one-twelfth (1/12th) of Three Million Twenty-Seven Thousand Nine Hundred Eighty-Seven and 00/100 Dollars ($3,027,987.00).

“CapEx Reserve Funds” has the meaning set forth in Section 7.4.1 hereof.

“Capital Expenditures” means, for any period, the amount expended for items capitalized under GAAP (including expenditures for building improvements or major repairs, leasing commissions and tenant improvements).

“Cash Management Account” has the meaning set forth in Section 2.6.1(b) hereof.

“Cash Management Agreement” means that certain Cash Management Agreement, dated as of the date hereof, by and among Cash Management Bank, each Borrower and the Agent, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Cash Management Bank” means PNC Bank, National Association, a national banking association, or another bank acceptable to the Agent.

“Casualty” has the meaning set forth in Section 6.2 hereof.

“Casualty Consultant” has the meaning set forth in Section 6.4(b)(iii) hereof.

“Casualty Retainage” has the meaning set forth in Section 6.4(b)(iv) hereof.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of fifty percent (50%) or more of the equity interests of the REIT Guarantor entitled to vote for members of the board of directors or equivalent governing body of the REIT Guarantor on a fully-diluted basis;

(b) the REIT Guarantor ceases to be the sole general partner of, or have exclusive Control of, the OP Guarantor; or

(c) the OP Guarantor ceases to own, directly or indirectly, one hundred percent (100%) of the equity interests in any of the Borrowers, free and clear of all Liens.

“Closing Date” means the date of the funding of the Loan.

“Co-Lender Agreement” has the meaning set forth in Section 11.4 hereof.

“Code” means the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collateral Assignment of Interest Rate Cap” means a Collateral Assignment of Interest Rate Protection Agreement, to be dated as of the Cap Requirement Date and executed by each Borrower for the benefit of the Agent, in the form attached hereto as Exhibit H, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Condemnation” means a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of any Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade adversely affecting any Property or any part thereof.

“Condemnation Proceeds” has the meaning set forth in Section 6.4(b) hereof.

“Contribution” has the meaning set forth in Section 9.6(a) hereof.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise. “Controlled” and “Controlling” shall have correlative meanings.

“Counterparty” means, with respect to any Interest Rate Cap, the Borrowers counterparty thereto.

“Debt” means the outstanding principal amounts set forth in, and evidenced by, this Agreement and Note, together with all interest accrued and unpaid thereon (whether at the Applicable Interest Rate or the Default Rate), late payment charges (if any) and all other sums due to the Lender in respect of the Loan under the Note, this Agreement, the Mortgages and the other Loan Documents (other than pursuant to obligations under the Environmental Indemnity that are intended to survive repayment of the Loan).

“Debt Service” means, with respect to any particular period of time, scheduled interest and principal (if any) payments due under this Agreement and the Notes. For the avoidance of doubt, Debt Service shall not include amounts required to be paid by the Borrowers into the Reserve Funds.

“Debt Yield” means, as of any date of determination thereof, the ratio (expressed as a percentage) of:

(a) the Net Cash Flow during the immediately preceding Measurement Period (as calculated by the Borrowers and Approved by the Agent), without deduction for actual management fees incurred in connection with the operation of the Properties, less management fees equal to the greater of (1) assumed management fees of 3% of Gross Income from Operations and (2) the actual management fees incurred; to

(b) the Outstanding Principal Balance as of the last day of such Measurement Period.

“Debt Yield Certificate” has the meaning set forth in Section 5.1.10(h).

“Debt Yield Test Date” means (a) the Closing Date and (b) the last day of each calendar quarter thereafter including December 31, 2017.

“Default” means the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” means a rate per annum equal to the lesser of (a) five percent (5%) above the Applicable Interest Rate or the Base Rate, whichever is then in effect with respect to the Loan and (b) the Maximum Legal Rate.

“Deposit Account Control Agreement” means the Deposit Account Control Agreement, dated as of the date hereof, by and among the Borrowers, Agent and Deposit Bank, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, relating to the operation and maintenance of, and application of funds in, the Deposit Account.

“Deposit Account” has the meaning set forth in Section 2.6.1(a).

“Deposit Bank” means the bank or banks selected by Agent to maintain the Deposit Account, which, initially, shall be KeyBank National Association, a national banking association. Agent may change the bank at which the Deposit Account is to be held as determined by the Agent from time to time.

“DSCR” means, with respect to any Measurement Period, the ratio of (a) Net Cash Flow during that Measurement Period to (b) the Debt Service payable during that Measurement Period.

“Draw Request” has the meaning set forth in Section 7.5.2(b) hereof.

“Eligible Account” means a separate and identifiable account (not commingled with other accounts) held by the holding institution that is either (a) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. § 9.10(b), having in either case a combined capital and surplus of at least FIFTY MILLION DOLLARS AND ZERO CENTS ($50,000,000.00) and subject to supervision or examination by federal and state authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” means a depository institution or trust company, the short term unsecured debt obligations or commercial paper of which are rated at least “A-1+” by S&P, “P-1” by Moody’s and “F-1+” by Fitch in the case of accounts in which funds are held for thirty (30) days or less.

“Embargoed Person” has the meaning set forth in Section 4.1.36(a) hereof.

“Environmental Indemnity” means that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by each Borrower and each Guarantor in connection with the Loan for the benefit of the Agent and the Lender, as the same may be further amended, further restated, replaced, supplemented or otherwise modified from time to time.

“Environmental Laws” has the meaning set forth in the Environmental Indemnity.

“Equipment” has the meaning, with respect to each Property, set forth in Section 1.01(e) of the Mortgage encumbering that Property.

“Equity Collateral Enforcement Action” has the meaning set forth in Section 9.3.3(k) hereof.

“Equity Collateral Transfer Date” has the meaning set forth in Section 9.3.3(k) hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Instructions Letter” means that certain Escrow Instructions Letter, dated as of the date hereof, by and among the Borrowers, the Agent and the Title Company.

“Eurodollar Business Day” means any Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in London, England.

“Event of Default” has the meaning set forth in Section 8.1 hereof.

“Excess Cash Flow Reserve Account” has the meaning set forth in Section 7.3.1 hereof.

“Excess Cash Flow Reserve Funds” has the meaning set forth in Section 7.3.1 hereof.

“Excess Cash Flow Sweep Commencement Date” has the meaning set forth in Section 2.7(a) hereof.

“Excess Cash Flow Sweep Period” has the meaning set forth in Section 2.7(a) hereof.

“Excess Cash Flow Sweep Termination Event” has the meaning set forth in Section 2.7(b) hereof.

“Extended Maturity Date” means November 30, 2020.

“Extension Term” has the meaning set forth in Section 2.1.5(a) hereof.

“Extension Term Extension Fee” means the product of (a) one quarter of one percent (0.25%) and (b) the Outstanding Principal Balance on the Initial Maturity Date.

“Extraordinary Expense” has the meaning set forth in Section 5.1.10(g) hereof.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Fee Letter” means that certain Fee Letter, dated as of the date hereof, by and among the Agent and the Borrowers.

“First Logistics” means First Logistics Management Services, Inc., an Illinois corporation.

“First Logistics Construction Allowance Reserve Account” has the meaning set forth in Section 7.8.1(a) hereof.

“First Logistics Construction Allowance Reserve Fund” has the meaning set forth in Section 7.8.1(a) hereof.

“First Logistics Lease” means that certain Amended and Restated Lease Agreement, dated September 5, 2017, between BIGS, as landlord, and First Logistics, as tenant, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Fiscal Year” means each calendar year during the term of the Loan.

“Fitch” means Fitch, Inc.

“Fixed Maturity Date” means the Initial Maturity Date or, if the Borrowers have properly extended the term for the Extension Term as provided herein, the Extended Maturity Date.

“Foreign Lender” has the meaning set forth in Section 2.3.6(b)(ii)(B) hereof.

“Freeport Agreement” means the Freeport Agreement substantially in the form attached hereto as Exhibit E.

“Free Rent Reserve Fund” has the meaning set forth in Section 7.7.1 hereof.

“Funding Borrower” has the meaning set forth in Section 9.6(c) hereof.

“Funding Losses” has the meaning set forth in Section 2.4.5(a) hereof.

“Funding Party” means any bank or other entity, if any, which is indirectly or directly funding the Lender with respect to the Loan, in whole or in part, including, without limitation, any direct or indirect assignee of, or participant in, the Loan.

“GAAP” means generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Government Lists” has the meaning set forth in Section 5.1.32(b) hereof.

“Governmental Approval” means any action, authorization, consent, approval, license, lease, ruling, permit, tariff, rate, certification, exemption, filing or registration by or with any Governmental Authority, including all licenses, permits, allocations, authorizations, approvals and certificates obtained by or in the name of, or assigned to, one or more of the Borrowers and used in connection with the ownership, construction, operation, use or occupancy of any Property and the Improvements thereof and the Renovation, including building permits, zoning and planning approvals, business licenses, licenses to conduct business and certificates of occupancy.

“Governmental Authority” means any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Gross Income from Operations” means, for any period, all income, computed in accordance with GAAP (but adjusted, if necessary, to eliminate the effects of straightlining of rents), derived from the ownership and operation of the Properties from whatever source during such period, including, but not limited to, Rents, utility charges, escalations, forfeited Security Deposits, interest on credit accounts, service fees or charges, license fees, parking fees, rent concessions or credits and other pass-through or reimbursements paid by Tenants under the Leases of any nature, but excluding all of the following: (i) Rents from any Tenant (A) whose lease is on a month-to-month basis, (B) that is in default under its Lease, (C) that is the subject, or for whom any guarantor or other provider of credit support in respect of the lease is the subject, of a Bankruptcy Action, (D) that has less than one hundred and twenty (120) days remaining in the term of its Lease, unless such Tenant (x) has a renewal or extension option available to it under the Lease to extend such term and such renewal or extension option remains available (i.e., the period within which the tenant is permitted to give notice of exercise has not expired) and (y) has not affirmatively declined (or notified the applicable Borrower of its intention to decline) such renewal or extension option, (ii) sales, use and occupancy or other taxes on receipts required to be accounted for by any Borrower to any Governmental Authority, (iii) refunds and uncollectible accounts, (iv) proceeds from the sale of furniture, fixtures and equipment and other assets that would be Capital Expenditures if the asset had been purchased by the Borrower that sold such asset for the purpose that such asset was used by such Borrower immediately prior to the sale, (v) Insurance Proceeds (other than business interruption or other loss of income insurance) and Condemnation Proceeds, (vi) any disbursements to any Borrower from any of the Reserve Funds, (vii) any equity contributions or income received from an Affiliate of any Borrower, (viii) unforfeited Security Deposits, (ix) the proceeds of any financing, (xii) non-recurring income or proceeds resulting other than from the use or occupancy of the Properties in the ordinary course of business, and (x) payments received under the Interest Rate Cap, and as the same may otherwise be adjusted by Agent based on commercially reasonable underwriting criteria established by Agent from time to time during the term of the Loan.

“Guarantor” means the REIT Guarantor, the OP Guarantor and any other Person that, with Agent’s prior approval, provides a guaranty in respect of any of the Obligations, or in each case any replacement therefor Approved by the Agent.

“Guarantors” means each Guarantor, collectively.

“Guaranty of Recourse Obligations” means that certain Guaranty of Recourse Obligations, dated as of the date hereof, from each Guarantor in favor of the Agent for the benefit of the Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Impaired Property” has the meaning set forth in Section 6.2 hereof.

“Improvements” has the meaning set forth in the granting clause of the Mortgages.

“Indebtedness” means, for any Person, on a particular date, the sum (without duplication) at such date of (a) all indebtedness or liability of such Person (including, without limitation, for borrowed money and indebtedness in the form of mezzanine debt and preferred equity); (b) obligations evidenced by bonds, debentures, notes or other similar instruments; (c) obligations for the deferred purchase price of property or services (including trade obligations for which such Person is liable); (d) obligations under reimbursement agreements in connection with letters of credit; (e) obligations under acceptance facilities; (f) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds, to invest in any Person or entity, or otherwise to assure a creditor against loss; and (g) obligations secured by any Liens (other than Liens for Taxes not yet due and payable), whether or not the obligations have been assumed.

“Indemnified Liabilities” has the meaning set forth in Section 10.13(b) hereof.

“Indemnified Persons” has the meaning set forth in Section 10.13(b) hereof.

“Indemnifying Person” means each Borrower and each Principal.

“Independent Director” and “Independent Manager” each means an individual who has prior experience as an independent director, independent manager or independent member with at least three years of employment experience and who is provided by Corporation Service Company, CT Corporation, Lord Securities Corporation, National Registered Agents, Inc., Stewart Management Company, Wilmington Trust Company, or, if none of those companies is then providing professional independent directors, another nationally recognized company reasonably approved by the Agent, in each case that is not an Affiliate of any Borrower Related Person and that provides professional independent directors and other corporate services in the ordinary course of its business, and which individual is duly appointed as an Independent Director or Independent Manager, as applicable, and is not, and has never been, and will not while serving as Independent Director or Independent Manager, as applicable, be, any of the following:

(a)       a member, partner, equityholder, manager, director, officer or employee of any Borrower or any of their respective equityholders or Affiliates (other than as an Independent Manager or Independent Director of any Borrower or an Affiliate of such Borrower that is not in the direct chain of ownership of any Borrower and is not a Principal (other than the Parent Borrower) and that is required by a creditor to be a single purpose bankruptcy remote entity; provided that such Independent Manager or Independent Director is employed by a company that routinely provides professional independent directors in the ordinary course of its business);

(b)       a creditor, supplier or service provider (including provider of professional services) to any Borrower, or any of its equityholders or Affiliates (other than a nationally recognized company that routinely provides professional independent directors and other corporate services to one or more of the Borrowers or any of their equityholders or Affiliates in the ordinary course of its business);

(c)       a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider referred to in clauses (a) or (b) above; or

(d)       a Person that controls (whether directly, indirectly or otherwise) a Person referred to in any of (a), (b) or (c) above.

A natural person who otherwise satisfies the foregoing definition and satisfies subparagraph (a) by reason of being the Independent Director or Independent Manager of a “special purpose entity” affiliated with any Borrower shall be qualified to serve as an Independent Director or Independent Manager of any other Borrower; provided that the fees that such individual earns from serving as Independent Director or Independent Manager of Affiliates of any Borrower in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. The same persons may not serve as Independent Director or Independent Manager of any Borrower and any Principal (other than the Parent Borrower).

“Initial Maturity Date” means November 30, 2019.

“Insolvency Opinion” means that certain non-consolidation opinion letter dated as of the date hereof delivered by Brown Rudnick LLP in connection with the Loan.

“Insurance Premiums” has the meaning set forth in Section 6.1(b) hereof.

“Insurance Proceeds” has the meaning set forth in Section 6.4(b) hereof.

“Insured Borrower” has the meaning set forth in Section 6.1(a) hereof.

“Insured Property” has the meaning set forth in Section 6.1(a) hereof.

“Interest Period” means, with respect to any Payment Date, the period commencing on the first (1st) day of the calendar month preceding the calendar month in which such Payment Date occurs (without giving effect to the Business Day convention contained in the definition of “Payment Date”) and terminating on and including the last day of such calendar month; provided, however, that no Interest Period shall end later than the Maturity Date (other than for purposes of calculating interest at the Default Rate), and the initial Interest Period under this Agreement shall begin on and include the Closing Date and shall end on and include December 31, 2017.

“Interest Rate Cap” means, as applicable, (i) an interest rate protection agreement (together with the confirmation and schedules relating thereto) in form and substance satisfactory to the Agent among each Borrower and an Acceptable Counterparty or (ii) a Replacement Interest Rate Cap.

“Land” means the parcels of land more particularly described on Exhibit A attached hereto and all rights appurtenant thereto, including, without limitation, all development rights, if any, acquired by any of the Borrowers.

“Lease” means any lease, sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy, all or any portion of any space in any Property, and (a) every modification, amendment or other agreement relating to such lease, sublease, subsublease or other agreement entered into in connection with such lease, sublease, subsublease or other agreement, and (b) every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

“Legal Requirements” means all Federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting any Borrower or any Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, including, without limitation, the Prescribed Laws, the Americans with Disabilities Act of 1990, as amended, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments known to any Borrower or recorded against any Property in the real estate records (other than the Leases) at any time in force and binding on any Borrower or any Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to any Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.

“Lender” has the meaning set forth in the introductory paragraph hereto, together with its successors and assigns; if, at any time, there shall be more than one Lender, then, unless the context clearly requires otherwise, references herein to “Lender” in the singular shall be construed to include each such Lender.

“Lender Transferee” means any Person that acquires any portion of the Loan from a Lender by sale, assignment, participation, transfer, or other transfer.

“LIBOR” means the greater of (a) the LIBOR Floor and (b) the rate per annum calculated as set forth below:

(i)       with respect to any Interest Period, the rate per annum (rounded upwards to the fourth decimal place) reported, with respect to the initial Interest Period under this Agreement, at 11:00 a.m., London time, on the date of this Agreement (or if such date is not a Eurodollar Business Day, the immediately preceding Eurodollar Business Day), and thereafter, at 11:00 a.m., London time, on the date two (2) Eurodollar Business Days prior to the calendar month in which such Interest Period commences, on Reuters Screen LIBOR01 Page (British Bankers’ Association Settlement Rate) as the non-reserve adjusted London Interbank Offered Rate for U.S. dollar deposits having a thirty (30) day term and in an amount of ONE MILLION DOLLARS AND ZERO CENTS ($1,000,000.00) or more (or on such other page as may replace said Reuters Screen LIBOR01 Page on that service or such other service or services as may be nominated by the British Bankers’ Association for the purpose of displaying such rate, all as determined by the Agent in its sole but good faith discretion); and

(ii)       in the event that (A) more than one such LIBOR is provided pursuant to clause (i) above, the average of such rates shall apply, or (B) no such LIBOR is published, then LIBOR shall be determined from such comparable financial reporting company as the Agent in its sole but good faith discretion shall determine.

“LIBOR Event Date” means the earlier to occur (if any) of (i) the day that is two (2) Eurodollar Business Days prior to the first day of the calendar month in which an Interest Period commences if the LIBOR with respect to such Interest Period is greater than or equal to the LIBOR Event Threshold and (ii) the day that the Borrowers receive notice from the Agent that the Agent has determined that LIBOR exceeded the LIBOR Event Threshold at any point after the Closing Date.

“LIBOR Event Threshold” means one and seventy-five one-hundredths percent (1.75%) per annum.

“LIBOR Floor” means fifty one-hundredths percent (0.50%).

“LIBOR Margin” means (i) for any period prior to the first anniversary of the Closing Date, three and ten one-hundredths percent (3.10%) from the Closing Date, (ii) for the period from (and including) the first anniversary of the Closing Date through (but not including) the second anniversary of the Closing Date, three and thirty-five one-hundredths percent (3.35%), and (iii) if applicable, for the period commencing on (and including) the second anniversary of the Closing Date and continuing to the third anniversary of the Closing Date (or such later date, if applicable, as all amounts due in respect of the Loan shall have been paid in full), three and sixty one-hundredths percent (3.60%).

“Licenses” has the meaning set forth in Section 4.1.22 hereof.

“Lien” means any mortgage, deed of trust, lien, pledge, hypothecation, easement, restrictive covenant, preference, assignment (for security), security interest, lis pendens or any other encumbrance, charge or transfer (for security) of, or any agreement to enter into or create, any of the foregoing, on or affecting any Borrower, any Property or any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Loan” means the loan, in the original principal amount of SEVENTy-NINE MILLION EIGHT-HUNDRED THOUSAND DOLLARS AND ZERO CENTS ($79,800,000.00), made by the Lender to the Borrowers pursuant to this Agreement.

“Loan Documents” means, collectively, this Agreement, the Note, each Mortgage, each Assignment of Leases, the Environmental Indemnity, each Assignment of Management Agreement, the Assignment of Contracts, the Collateral Assignment of Interest Rate Cap (which shall be a Loan Document from and after the Cap Requirement Date), the Guaranty of Recourse Obligations, the Deposit Account Control Agreement, the Cash Management Agreement, each Pledge Agreement, the Pledgor Guaranty, the Fee Letter, the Renovations Completion Guaranty, the Post-Closing Letter and all other documents memorializing, governing or otherwise entered into in connection with the Loan, in each case as the same may be amended or modified from time to time.

“Lower-Tier Pledge Agreement” means that certain Pledge and Security Agreement, dated as of the date hereof, from the Parent Borrower, as pledgor, to the Agent, as pledgee, assigning to the Agent all of the membership or other equity interests in the Borrowers (other than the Parent Borrower) and rights relating thereto and all proceeds therefrom as security for the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“LTV Ratio” means a percentage calculated by multiplying (i) a fraction, the numerator of which is the Outstanding Principal Balance, and the denominator of which is the aggregate fair market value of the Properties, by (ii) one hundred percent (100%).

“Major Alteration Threshold” has the meaning set forth in Section 5.1.20(a) hereof.

“Major Lease” means any Lease which, either individually, or when taken together with any other Lease with the same Tenant or its Affiliates, and assuming the exercise of all expansion rights and all preferential rights to lease additional space contained in such Lease, (i) covers (x) at least 75,000 rentable square feet across one or more Properties or (y) more than fifty percent (50%) of the net rentable area at any Property, (ii) contains an option or other preferential right to purchase all or any portion of the Property or (iii) does not comply with the Minimum Leasing Guidelines.

“Major Repair Threshold” means FIFTY THOUSAND DOLLARS ($50,000).

“Major Restoration Threshold” means (a) with respect to any Property undergoing an alteration and/or a Restoration, an amount equal to SEVEN HUNDRED FIFTY THOUSAND DOLLARS ($750,000), and (b) with respect to all the Properties undergoing alterations and/or Restorations at any time, an aggregate amount equal to five percent (5%) of the Outstanding Principal Balance.

“Management Agreement” means, with respect to each Property, the Property Management Agreement therefor between the Borrower that owns such Property and the Manager for that Property.

“Manager” means, with respect to any Property, Metro Chicago Management, LLC, d/b/a Cawley Chicago Management, LLC, or, if applicable, a replacement therefor that is a Qualified Manager and has been approved by the Agent.

“Material Action” means to consolidate or merge any Borrower with or into any Person, or sell all or substantially all of the assets of such Borrower, or to institute proceedings to have such Borrower be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against such Borrower or file a petition seeking, or consent to, reorganization or relief with respect to such Borrower under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of such Borrower or a substantial part of its property, or make any assignment for the benefit of creditors of such Borrower, or admit in writing such Borrower’s inability to pay its debts generally as they become due, or take action in furtherance of any such action, or, to the fullest extent permitted by law, dissolve or liquidate such Borrower.

“Material Adverse Change” means an adverse change of a material nature in (a) the financial condition or business condition of any Borrower, any Principal or any Guarantor, (b) the ability of any Borrower, any Principal or any Guarantor to perform its obligations under the Loan Documents or (c) the value, financial condition or physical condition of any Property or the Properties as a whole.

“Material Contract” means a contract or agreement (other than a Lease) to which any Borrower is a party or by which any Borrower or any Borrower’s assets are otherwise bound (a) under which such Borrower would have, or could be expected to have, an obligation to pay TWO HUNDRED AND FIFTY THOUSAND DOLLARS AND ZERO CENTS ($250,000.00) or more in any calendar year or (b) that cannot be terminated by such Borrower by written notice without cause upon 30 days’ notice or less without payment of a termination fee or other penalty or (c) to which any Guarantor or any Affiliate thereof is also a party.

“Maturity Date” means either (a) the Fixed Maturity Date, or (b) such other date on which the final payment of principal of the Notes becomes due and payable as herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” means the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Notes and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Measurement Period” means, as of any date of determination, the twelve (12) consecutive full calendar months ended immediately preceding such date of determination.

“Minimum Debt Yield Failure” means, with respect to any Measurement Period ending on a Debt Yield Test Date, the failure of the Borrowers to achieve a Debt Yield of (i) at least nine percent (9.00%) or more from the Closing Date to the Initial Maturity Date and (ii) at least eleven percent (11.00%) thereafter.

“Minimum Leasing Guidelines” means the leasing guidelines and procedures set forth on Schedule 2, as the same may be amended or modified from time to time with the Agent’s prior Approval.

“Monthly Amortization Payment” means, with respect the thirteenth (13th) Payment Date (i.e., December 31, 2018 after giving effect to the Business Day convention contained in the definition of “Payment Date”) and on each Payment Date thereafter, a principal payment of $266,000.00 (to be the original principal amount divided by 300; i.e., 25-year amortization).

“Monthly Interest Payment” has the meaning set forth in Section 2.3.1 hereof.

“Monthly Debt Service Payment Account” means an account established by the Borrowers and maintained with the Cash Management Bank (which may be a sub-account of the Cash Management Account maintained on a ledger basis) for the purpose of holding any funds distributed to the Agent under Section 2.6.1(i)(v) hereof.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means, with respect to any Property, the mortgage (or deed of trust or deed to secure debt or similar instrument), dated as of the date hereof, executed and delivered by each of the Borrowers, as security for the Loan and encumbering such Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time; references herein to the “Mortgages” are to all of the mortgages encumbering any of the Properties as collateral for the Loan, collectively.

“Net Cash Flow” means, for any period, the amount obtained by subtracting (x) actual Operating Expenses from (y) Gross Income from Operations for such period.

“Net Proceeds” has the meaning set forth in Section 6.4(b) hereof.

“Net Proceeds Deficiency” has the meaning set forth in Section 6.4(b)(vi) hereof.

“New Note” has the meaning set forth in Section 9.4 hereof.

“Note” means that certain Promissory Note of even date herewith in the principal amount of SEVENTy-NINE MILLION EIGHT-HUNDRED THOUSAND DOLLARS AND ZERO CENTS ($79,800,000.00), made by each Borrower in favor of the Agent and the Lender, as the same may be further amended, restated, replaced, supplemented, allonged or otherwise modified from time to time.

“Notice” has the meaning set forth in Section 10.7 hereof.

“Obligations” means, collectively, each Borrower’s obligations for the payment of the Debt and the performance of the Other Obligations.

“OFAC” has the meaning set forth in Section 5.1.32(b) hereof.

“Officer’s Certificate” means a certificate delivered to the Agent by any Borrower or any Guarantor, as applicable, which is signed by an authorized representative of such Borrower or such Guarantor, as applicable.

“OP Guarantor” means Plymouth Industrial OP, LP, a Delaware limited partnership.

“Operating Expenses” means, for any period, without duplication, the total of all operating expenses incurred by any Borrower (either incurred directly by such Borrower or by any Manager on behalf of such Borrower in accordance with the terms and conditions of the applicable Management Agreement), computed in accordance with GAAP, of whatever kind relating to the operation, maintenance or management of the Properties (or applicable portion of any such Property), which expenditures are incurred on a regular monthly or other periodic basis, including, without limitation, utilities, ordinary repairs and maintenance, insurance, license fees, property taxes and assessments, advertising expenses, actual management fees payable by such Borrower under any Management Agreement for such period, payroll and related taxes, computer processing charges, tenant improvements and leasing commissions (to the extent the same are not capitalized under GAAP), operational equipment or other lease payments, and other similar costs (including any franchise or licensing fees and expenses), but excluding depreciation or amortization, income or estate taxes or other impositions in the nature of income or estate taxes, any expense (including legal, accounting and other professional fees, expenses and disbursements) incurred in connection with the making of the Loan or the sale, exchange, transfer, financing or refinancing of all or any portion of the Properties owned by such Borrower or in connection with the recovery of proceeds which are applied to prepay the Note, any expenses which in accordance with GAAP should be capitalized, any Capital Expenditures, any item of expense which would otherwise be considered within Operating Expenses pursuant to the provisions above but is paid directly by any Tenant, any expenses which are to be paid at any Manager’s sole expense, Debt Service and, except as set forth above, contributions to any Reserve Funds and any other reserves required under the Loan Documents or any Management Agreement pertaining to such Borrower and in effect as of the date hereof or in any amendment thereto Approved by the Agent.

“Operations Agreement” means the REAs and any other covenants, restrictions, easements, declarations or agreements of record relating to the construction, operation or use of the Properties.

“Other Charges” means all ground rents, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining any Property, now or hereafter levied or assessed or imposed against any Property or any part thereof and which if not timely paid will result in a Lien on any Property, as well as any amounts due under any Operations Agreements.

“Other Connection Taxes” means, with respect to the Lender or any Lender Transferee, Taxes imposed as a result of a present or former connection between the Lender or such Lender Transferee and the jurisdiction imposing such Tax (other than connections arising from the Lender or such Lender Transferee having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in the Loan or Loan Document).

“Other Obligations” means (a) the performance of all obligations of each Borrower contained herein; (b) the performance of each obligation of each Borrower contained in any other Loan Document; and (c) the performance of each obligation of each Borrower contained in any renewal, extension, amendment, modification, change of, or substitution or replacement for, all or any part of this Agreement, the Notes or any other Loan Document.

“Other Taxes” means any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the other Loan Documents or any other documents to be delivered hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or any of the other Loan Documents or any other documents to be delivered hereunder except any Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.4.5(f)).

“Outstanding Principal Balance” means, as of any date, the outstanding principal balance of the Note.

“Pactiv” means Pactiv LLC, a Delaware limited liability company.

“Pactiv Construction Allowance Reserve Account” has the meaning set forth in Section 7.9.1 hereof.

“Pactiv Construction Allowance Reserve Funds” has the meaning set forth in Section 7.9.1 hereof.

“Pactiv Leases” means those certain Industrial Building Leases, each dated as of July 1, 2008, between BIGS (as successor in interest to CJF2 LLC, a Delaware limited liability company), as landlord, and Pactiv, as tenant, as amended by those certain First Amendments to Industrial Building Lease, each dated as of November 30, 2017, between BIGS, as landlord, and Pactiv, as tenant, and relating to the properties commonly known as 7200 South Mason Avenue, Bedford Park, Illinois and 6000 West 73rd Street, Bedford Park, Illinois.

“Parent Borrower” means Plymouth MWG Holdings LLC, a Delaware limited liability company.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107 56) (the USA PATRIOT Act).

“Patriot Act Offense” has the meaning set forth in Section 5.1.32(b) hereof.

“Payment Date” means the 1st day of each calendar month during the term of the Loan (excluding the Closing Date) or, if such day is not a Business Day, the immediately preceding Business Day, except that the first Payment Date shall occur on December 29, 2017.

“Permitted Distributions” means, with respect to any taxable year or portion thereof for which the applicable Borrower is classified as a disregarded entity or partnership (and not taxed as a corporation) for U.S. federal income tax purposes, an aggregate amount of cash distributions to be made by the applicable Borrower to its equity holders equal to the (i) the amount of taxable income that is allocated, for United States federal income tax purposes, to a direct or indirect holder that intends to qualify as a real estate investment trust pursuant to Section 856(c)(1) of the Code with respect to such taxable year divided by (ii) the direct and indirect economic entitlement which such holder has with respect to distributions made by OP Guarantor.

“Permitted Encumbrances” means, collectively (a) the Liens and security interests created by the Loan Documents, (b) Liens, if any, for Taxes imposed by any Governmental Authority not yet due or payable or which are being contested in good faith, and for which adequate reserves are being maintained in accordance with GAAP, (c) statutory Liens for labor or materials that (i) secure sums not yet delinquent, or (ii) are being contested in good faith in accordance with the terms and conditions of this Agreement, (d) Liens that encumber solely Equipment provided the obligations secured by such Liens are entered into in the ordinary course of business and are on commercially reasonable terms, (e) rights of (i) tenants, as tenants only, under the terms of Leases either Approved by the Agent or for which the Agent’s Approval is not required hereunder and (ii) any Manager under any Management Agreement, solely to the extent provided therein or in any amendment thereto Approved by the Agent and (f) such other title and survey exceptions as the Agent has Approved or may Approve.

“Permitted Investments” has the meaning set forth in the Cash Management Agreement.

“Permitted Transfers” has the meaning assigned thereto in Section 5.2.10(b).

“Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” has the meaning set forth in Section 1.1(g) of the Mortgages.

“Physical Conditions Report” means a report prepared by a company satisfactory to the Agent regarding the physical condition of any Property, satisfactory in form and substance to the Agent in its reasonable discretion, which report shall, among other things, (i) confirm that such Property and its use comply, in all material respects, with applicable Legal Requirements (including zoning, subdivision and building codes and laws), and (ii) include a copy of a final certificate of occupancy with respect to all Improvements in respect of such Property (unless previously delivered to the Agent or unavailable).

“Pledge Agreements” means the Upper-Tier Pledge Agreement and the Lower-Tier Pledge Agreement.

“Pledgor Guaranty” means that certain Pledgor Guaranty, dated as of the date hereof, executed by the OP Guarantor in connection with the Loan for the benefit of the Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Policy” and “Policies” has the meaning set forth in Section 6.1(b) hereof.

“Post-Closing Letter” means that certain Post-Closing Letter, dated as of the date hereof, by and between the Borrowers and the Agent.

“Prepayment Date” has the meaning set forth in Section 2.4.1(a) hereof.

“Prepayment Notice” has the meaning set forth in Section 2.4.1(a) hereof.

“Prescribed Laws” means, collectively, (a) the Patriot Act, (b) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, (c) the International Emergency Economic Power Act, 50 U.S.C. § 1701 et seq., and (d) all other Legal Requirements relating to money laundering or terrorism.

“Principal” means (i) if any Borrower is a limited partnership, each of the Special Purpose Entities that is a general partner of such Borrower; (ii) if any Borrower is a single-member limited liability company, the member of such Borrower; or (iii) if any Borrower is a limited liability company other than one described in the preceding item, the Special Purpose Entity that is the managing member of such Borrower. For the avoidance of doubt, “Principal” can refer to one or all of two or more persons. As of the date hereof, the OP Guarantor is the “Principal” hereunder with respect to the Parent Borrower and the Parent Borrower is the “Principal” hereunder with respect to each other Borrower.

“Property” means each parcel of Land and the Improvements thereon, and all personal property pertaining to such Land and Improvements, owned by a Borrower and encumbered by a Mortgage, together with all rights pertaining to such property and Improvements, as more particularly described in the granting clauses of the Mortgages; the term “Properties” means and includes each Property together with each other Property, collectively.

“Provided Information” means any and all written financial and other written information provided at any time to the Agent by, or on behalf of, any Indemnifying Person with respect to any Property, any Borrower, any Principal and/or any Manager, in each case, in connection with the Loan.

“Qualified Manager” means either (a) Manager as of the Closing Date or (b) any replacement manager Approved by the Agent.

“REAs” means, collectively, the reciprocal easement agreements, easement and operating agreements, covenants, conditions and restrictions and similar agreements described in the Title Insurance Policies, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.

“Register” has the meaning set forth in Section 9.1.2 hereof.

“Reimbursement Contribution” has the meaning set forth in Section 9.6(c) hereto.

“REIT Guarantor” means Plymouth Industrial REIT, Inc., a Maryland corporation.

“Release Amount ” means, as to any individual Property that is subject to a release and associated partial prepayment of the Loan pursuant to Section 2.5.3 hereof, the greater of (i) the product of (x) 115% multiplied by (y) the Allocated Loan Amount for such individual Property and (ii) the net proceeds from the sale of such Property after deduction of the reasonable costs and expenses in connection with such sale.

“Release Property” has the meaning set forth in Section 2.5.3 hereof.

“Renovations” means each of the renovations set forth on Exhibit G hereto, which Borrower has agreed to complete on or before November 30, 2018.

“Renovation Completion Date” means November 30, 2018.

“Renovations Completion Guaranty” means that certain Renovations Completion Guaranty, dated as of the date hereof, by each Guarantor to the Agent for the benefit of the Lender, as the same maybe amended, restated, replaced, supplemented or otherwise modified from time to time.

“Renovation Documents” means the following documents: (i) a construction budget for the Renovations, (ii) a construction schedule for the Renovations, (iii) the plans and specifications with respect to the Renovations, (iv) a “guaranteed maximum price” construction management agreement, (v) proposed architects, engineers and each major trade contractor necessary to complete the Renovations, along with drafts of proposed agreements or contracts with the same and (vi) such other information as the Agent may reasonably require, in the form approved by the Agent prior to entry; it being understood in each case that no Borrower shall enter into any of the foregoing agreements unless and until the same has been Approved by the Agent.

“Renovation Documents Change” has the meaning set forth in Section 7.5.2(b)(iii) hereof.

“Renovations Reserve Account” has the meanings set forth in Section 7.5.1 hereof.

“Renovations Reserve Amount” means Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00).

“Renovations Reserve Funds” has the meaning set forth in Section 7.5.1 hereof.

“Rents” means all rents of any Borrower (including, without limitation, percentage rents), rent equivalents, moneys payable as damages (including payments by reason of the rejection of a Lease in a Bankruptcy Action) or in lieu of rent or rent equivalents, termination payments, royalties, income, receivables, receipts, revenues, deposits (including utility and other deposits, but expressly excluding Security Deposits), accounts, cash, issues, profits, charges for services rendered, and other payments and consideration of whatever form or nature received by or paid to or for the account of or benefit of such Borrower from any and all sources arising from or attributable to the Property owned by such Borrower and the Improvements thereon, including, without limitation, all receivables, installment payments and other payments now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right to the use and occupancy of such Property or rendering of services, in each case, by such Borrower, any Manager, or any of their respective agents or employees, and proceeds, if any, from business interruption or other loss of income insurance. For the avoidance of doubt, “Rents” shall include all amounts received by or paid to or for the account of or benefit of any Borrower pursuant to the Freeport Agreement. Notwithstanding the foregoing, “Rents” is not intended to include any rents, revenues or other amounts described above which are received by the tenant, licensee or concessionaire, as the case may be, under any sublease, but rent and other amounts which are paid by the tenant, licensee or concessionaire, as the case may be, under any sublease to, or for the account or benefit of, such Borrower shall constitute “Rents” hereunder.

“Replacement Interest Rate Cap” means an Interest Rate Cap from an Acceptable Counterparty with a LIBOR strike price equal to the Strike Price and otherwise on terms identical to the Interest Rate Cap being replaced except that the same shall be effective in connection with the replacement of the Interest Rate Cap following a downgrade, withdrawal or qualification of the long-term unsecured debt rating of the counterparty or an expiration of an existing Interest Rate Cap; provided, however, that to the extent any such Interest Rate Cap does not meet the foregoing requirements, a “Replacement Interest Rate Cap” shall be such Interest Rate Cap Approved by the Agent.

“Replacement Management Agreement” means, collectively, (a) a management agreement with a Qualified Manager substantially in the same form and substance as the applicable Management Agreement being replaced; and (b) an assignment of management agreement and subordination of management fees substantially in the form then used by the Agent (or of such other form and substance reasonably acceptable to the Agent), executed and delivered to the Agent by each Borrower and such Qualified Manager at each Borrower’s expense.

“Reserve Accounts” means, collectively, the Tax and Insurance Escrow Account, the CapEx Reserve Account, the Renovations Reserve Account, the Excess Cash Flow Reserve Account and any other account established for hold escrow funds required pursuant to the Loan Documents.

“Reserve Funds” means, collectively, the Tax and Insurance Escrow Funds, the CapEx Reserve Funds, the Renovations Reserve Funds, the Excess Cash Flow Reserve Funds, the Free Rent Reserve Fund, the First Logistics Construction Allowance Reserve Fund, the Pactiv Construction Allowance Reserve Fund, the Sappi Construction Allowance Reserve Fund, amounts on deposit in the Security Deposit Accounts and any other escrow fund established pursuant to the Loan Documents.

“Restoration” means the repair and restoration of any Property after a Casualty or Condemnation as nearly as possible to the condition such Property was in immediately prior to such Casualty or Condemnation; provided, however, that the applicable Borrower may also make other alterations, in connection with such repair or restoration, if and to the extent Approved by the Agent in advance.

“Restoring Borrower” has the meaning set forth in Section 6.4(a) hereof.

“Restoring Property” has the meaning set forth in Section 6.4(b)(i)(B) hereof.

“Restricted Party” means, collectively, (a) each Borrower, each Principal, each Guarantor and any Affiliated Manager and (b) any subsidiary of any Guarantor which is a direct or indirect legal or beneficial owner (including, without limitation, any shareholder, partner, member and/or non-member manager) of any equity interest in any Borrower or any Principal.

“Rollover Reserve Account” has the meaning set forth in Section 7.6.1(a).

“Rollover Reserve Amount” means Six Hundred Five Thousand Five Hundred Ninety-Seven and 40/100 Dollars ($605,597.40).

“Rollover Reserve Funds” has the meaning set forth in Section 7.6.1(a).

“Sappi” means S.D. Warren Company, a Pennsylvania corporation d/b/a Sappi North America.

“Sappi Construction Allowance Reserve Account” has the meaning set forth in Section 7.10.1 hereof.

“Sappi Construction Allowance Reserve Fund” has the meaning set forth in Section 7.10.1 hereof.

“Sappi Lease” means that certain Industrial Building Lease, dated as of February 28, 2011, as amended by that certain Corrective Lease Amendment, dated as of August 15, 2011, as further amended by that certain First Amendment to Industrial Building Lease, dated as of May 12, 2015, and as further amended by that certain Second Amendment to Industrial Building Lease, dated as of November 30, 2017, between BIGS (as successor in interest to CJF2 LLC, a Delaware limited liability company), as landlord, and Sappi, as tenant.

“S&P” means Standard & Poor’s Ratings Group, a division of the McGraw-Hill Companies.

“Sale” or “Pledge” means a voluntary or involuntary sale, conveyance, assignment, transfer, encumbrance or pledge of a legal or beneficial interest.

“Sale Transaction” has the meaning set forth in Section 9.1.1.

“Satisfactory Search Results” means the results of credit history check, litigation, lien, bankruptcy, judgment and other similar searches with respect to the applicable transferee and any of its Search Affiliates, in each case, (i) revealing no matters which the Agent has reasonably determined would result in a Material Adverse Change; and (ii) demonstrating that any transferee is not an Embargoed Person.

“Search Affiliates” means an Affiliate of a proposed transferee that either (a) owns a ten percent (10%) or more direct or indirect interest in any Borrower or (b) Controls any Borrower, in either case, immediately after giving effect to the Transfer to the proposed transferee and not as of the Closing Date.

“Security Deposit Account” has the meaning set forth in Section 7.2 hereof.

“Security Deposits” means any security deposits provided by a Tenant under a Lease, whether in the form of cash, a letter of credit, or otherwise.

“Security Documents” has the meaning set forth in Section 2.5.2 hereof.

“Servicer” means any servicer of the Loan appointed by the Agent in accordance with this Agreement.

“Servicing Agreement” means any agreement with a Servicer that has been entered into in accordance with this Agreement.

“South Pulaski Borrower” means Plymouth MWG 13040 South Pulaski LLC.

“South Pulaski Property” means the Property located at 13040 South Pulaski Avenue, Alsip, Illinois.

“Special Purpose Entity” means a corporation, limited partnership or limited liability company which at all times since its formation, and prior to, on and after the date hereof, until the repayment in full of the Debt, except to the extent expressly permitted, contemplated or required by the terms of the Loan Documents:

(a)       was, is and will be organized solely for the purposes of (i) in the case of each Borrower (other than the Parent Borrower), acquiring, financing, developing, owning, holding, selling, transferring, leasing to Tenants, exchanging, repairing, managing and operating the Properties, and activities related thereto, entering into this Agreement with the Lender and the Agent, refinancing the Properties in connection with a permitted repayment of the Loan, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing; or (ii) in the case of the Parent Borrower and each Principal, acting as a general partner of a limited partnership that owns any Property or member of a limited liability company that owns any Property and holding, owning, financing or disposing of such ownership interest, or otherwise acting with respect thereto, and performing all activities incidental thereto;

(b)       has not been, is not, and will not engage in any business unrelated to (i) in the case of each Borrower (other than the Parent Borrower), the acquisition or leasing (as applicable), financing, development, ownership, management or operation of the Properties, and activities related thereto or (ii) in the case of the Parent Borrower and each Principal, acting as general partner of a limited partnership that owns any Property and holding, owning, financing, or disposing of such partnership interest, or otherwise acting with respect thereto, and performing all activities incidental thereto, or acting as a member of a limited liability company that owns any Property and holding, owning, financing or disposing of such membership interest, or otherwise acting with respect thereto, and performing all activities incidental thereto, as applicable;

(c)       has not had, does not have, and will not have, any assets other than those related to any Property or its partnership interest in a limited partnership or the membership interest in a limited liability company that owns or leases any Property or acts as the general partner or member thereof and holding, owning, financing or disposing of such ownership interest, or otherwise acting with respect thereto, and performing all acts incidental thereto, as applicable;

(d)       except as expressly permitted by this Agreement or the other Loan Documents or in connection with a repayment of the Debt or as required by law, has not engaged, sought or consented to, and will not engage in, seek or consent to, any dissolution, winding up, liquidation, consolidation, merger, sale of all or substantially all of its assets, transfer of partnership or membership interests (if such entity is a general partner in a limited partnership or a member in a limited liability company) or amendment of its limited partnership agreement, articles of incorporation, articles of organization, certificate of formation or operating agreement (as applicable) with respect to the matters set forth in this definition;

(e)       if such entity is a limited partnership, has had, now has, and will have as its only general partners, Special Purpose Entities that are corporations, limited partnerships or limited liability companies;

(f)       if such entity is a corporation, has had, now has, and will have at least one (1) Independent Director, and has not caused or allowed, and will not cause or allow, the board of directors of such entity to take any Material Action unless each Independent Director shall have participated in such vote;

(g)       if such entity is a limited liability company with more than one (1) economic member, has had, now has and will have at least one (1) member that is a Special Purpose Entity that is a corporation that has at least one (1) Independent Manager and that owns at least one percent (1.0%) of the equity of such limited liability company;

(h)       if such entity is a limited liability company with only one (1) economic member, has been, now is, and will be a limited liability company organized in the State of Delaware that has (x) at least one (1) Independent Manager and has not caused or allowed, and will not cause or allow, the board of managers or managing member of such entity to take any Material Action, including, without limitation, filing a bankruptcy or insolvency petition or otherwise institute insolvency proceedings with respect to itself or to any other entity in which it has a direct or indirect legal or beneficial ownership interest, unless each Independent Manager shall have participated in such vote, and (y) at least one (1) springing member that will become a member of such limited liability company upon the dissolution of the current member;

(i)       if such entity is (i) a limited liability company, has had, now has, and will have articles of organization, a certificate of formation and/or an operating agreement, as applicable, (ii) a limited partnership, has had, now has, and will have a limited partnership agreement, or (iii) a corporation, has had, now has, and will have a certificate of incorporation that, in each of the foregoing cases, provides that prior to the repayment in full of the Debt, such entity will not: (A) dissolve, merge, liquidate or consolidate; (B) sell all or substantially all of its assets or the assets of any Borrower (as applicable); (C) engage in any other business activity or amend its organizational documents with respect to the matters set forth in this definition without the consent of the Agent; or (D) without the affirmative vote of at least one (1) Independent Manager or Independent Director, as applicable, and of all other directors of the corporation (that is such entity or the general partner or managing or co-managing member of such entity), file a bankruptcy or insolvency petition or otherwise institute insolvency proceedings with respect to itself or to any other entity in which it has a direct or indirect legal or beneficial ownership interest;

(j)       has been, is and intends to remain solvent and has paid and intends to continue to pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same have or shall become due, and has maintained, is maintaining and intends to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided, however, that no Person shall be required to make any direct or indirect additional capital contributions thereto;

(k)       has not failed, and will not fail, to correct any known misunderstanding regarding the separate identity of such entity;

(l)       (x) has maintained and will maintain or cause to be maintained its accounts, books and records separate from any other Person and (y) has filed and will file its own tax returns, except to the extent that it is a disregarded entity for tax purposes or has been or is required to file consolidated tax returns by law;

(m)       has maintained and will maintain its own records, books, resolutions and agreements;

(n)       has not commingled, and will not commingle, its funds or assets with those of any other Person, except as required pursuant to Section 2.6;

(o)       has held and will hold its assets in its own name or in a name licensed to it;

(p)       has conducted and will conduct its business in its own name;

(q)       has maintained and will maintain its financial statements, accounting records and other entity documents separate from any other Person; provided, however, that any entity may have financial statements consolidated with those of another Person as long as such consolidated financial statement shall contain a note indicating that its separate assets and liabilities are neither available to pay the debts of the consolidated entity nor constitute obligations of the consolidated entity;

(r)       has paid and will pay its own liabilities and expenses, including the salaries of its own employees, out of its own funds and assets, provided, however, that no Person shall be required to make any direct or indirect capital contributions thereto;

(s)       has observed and will observe all partnership, corporate or limited liability company formalities, as applicable;

(t)       (i) if such entity is a limited partnership or a limited liability company that owns any Property, has had no and will have no Indebtedness other than (1) the Loan, (2) unsecured trade and operational debt incurred in the ordinary course of business relating to the ownership and operation of such Property (including in connection with any renovation work at such Property) and the routine administration of such entity, in amounts not to exceed two percent (2%) of the Outstanding Principal Balance of the Loan on the Closing Date which liabilities are not more than thirty (30) days past the date due and owing and are not evidenced by a note; and (3) such other debt as may be specifically Approved by the Agent in its sole discretion; or (ii) if such entity acts as a general partner of a limited partnership that owns any Property or member of a limited liability company that owns any Property, has and will have no Indebtedness;

(u)       has not assumed or guaranteed or become obligated for, and will not assume or guarantee or become obligated for, the debts of any other Person and has not held out and will not hold out its credit as being available to satisfy the obligations of any other Person (except, in each case, the Obligations);

(v)       has not acquired and will not acquire obligations or securities of any partner, member, shareholder or any other Affiliate of any Borrower or any other Borrower Party; provided, that the Parent Borrower owns and shall continue to own all of the limited liability company interests in each of the other Borrowers;

(w)       has allocated and will allocate, fairly and reasonably, any overhead expenses that are shared with any Affiliate of any Borrower Party, including, but not limited to, paying for shared office space and services performed by any employee of an Affiliate of any Borrower Party;

(x)       has maintained and used, now maintains and uses, and will maintain and use, separate stationery, invoices and checks bearing its name. The stationery, invoices, and checks utilized by the Special Purpose Entity or utilized to collect its funds or pay its expenses have borne and shall bear its own name and have not borne and shall not bear the name of any other entity unless such entity is clearly designated as being the Special Purpose Entity’s agent;

(y)       (i) if such entity is a limited partnership or a limited liability company that owns any Property, except to the Agent in connection with the Loan, has not pledged and will not pledge its assets for the benefit of any other Person; or (ii) if such entity acts as a general partner of a limited partnership that owns any Property or member of a limited liability company that owns any Property, except to the Agent in connection with the Loan, has not pledged and will not pledge its assets for the benefit of any other Person;

(z)       has held itself out and identified itself, and will hold itself out and identify itself, as a separate and distinct entity under its own name or in a name franchised or licensed to it and not as a division or part of any other Person;

(aa) has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(bb) has not made and will not make loans to any Person or hold evidence of indebtedness issued by any other Person or entity (other than cash and investment grade securities issued by an entity that is not an Affiliate of any Borrower or any other Borrower Party);

(cc) has not identified and will not identify its partners, members or shareholders, or any Affiliate of any Borrower or any other Borrower Party, as a division or part of it, and has not identified itself, and shall not identify itself, as a division of any other Person;

(dd) (i) if such entity is a limited partnership or a limited liability company that owns any Property, has not entered into and will not enter into any contract or agreement with any Affiliate of any Borrower or any other Borrower Party unless (x) the Agent has Approved the qualifications and experience of such Affiliate of the applicable Borrower or any other Borrower Party and (y) such agreement is on terms that are intrinsically fair, commercially reasonable and are substantially similar to those that such limited partnership or such limited liability company would obtain in a comparable arm’s-length transaction with an unrelated third party and (ii) if such entity acts as a general partner of a limited partnership that owns any Property or member of a limited liability company that owns any Property, has not entered into and will not enter into any contract or agreement with any Affiliate of any Borrower or any other Borrower Party unless such agreement is on terms that are intrinsically fair, commercially reasonable and are substantially similar to those that such limited partnership or such limited liability company would obtain in a comparable arm’s-length transaction with an unrelated third party;

(ee) has not had and shall not have any obligation to indemnify, and has not indemnified and will not indemnify, its partners, officers, director, members or Independent Manager, as the case may be, except to the extent such obligation is fully subordinated to the Loan and, to the fullest extent permitted, shall not constitute a claim against it if cash flow (as distinct from other sources, such as insurance) in excess of the amount required to pay the obligation is insufficient to pay such obligation;

(ff) to the extent such entity has become insolvent, it has considered and shall consider the interests of its creditors in connection with all corporate actions;

(gg) except as expressly contemplated by the Loan Documents, does not and will not have any of its obligations guaranteed by any Affiliate of any Borrower or any other Borrower Party; and

(hh) has complied and will comply with all of the terms and provisions contained in its organizational documents. The statements of fact contained in its organizational documents are true and correct and will remain true and correct.

“State” means the State or Commonwealth in which any Property or any part thereof is located.

“Strike Price” means four percent (4.0%).

“Survey” means a survey of any Property prepared pursuant to the requirements contained in Section 4.1.28 hereof.

“Tax” means any present or future tax, levy, duty, impost, duty, assessment, charge, fee, deduction or withholding of any nature imposed by any Governmental Authority, including, without limitation, all income, gross receipts, franchise, profits, capital gains, capital stock, excise, premium, escheat, unclaimed property, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, stamp duty reserve, license, payroll, withholding, ad valorem, value added, alternative minimum, environmental, customs, social security (or similar), employment, unemployment, sick pay, disability, registration and other taxes, assessments, charges, duties, fees, levies or other similar amounts, any real estate and personal property taxes, assessments, water rates or sewer rents now or hereafter levied or assessed or imposed against any Property or any part thereof, together with all interest and penalties thereon, if any.

“Tax and Insurance Escrow Funds” has the meaning set forth in Section 7.1 hereof.

“Tax and Insurance Escrow Reserve Account” has the meaning set forth in Section 7.1 hereof.

“Tenant” means any Person liable by contract or otherwise to pay monies (including a percentage of gross income, revenue or profits) pursuant to a Lease.

“Title Company” means Chicago Title Insurance Company.

“Title Insurance Policy” means an ALTA mortgagee title insurance policy in a form acceptable to the Agent issued with respect to any Property and insuring the Lien of the Mortgage encumbering such Property.

“Transfer” has the meaning set forth in Section 5.2.10(b) hereof.

“Transfer Notice Threshold” means ten percent (10%) or more indirect interest in any Borrower to any Person (either itself or collectively with its Affiliates) that does not have a ten percent (10%) or more direct or indirect interest in such Borrower as of the Closing Date.

“Treasury Note” has the meaning set forth in the definition of “Treasury Rate” set forth below.

“Treasury Rate” means, with respect to any Interest Period, the rate per annum (rounded upwards to the fourth decimal place) reported, with respect to the initial Interest Period, at 11:00 a.m., New York City time, on the date of this Agreement (or if such date is not a Business Day, the immediately preceding Business Day), and during any Interest Period thereafter, at 11:00 a.m., New York City time, on the date two (2) Business Days prior to the calendar month in which such Interest Period commences, equal to the then current yield to maturity, on an annual equivalent bond basis (recalculated to a three hundred sixty (360) day year basis), of a U.S. Treasury bill, note or bond selected by the Agent (a “Treasury Note”) that is then actively trading in the secondary market and maturing one (1) year following the date of such determination; provided, however, that if such a Treasury Note is not then outstanding, the Treasury Rate shall be the per annum rate as of each applicable determination date, equal to the current yield to maturity, on an annual equivalent bond basis (recalculated to a three hundred sixty (360) day year basis), of a Treasury Note that the Agent shall, in each case in good faith, determine as being appropriate to determine the Treasury Rate. If two or more issues of such Treasury Notes mature on the same day, then the Agent shall in its sole but good faith discretion select one such issue for purposes of determining the Treasury Rate.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect in the State in which the Properties are located.

“Upper-Tier Pledge Agreement” means that certain Pledge and Security Agreement, dated as of the date hereof, from the OP Guarantor, as pledgor, to the Agent, as pledgee, assigning to the Agent all of the membership or other equity interests in the Parent Borrower and rights relating thereto and all proceeds therefrom as security for the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“U.S. Person” means (i) any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code and (ii) any Person that is disregarded as separate from its owner for United States federal income tax purposes and whose sole owner is a U.S. Person.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 2.3.6(b)(ii)(B)(iii) hereof.

“WARN Act” means the Worker’s Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 210 I, et seq., and any similar state and local Legal Requirements, as amended from time to time, and any regulations, rules and guidance issued pursuant thereto.

Section 1.2 Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined. Unless otherwise specified, the phrase “any Borrower” shall mean “any Borrower, any Borrowers or all Borrowers” and the phrase “any Property” shall mean “any Property, any Properties or all Properties”. Operative language that applies to “any Borrower” or “any Property” shall be applied to each Borrower or Property, respectively, even if such language has first been applied to one Borrower or Property and such first Borrower or Property has satisfied the condition.

ARTICLE 2

GENERAL TERMS

Section 2.1 Loan Commitment; Disbursement to the Borrowers.

2.1.1       Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, the Lender hereby agrees to make, and the Borrowers hereby agree to borrow, the Loan on the Closing Date. No portion of the Loan shall be funded with “plan assets” within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA.

2.1.2       No Reborrowing. Any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.

2.1.3       The Note, Mortgages and Loan Documents. The Loan shall be evidenced by the Note and secured by the Mortgages, the Assignments of Leases and the other Loan Documents.

2.1.4       Use of Proceeds. The Borrowers shall use the proceeds of the Loan to (a) pay a portion of the purchase price for the Properties, (b) pay all past-due Basic Carrying Costs, if any, with respect to the Properties, (c) make deposits into the Reserve Funds and (d) pay costs and expenses incurred in connection with the closing of the Loan.

2.1.5       The Borrowers’ Option to Extend Maturity.

(a)       Subject to the conditions set forth in this Section 2.1.5, the Borrowers shall have one option to extend the Maturity Date. If properly exercised as provided herein, the option shall extend the Maturity Date to the Extended Maturity Date (such extension period, the “Extension Term”).

(b)       The Borrowers’ option to extend the Maturity Date for the Extension Term shall be subject to the following conditions being satisfied by the Borrowers at their sole expense to the satisfaction of the Agent and the Lender:

(i)       The Borrowers shall have delivered to the Agent a written notice of their election to extend the Maturity Date no later than forty-five (45) days, but no earlier than seventy-five (75) days, prior to the Initial Maturity Date;

(ii)       No Event of Default shall have occurred (other than if waived by the Agent in writing) on or prior to, and no Default shall exist as of, the date of exercise or the Initial Maturity Date, and the Borrowers shall have certified the same to the Agent in writing in form and substance acceptable to the Agent;

(iii)       All representations and warranties made by each Borrower and each Guarantor in the Loan Documents (and any certificate, document or financial or any other statement furnished pursuant to or in connection therewith) shall be true and correct in all material respects (other than any such representations and warranties which are themselves subject to a materiality qualifier, which representations and warranties must be true in all respects) on and as of the Initial Maturity Date with the same force and effect as if made on and as of such date;

(iv)       The Borrowers shall have: (A) entered into an Interest Rate Cap with a LIBOR strike price equal to the Strike Price and with a term that expires no earlier than the Extended Maturity Date, (B) collaterally assigned to the Agent for its benefit and the benefit of the Lender, pursuant to an instrument in a form substantially similar to the Collateral Assignment of Interest Rate Cap and otherwise reasonably acceptable to the Agent, all of the Borrowers’ right, title and interest to receive any and all payments under such Interest Rate Cap and (C) delivered to the Agent an executed counterpart of such Interest Rate Cap (which shall, by its terms, authorize the assignment to the Agent and require that payments be deposited directly into the Cash Management Account);

(v)       The Debt Yield for the Measurement Period immediately preceding the Initial Maturity Date shall be no less than eleven percent (11.00%); provided that, in the event the Debt Yield is less than eleven percent (11.00%), the Borrowers, acting together, shall have the right, based upon information provided by the Borrowers, to prepay the Loan in at least the amount necessary to cause the Debt Yield to be equal to eleven percent (11.00%) for the Measurement Period immediately preceding the Initial Maturity Date;

(vi)       The Agent shall have determined that the LTV Ratio on the Initial Maturity Date shall be less than or equal to 70% (which shall be verified in a third party appraisal to be obtained by the Agent at the Borrowers’ expense);

(vii)       The Agent shall have determined that the Borrowers shall have achieved a DSCR of 1.30:1.00 for the Measurement Period immediately preceding the Initial Maturity Date;

(viii)       The Agent shall have received reasonably satisfactory evidence from each Guarantor that such Guarantor is in compliance with the net worth and liquidity requirements of the Guaranty of Recourse Obligations as of the Initial Maturity Date;

(ix)       On the Initial Maturity Date, the Borrowers shall have delivered to the Agent a certificate of a duly authorized officer of each Borrower, reasonably satisfactory to the Agent, certifying as to the matters set forth in the foregoing clauses (i) through (viii) and a certificate of a duly authorized officer of each Guarantor certifying as to its representations and warranties as provided in the foregoing clauses (iii) and (viii) (with respect to each Guarantor only);

(x)       The Borrowers shall have paid to the Agent the Extension Term Extension Fee and all fees and expenses incurred by the Agent and/or the Lender in connection with such extension on or prior to the Initial Maturity Date; and

(xi)       Each Borrower and each Guarantor shall have executed instruments in form and substance as requested by the Agent or the Lender verifying or confirming satisfaction of the foregoing conditions and affirming the Obligations of the Borrowers and the Guarantors under the Loan Documents for the Extension Term.

Section 2.2 Interest Rate.

2.2.1       Interest Generally. From the Closing Date to but excluding the Maturity Date, interest on the Outstanding Principal Balance shall accrue at the Applicable Interest Rate. The total interest accrued under the Loan shall be the amount of the interest accrued on the Note.

2.2.2       Interest Calculation. From and after the Closing Date, interest on the Outstanding Principal Balance shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate equal to the Applicable Interest Rate divided by three hundred sixty (360) by (c) the outstanding principal balance of the Note.

2.2.3       Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the Outstanding Principal Balance and, to the extent permitted by law, all accrued and unpaid interest in respect of the Loan and any other amounts due pursuant to the Loan Documents, shall accrue interest at the Default Rate until the cure of the applicable Event of Default, calculated from the date such payment was due without regard to any grace or cure periods contained herein.

2.2.4       Usury Savings. This Agreement, the Note and the other Loan Documents are subject to the express condition that at no time shall any Borrower be obligated or required to pay interest on the Outstanding Principal Balance at a rate which could subject the Agent or the Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, any Borrower is at any time required or obligated to pay interest on the Outstanding Principal Balance at a rate in excess of the Maximum Legal Rate, the Applicable Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to the Agent or the Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan, as the case may be, until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

2.2.5       Interest Rate Cap.

(a)       On or prior to the earlier to occur of (x) the thirtieth (30th) day following the LIBOR Event Date and (y) the first (1st) anniversary of the Closing Date (such earlier date, the “Cap Requirement Date”), the Borrowers shall enter into an Interest Rate Cap with a LIBOR strike price equal to the Strike Price and with a term that expires no earlier than the second (2nd) anniversary of the Closing Date. In addition, at least thirty (30) days prior to the expiration of the initial Interest Rate Cap or any Replacement Interest Rate Cap, the Borrowers shall be required to extend such Interest Rate Cap or Replacement Interest Rate Cap or enter into one or more Replacement Interest Rate Caps with a term of at least one (1) year. At least ten (10) days prior to the Cap Requirement Date, the Borrowers shall provide a form of Interest Rate Cap (or summary or bid package containing all of the terms of the Interest Rate Cap) for Agent’s review and Approval. Each Interest Rate Cap (i) shall be in form and substance Approved by the Agent, (ii) shall be with an Acceptable Counterparty, (iii) shall direct such

Acceptable Counterparty to deposit any amounts due to the Borrowers under such Interest Rate Cap directly into the Cash Management Account so long as any portion of the Obligations remain outstanding, (iv) shall have a LIBOR strike price equal to the Strike Price, and (v) shall have an initial notional principal amount equal to the Outstanding Principal Balance as of the date of such Interest Rate Cap. The Borrowers shall collaterally assign to the Agent for its benefit and the benefit of the Lender, pursuant to the Collateral Assignment of Interest Rate Cap, all of their right, title and interest to receive any and all payments under each Interest Rate Cap, and shall deliver to the Agent an executed counterpart of each Interest Rate Cap (which shall, by its terms, authorize the assignment to the Agent, require that payments be deposited directly into the Cash Management Account, as outlined in clause (iii) above, and otherwise be in the form and substance Approved by Agent, as outlined in clause (i) above). If an Event of Default shall have occurred, the Agent and/or the Lender may exercise all of the rights and remedies of a secured party under the UCC with respect to all such “Collateral” (as defined in the Collateral Assignment of Interest Rate Cap).

(b)       The Borrowers shall comply with all of their obligations under the terms and provisions of each Interest Rate Cap. All amounts paid by the Counterparty under each Interest Rate Cap to the Borrowers or the Agent shall be immediately deposited into the Cash Management Account. The Borrowers shall take all actions reasonably requested by the Agent to enforce the Agent’s and the Lender’s rights under the Interest Rate Cap in the event of a default by the Counterparty and shall not terminate, waive, amend or otherwise modify any of its rights thereunder or release the Acceptable Counterparty from any of its obligations thereunder. Each Borrower hereby irrevocably, in its own name or otherwise, authorizes and empowers the Agent and transfers unto the Agent, and constitutes and appoints the Agent its true and lawful attorney-in-fact, and as its agent, irrevocably, with full power of substitution for such Borrower and in the name of such Borrower, exercisable following the occurrence of any Event of Default, (i) to exercise and enforce every right, power, remedy, authority, option and privilege of the Borrowers under the Interest Rate Cap (from and after the initial Interest Rate Cap is obtained), including any power to amend, modify or terminate the Interest Rate Cap, or to give any notices, or to take any action resulting in such amendment, modification or termination and (ii) in order to more fully vest in the Agent and the Lender the rights and remedies provided for herein, to exercise all of the rights, remedies and powers granted to the Agent and the Lender in this Agreement, and each Borrower further authorizes and empowers the Agent, as such Borrower’s attorney-in-fact, and as its agent, irrevocably, with full power of substitution for such Borrower and in the name of such Borrower, to give any authorization, to furnish any information, to make any demands, to execute any instruments and to take any and all other action on behalf of and in the name of such Borrower which in the opinion of the Agent may be necessary or appropriate to be given, furnished, made, exercised or taken under the Interest Rate Cap, in order to comply therewith, to perform the conditions thereof or to prevent or remedy any default by the Borrowers thereunder or to enforce any of the rights of the Borrowers thereunder. In furtherance of the foregoing, the Agent and the Lender may exercise all of the rights and remedies of a secured party under the UCC. The Agent may, without notice to, or assent by, any Borrower or any other Person (to the extent permitted by law), but without affecting any of the Obligations, in the name of any Borrower or in the name of the Agent, notify the Acceptable Counterparty, or if applicable, any other counterparty to the Interest Rate Cap, to make payment and performance directly to the Agent; extend the time of payment and performance of, compromise or settle for cash, credit or otherwise, and upon any terms and conditions, any obligations owing to the Borrowers, or claims of such Borrower, under the Interest Rate Cap; file any claims, commence, maintain or discontinue any actions, suits or other proceedings deemed by the Agent necessary or advisable for the purpose of collecting upon or enforcing the Interest Rate Cap; and execute any instrument and do all other things deemed necessary and proper by the Agent to protect and preserve and realize upon the “Collateral” (as defined in the Collateral Assignment of Interest Rate Cap). Each Borrower confirms and agrees that each of the foregoing powers-of-attorney is and shall be irrevocable and considered to be coupled with an interest.

(c)       In the event of any downgrade, withdrawal or qualification of the rating of the Counterparty under any Interest Rate Cap by S&P or Moody’s below the minimum rating required to qualify as an Acceptable Counterparty, the Borrowers shall, not later than ten (10) Business Days following its knowledge of such downgrade, withdrawal or qualification, either (i) replace such Interest Rate Cap with a Replacement Interest Rate Cap, or (ii) cause the Counterparty under such Interest Rate Cap to collateralize its obligations thereunder in a manner acceptable to the Agent.

(d)       In the event that the Borrowers fail to purchase and deliver to the Agent any Interest Rate Cap or fail to maintain any Interest Rate Cap in accordance with the terms and provisions of this Agreement, from and after the Cap Requirement Date, the Agent may purchase such Interest Rate Cap and the costs incurred by the Agent in purchasing such Interest Rate Cap shall be paid by the Borrowers to the Agent with interest thereon at the Default Rate from the date such cost was incurred by the Agent until such cost is reimbursed by the Borrowers to the Agent.

(e)       Promptly (and in no event more than five (5) Business Days) following the purchase of each Interest Rate Cap, the Borrowers shall obtain and deliver to the Agent an opinion from counsel (which counsel may be in-house counsel for the Counterparty) for the Counterparty (upon which the Agent, the Lender and their respective successors and assigns may rely) thereunder acceptable to the Agent which shall provide, in relevant part, that:

(i)       the Counterparty is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has the organizational power and authority to execute and deliver, and to perform its obligations under, such Interest Rate Cap;

(ii)       the execution and delivery of such Interest Rate Cap by the Counterparty, and any other agreements which the Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or by-laws (or equivalent organizational documents) or any law, regulation or contractual restriction binding on or affecting it or its property;

(iii)       all consents, authorizations and approvals required for the execution and delivery by the Counterparty of such Interest Rate Cap, and any other agreement which the Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action, and no notice to or filing with any governmental authority or regulatory body, is required for such execution, delivery or performance; and

(iv)       such Interest Rate Cap, and any other agreements which the Counterparty has executed and delivered pursuant thereto, have been duly executed and delivered by the Counterparty and constitute the legal, valid and binding obligations of the Counterparty, enforceable against the Counterparty in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 2.3 Loan Payment.

2.3.1       Interest Payments. The Borrowers shall pay to the Agent (i) on each Payment Date commencing on December 29, 2017, the interest accrued on the Loan for the preceding Interest Period (the “Monthly Interest Payment”) and (ii) commencing on the thirteenth (13th) Payment Date (i.e., December 31, 2018 after giving effect to the Business Day convention contained in the definition of “Payment Date”) and on each Payment Date thereafter, in addition to the Monthly Interest Payment, the Monthly Amortization Payment. For purposes of making payments hereunder, but not for purposes of calculating interest accrual periods, if the day on which such payment is due is not a Business Day, then amounts due on such date shall be due on the immediately preceding Business Day. With respect to payments of principal due on the Maturity Date, interest shall be payable at the Applicable Interest Rate or the Default Rate, as the case may be, through and including the day immediately preceding such Maturity Date. All amounts due pursuant to this Agreement and the other Loan Documents shall be payable without setoff, counterclaim, defense or any other deduction whatsoever.

2.3.2       Payment on Maturity Date. The Borrowers shall pay to the Agent on the Maturity Date the Outstanding Principal Balance, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Mortgages and the other Loan Documents.

2.3.3       Late Payment Charge. If any principal, interest or any other sum due under the Loan Documents, excluding the payment of principal due on the Maturity Date, is not paid by the Borrowers by the date on which it is due, the Borrowers shall pay to the Agent upon demand an amount equal to the lesser of (a) five percent (5.0%) of such unpaid sum, and (b) the maximum amount permitted by applicable law in order to defray the expense incurred by the Agent and the Lender in handling and processing such delinquent payment and to compensate the Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Mortgages and the other Loan Documents to the extent permitted by applicable law.

2.3.4       Method and Place of Payment. Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to the Agent not later than 11:00 a.m., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at the Agent’s office or as otherwise directed by the Agent, and any funds received by the Agent after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

2.3.5       Payments to Be Free and Clear. All sums payable by or on behalf of one or more of the Borrowers hereunder and under the other Loan Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax. The Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Agent (if any) timely reimburse it for the payment of, any Other Taxes.

2.3.6       Withholding of Taxes.

(a)       If any Borrower or any other Person is required by law to make any deduction or withholding on account of any Tax from any sum paid or payable by such Borrower to Lender or any Lender Transferee: (i) such Borrower shall notify the Agent of any such requirement or any change in any such requirement promptly after such Borrower becomes aware of it; (ii) such Borrower shall timely pay any such Tax, such payment to be made (if the liability to pay is imposed on such Borrower) for its own account or (if that liability is imposed on Lender or such Lender Transferee, as the case may be) on behalf of and in the name of Lender or such Lender Transferee; (iii) the sum payable by such Borrower in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, the Agent receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) promptly after paying any sum from which it is required by law to make any deduction or withholding, and promptly after the due date of payment of any Tax which it is required by clause (ii) above to pay, such Borrower shall deliver to the Agent evidence reasonably satisfactory to the Agent of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority. Notwithstanding the foregoing, no additional amount shall be required to be paid to the Agent, any Lender, or any Lender Transferee with respect to any (1) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the Agent, Lender, or Lender Transferee being organized under the laws of, or having its principal office or, in the case of any Lender or Lender Transferee, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (2) in the case of a Lender or Lender Transferee, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender or Lender Transferee with respect to an applicable interest in a Loan pursuant to a law in effect on the date on which (i) such Lender or Lender Transferee acquires such interest in the Loan or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to this Section 2.3.6, amounts with respect to such Taxes were payable either to such Lender Transferee’s assignor immediately before such Lender Transferee became a party hereto or to such Lender immediately before it changed its lending office, (3) Taxes attributable to such Lender or Lender Transferee’s failure to comply with Section 2.3.6(b) and (4) any U.S. federal withholding Taxes imposed under FATCA.

(b)

(i)       The Lender or any Lender Transferee that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under the Loan Documents shall deliver to the Borrowers, at the time or times reasonably requested by the Borrowers, such properly completed and executed documentation reasonably requested by the Borrowers as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Lender or any Lender Transferee, if reasonably requested by the Borrowers, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers as will enable the Borrowers to determine whether or not the Lender or such Lender Transferee is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.3.6(b)(ii)(A) and (ii)(B) and 2.3.6(c) below) shall not be required if in the Lender’s or such Lender Transferee’s reasonable judgment such completion, execution or submission would subject the Lender or such Lender Transferee to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Lender or such Lender Transferee.

(ii)       Without limiting the generality of the foregoing,

(A)       the Lender or any Lender Transferee that is a U.S. Person shall deliver to the Borrowers on or prior to the date on which the Lender or such Lender Transferee becomes a Lender or Lender Transferee under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers), executed originals of IRS Form W-9 certifying that the Lender or such Lender Transferee is exempt from U.S. federal backup withholding tax;

(B)       the Lender or any Lender Transferee that is not a U.S. Person (a “Foreign Lender”) shall, to the extent it is legally entitled to do so, deliver to the Borrowers (in such number of copies as shall be requested by the Borrowers) on or prior to the date on which such Foreign Lender becomes a Lender or Lender Transferee under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers), whichever of the following is applicable:

(i)       in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)       executed originals of IRS Form W-8ECI;

(iii)       in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(iv)       to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(C)       any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers (in such number of copies as shall be requested by the Borrowers) on or prior to the date on which such Foreign Lender becomes a Lender or Lender Transferee under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers to determine the withholding or deduction required to be made; and

(D)       each Lender and any Lender Transferee agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers in writing of its legal inability to do so.

(c)       If a payment made to the Lender or any Lender Transferee under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if the Lender or such Lender Transferee were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or Section 1472(b) of the Code, as applicable), the Lender or such Lender Transferee shall deliver to the Borrowers at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers as may be necessary for each Borrower to comply with its obligations under FATCA and to determine that the Lender or such Lender Transferee has complied with the Lender’s or such Lender Transferee’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph (c), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. Neither the Lender nor any Lender Transferee shall be entitled to receive additional amounts under clause (iii) of the first sentence of paragraph (a) in respect of Taxes imposed by reason of the Lender’s or such Lender Transferee’s failure to comply with this paragraph (c).

(d)       If the Lender or any Lender Transferee determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has received additional amounts pursuant to this Section 2.3.6, it shall pay to the Borrowers an amount equal to such refund (but only to the extent of additional amounts made under this Section 2.3.6 with respect to the Taxes giving rise to such refund), net of all expenses (including Taxes) of the Lender or such Lender Transferee and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). The Borrowers, upon the request of the Lender or such Lender Transferee, shall repay to the Lender or such Lender Transferee the amount paid over pursuant to this paragraph (d) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that the Lender or such Lender Transferee is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (d), in no event will the Lender or such Lender Transferee be required to pay any amount to the Borrowers pursuant to this paragraph (d) the payment of which would place the Lender or such Lender Transferee in a less favorable net after-Tax position than the Lender or such Lender Transferee would have been in if the additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require the Lender or any Lender Transferee to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrowers or any other Person.

Section 2.4 Prepayments.

2.4.1       Voluntary Prepayments. The Borrowers may, at any time and from time to time, prepay the Loan in whole or in part in accordance with the terms and provisions set forth in this Section 2.4.1 and Section 2.5.3.

(a)       The Borrowers acting together shall deliver written notice (the “Prepayment Notice”) to the Agent specifying the date upon which the prepayment of all or any portion of the Loan is to be made (the “Prepayment Date”), which notice shall be delivered to the Agent not less than thirty (30) days and not more than ninety (90) days prior to the Prepayment Date. The Borrowers may revoke the Prepayment Notice or defer the Prepayment Date prior to the date falling five (5) Business Days prior to the Prepayment Date set forth in the Prepayment Notice (or thereafter if the revocation or deferral was caused by (I) the failure of a potential purchaser of any Property or such potential purchaser’s lender to consummate the purchase of, or financing of the purchase of, such Property, (II) the counterparty to a purchase contract for such Property deferring the closing thereunder or (III) a failure of a lender to any Borrower to consummate the refinancing of the Debt); the Borrowers shall pay to the Agent and the Lender, all expenses incurred by the Agent or the Lender in connection with any revoked or deferred Prepayment Notice;

(b)       The Borrowers shall pay to the Agent, simultaneously with such prepayment, (i) if such Prepayment Date shall not be a Payment Date, all accrued and unpaid interest calculated at the Applicable Interest Rate on the amount of principal being prepaid through and including the next occurring Payment Date; (ii) all costs and expenses of the Agent and Lender incurred in connection with the repayment or prepayment (including without limitation, any costs and expenses associated with a release of the Lien of any Mortgage, if applicable, and attorneys’ fees and expenses); and (iii) all other sums then due under this Agreement, the Note or the other Loan Documents; and

(c)       On the Prepayment Date, the Borrowers shall pay to the Agent all of the Agent’s and the Lender’s costs and expenses, including, but not limited to, legal costs and expenses incurred in connection with such prepayment.

2.4.2       Mandatory Prepayments. On the next occurring Payment Date following the date on which the Agent actually receives any Net Proceeds, if the Agent is not obligated to make such Net Proceeds available to any Borrower for Restoration, the Borrowers shall authorize the Agent to apply Net Proceeds as a prepayment of the Debt in an amount equal to one hundred percent (100%) of such Net Proceeds. Any Net Proceeds remaining after the prepayment of the Debt in full shall be paid to the Borrowers.

2.4.3       Application of Payments of Principal. Notwithstanding anything to the contrary contained in this Agreement, the following principal payments shall be allocated as follows:

(a)       provided that no Event of Default has occurred and no Default exists, any voluntary prepayment of the Loan identified as such shall be allocated only to the Loan;

(b)       all Net Proceeds not required to be made available for Restoration shall be applied first to the Debt until the Debt is paid in full;

(c)       any Reserve Funds or other cash collateral held by the Agent or by or on behalf of the Lender (other than amounts on deposit in the Security Deposit Account), whether in the Cash Management Account, the Tax and Insurance Escrow Reserve Account, the CapEx Reserve Account, the Renovations Reserve Fund, the Excess Cash Flow Reserve Account or otherwise, including, without limitation, any Net Proceeds then being held by the Agent, shall be applied by the Agent, following an Event of Default, to the Debt, in any order, priority and/or proportions as the Agent shall elect in its sole discretion from time to time, until the Debt is paid in full or, if so elected by the Agent, may be held by the Agent as additional collateral for the Loan, all as determined by the Agent in the Agent’s sole discretion; and

(d)       all Rents received by the Agent following an Event of Default, pursuant to Section 3.1 of the Assignment of Leases, shall be applied by the Agent as follows or may continue to be held by the Agent as additional collateral for the Loan, all in the Agent’s sole discretion: (i) first, to the expenses of managing and securing the Properties or any portion thereof, as contemplated by clause (a) of said Section 3.1 of the Assignment of Leases, and/or (ii) second, to the Debt until the Debt is paid in full.

2.4.4       Prepayments After Default. If payment of all or any part of the Debt is tendered by the Borrowers or otherwise recovered by the Agent (including through application of any Reserve Funds) after an Event of Default, such tender or recovery shall be deemed to have been made on the next occurring Payment Date together with the Monthly Interest Payment.

2.4.5       Funding Losses; Changes in Law; Etc.

(a)       The Borrowers hereby agree to pay to the Agent any amount necessary to compensate the Lender and any Funding Party for any losses or costs (including, without limitation, the costs of breaking any LIBOR contract, if applicable, or funding losses determined on the basis of the Lender’s or such Funding Party’s reinvestment rate and the interest rate thereon) (collectively, “Funding Losses”) sustained by the Lender or any Funding Party: (i) if the Loan, or any portion hereof, is repaid for any reason whatsoever on any date other than a Payment Date (including, without limitation, from Net Proceeds); (ii) upon the conversion of the interest rate on the Loan to the Base Rate in accordance with Section 2.4.5(b); and/or (iii) as a consequence of (A) any other condition affecting loans to borrowers subject to LIBOR-based interest rates is imposed on the Lender or any Funding Party and the Lender or such Funding Party determines that, by reason thereof, the cost to the Lender or such Funding Party of making, converting to, continuing, maintaining or extending the Loan to the Borrowers or of maintaining its obligation to make any such Loan is increased, or any amount received or receivable by the Lender or such Funding Party hereunder in respect of any portion of the Loan to the Borrowers is reduced or (B) the reduction of any amounts received or receivable from the Borrowers, in either case, due to the introduction of, or any change in, any law or any applicable regulation or treaty (including the administration or interpretation thereof), whether or not having the force of law, or due to the compliance by the Lender or the Funding Party, as the case may be, with any directive, whether or not having the force of law, or request from any central bank or domestic or foreign governmental authority, agency or instrumentality having jurisdiction.

(b)       If the Lender reasonably determines (i) that U.S. dollar deposits in an amount approximately equal to then Outstanding Principal Balance are not generally available at such time in the London Interbank Market for deposits in Eurodollars, (ii) that the rate at which such deposits are being offered will not adequately and fairly reflect the cost to the Lender or a Funding Party of maintaining the Applicable Interest Rate on the Loan (or the portion of the Loan being funded by such Funding Party), or of funding the same in such market for such Interest Period, due to circumstances affecting the London Interbank Market generally, (iii) that reasonable means do not exist for ascertaining LIBOR, or (iv) that the Applicable Interest Rate would be in excess of the maximum interest rate which the Borrowers may by law pay, then, in any such event, the Lender shall so notify the Borrowers and, as of the date of such notification with respect to an event described in clause (ii) or (iv) above, or as of the expiration of the applicable Interest Period with respect to an event described in clause (i) or (iii) above, interest shall accrue at the Base Rate until such time as the situations described above are no longer in effect, or as otherwise provided herein; provided, however, that, if the situation described in clause (ii) above occurs, (x) the Borrowers shall have the option, to be exercised by written notice to the Lender, to pay the Lender (in the manner reasonably required by the Lender) for such increased cost of maintaining the Applicable Interest Rate, and (y) if the same only affects a portion of the Loan, then only such portion shall have interest accrue at the Base Rate (provided the remaining portion is at least One Million Dollars ($1,000,000.00)), and interest shall continue to accrue on the remaining portion at the Applicable Interest Rate.

(c)       If the introduction of, or any change in, any law, regulation or treaty, or in the interpretation thereof by any governmental authority charged with the administration or interpretation thereof, shall make it unlawful for the Lender or any Funding Party to maintain the Applicable Interest Rate with respect to the Loan, or any portion thereof, or to fund the Loan, or any portion thereof, in Eurodollars in the London Interbank Market, then (i) the Loan (or such portion of the Loan) shall thereafter bear interest at the Base Rate (unless the Default Rate shall be applicable), and (ii) the Borrowers shall pay to the Lender the amount of Funding Losses (if any) incurred in connection with such conversion. The accrual of interest at the Base Rate shall continue until such Payment Date, if any, as the situation described in this Section 2.4.5(c) is no longer in effect.

(d)       If the Lender or a Funding Party, as the case may be, shall have reasonably determined that the applicability of any law, rule, regulation or guideline adopted pursuant to or arising out of the July 1988 report of the Basel Committee on Banking Regulations and Supervisory Practices entitled “International Convergence of Capital Measurement and Capital Standards”, or the adoption of any other law, rule, regulation or guideline (including, but not limited to, any United States law, rule, regulation or guideline) regarding capital adequacy, or any change becoming effective in any of the foregoing or in the enforcement or interpretation or administration of any of the foregoing by any court or any domestic or foreign governmental authority, central bank or comparable agency charged with the enforcement or interpretation or administration thereof, or compliance by the Lender or its holding company or such Funding Party or its holding company, as the case may be, with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of the

Lender, the Lender’s holding company, such Funding Party or such Funding Party’s holding company, as the case may be, to a level below that which the Lender or its holding company or the Funding Party or its holding company, as the case may be, could have achieved but for such applicability, adoption, change or compliance (taking into consideration the Lender’s or its holding company’s or such Funding Party’s or its holding company’s, as the case may be, policies with respect to capital adequacy), then, upon demand by the Lender, the Borrowers shall pay to the Lender, from time to time, such additional amount or amounts as will compensate the Lender or such Funding Party for any such reduction suffered.

(e)       Any amount payable by the Borrowers under Section 2.4.5(a) or Section 2.4.5(d) shall be paid to the Lender within seven (7) days of receipt by the Borrowers of a certificate signed by an officer of the Lender setting forth the amount due and the basis for the determination of such amount, which statement shall be conclusive and binding upon each Borrower, absent manifest error. Failure on the part of the Lender to demand payment from the Borrowers for any such amount attributable to any particular period shall not constitute a waiver of the Lender’s right to demand payment of such amount for any subsequent or prior period. The Lender shall use reasonable efforts to deliver to the Borrowers prompt notice of any event described in Section 2.4.5(a) or Section 2.4.5(d) and of the amount to be paid under this Section 2.4.5 as a result thereof; provided, however, that any failure by the Lender to so notify the Borrowers shall not affect any Borrower’s obligations to make the payments to be made under this Section 2.4.5 as a result thereof. All amounts which may become due and payable by the Borrowers in accordance with the provisions of this Section 2.4.5 shall constitute additional interest hereunder and shall be secured by the Mortgages and the other Loan Documents.

(f)       If the Borrowers become obligated to pay additional amounts to the Lender pursuant to Section 2.4.5(a) or Section 2.4.5(d), then the Lender shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its lending office or transfer or assign the Loan to a branch, office or Affiliate of the Lender in another jurisdiction, at no additional cost or expense to the Lender that is not reimbursed by the Borrowers, so as to eliminate any such additional payment by the Borrowers which may thereafter accrue, if such change, in the Lender’s judgment, is not legally inadvisable or commercially or otherwise disadvantageous to the Lender in any material respect.

Section 2.5 Release of Property.

2.5.1       General Restriction of Release. Except as set forth in Section 2.5.2, no repayment or prepayment of all or any portion of the Note shall cause, give rise to a right to require, or otherwise result in, the release of the Lien of any Mortgage, any Pledge Agreement, or of any other collateral security for the Loan.

2.5.2       Release on Payment in Full. The Agent shall, upon the written request and at the expense of the Borrowers, (a) upon payment in full of all principal and interest due on the Loan and all other amounts due and payable under the Loan Documents in accordance with the terms and provisions of the Note and this Agreement, release the Liens of the Mortgages, the Pledge Agreements and of this Agreement upon the Cash Management Account, all Reserve Funds and all other security interests granted herein and under the Loan Documents (collectively, the “Security Documents”) and execute any UCC-termination statements reasonably necessary in connection therewith, or (b) in lieu of applying monies as a full repayment of the Debt, along with a release of the Liens of the Mortgages and the other Security Documents, in consideration of an amount equal to that necessary for a full repayment of the Debt in accordance with the terms of the Loan Documents, endorse the Note, and assign the Mortgages and the Note to a lender designated by the Borrowers, which assignment shall be without any representations or warranties, other than due authorization of such assignment and the Lender’s ownership of the Note, and the Borrowers shall reimburse the Agent and the Lender for all of their costs, including, but not limited to, legal costs and expenses incurred in connection therewith.

2.5.3       Release of Individual Property. From time to time during the term of the Loan, any Borrower may obtain the release of an individual Property (the individual Property to be released is sometimes referred to herein as the “Release Property”) from the Lien of the Mortgage relating thereto, provided that each of the following conditions precedent to such release has been satisfied:

(a)       in connection with such proposed release the Borrowers shall prepay principal of the Loan in the amount of the applicable Release Amount and shall otherwise comply with the requirements of Section 2.4.1 in connection with the prepayment;

(b)       no Event of Default shall have occurred prior to, and no Default shall exist as of, the date of the proposed release, and the Borrowers shall have certified the same to the Agent in writing in form and substance acceptable to the Agent;

(c)       the Release Property will be transferred and conveyed upon release to a third party that is not a Borrower Related Person pursuant to a bona fide all-cash sale on market terms and conditions established on an arms-length basis;

(d)       not less than five (5) Business Days prior to the date on which the prepayment is to be made, the Borrowers shall have provided to the Agent an instrument of release of the Lien of the Mortgage for the Release Property for review and approval by the Agent; provided that, if no Default has occurred and remains outstanding and if no Event of Default has occurred, such approval shall not be unreasonably withheld or delayed. Such release shall be without recourse to or representation by the Agent or the Lender and otherwise shall be in a form appropriate for the jurisdiction in which the Release Property is located and otherwise reasonably satisfactory to the Agent and the Lender. In the same manner, the Borrowers shall also prepare and provide, for the Agent’s review and approval, all other documentation of a ministerial or administrative nature that is necessary or that the Agent reasonably requires to be delivered by the Borrowers in connection with such release or assignment;

(e)       after giving effect to the prepayment by the Borrowers described above and the proposed release, (i) five (5) or more Properties shall remain as collateral for the Loan (i.e., subject to the Liens of the Mortgages relating thereto) and (ii) the Outstanding Principal Balance shall be equal to or greater than $40 million.

(f)       after giving effect to the prepayment by the Borrowers described above and the proposed release, (i) the Debt Yield for the Properties then remaining subject to the Liens of the Mortgages (calculated based on the financial statements most recently delivered to the Agent and after taking into account the prepayment described in clause (a) above) shall be equal to or greater than the higher of (x) eleven percent (11.00%) and (y) the Debt Yield (calculated based on the financial statements most recently delivered to the Agent) (inclusive of the Release Property) immediately prior to such release or assignment and not taking into account the prepayments described in clause (a) and (ii) each of the Borrowers’ representations and warranties in the Loan Documents shall be true and correct with respect to each of the remaining Properties;

(g)       following such release or assignment, each Borrower shall continue to be a Special Purpose Entity and in compliance with all provisions of the Loan Documents pertaining to a Special Purpose Entity;

(h)       the Borrowers shall have paid or reimbursed the Agent and the Lender and Servicer for all costs and expenses incurred by any of them in connection with any such release or assignment and, in addition, the current standard review and processing fee being assessed by the Agent and/or the Servicer to effect such release or assignment;

(i)       the Borrowers shall have paid to Agent, each Manager and any other third party all transition or termination fees and all other related costs or expenses and other fees to which each such Manager is entitled in connection with the sale of the Release Property; and

(j)       the Borrowers shall have provided the Agent with such certifications and other instruments or documents as it may request to verify, confirm or implement any of the foregoing requirements.

Section 2.6 Cash Management.

2.6.1       Deposit Account and Cash Management Account.

(a)       The Borrowers acknowledge and confirm that the Borrowers have established, and the Borrowers covenant that they will maintain, pursuant to the Deposit Account Control Agreement, one (1) Eligible Account with Deposit Bank into which the Borrowers shall, and shall cause Managers to, deposit or cause to be deposited, all Rents and other revenue from the Properties (such account, all funds at any time on deposit therein and any proceeds, replacements or substitutions of such accounts or funds therein, are, individually or collectively as the context may require, referred to herein as the “Deposit Account”). The Deposit Account shall be initially entitled with the name of the applicable Borrower followed by “Plymouth MWG Holdings LLC, for the benefit of Special Situations Investing Group II, LLC, as administrative agent, its successors and/or assigns – Deposit Account”; provided that Agent shall have the right, upon notice to Deposit Bank and such Borrower, to change the title of the Deposit Account. Each Borrower (i) hereby grants to the Agent a first priority security interest in the Deposit Account and all deposits at any time contained therein and the proceeds thereof, and (ii) will take all actions necessary to maintain in favor of the Agent a perfected first priority security interest in the Deposit Account, including, without limitation, executing and filing UCC-1 Financing Statements and continuations thereof. The Borrowers will notify the Agent promptly of the account number and any other relevant information concerning the Deposit Account and will not in any way alter or modify the Deposit Account or the terms on which it is being maintained except with the Agent’s prior consent. The Agent shall have the sole right to make withdrawals from the Deposit Account and all costs and expenses for establishing and maintaining the Deposit Account shall be paid by the Borrowers. In the event Deposit Bank ceases to qualify as an Eligible Institution, resigns as Deposit Bank, or defaults under or terminates the Deposit Account Control Agreement, the Borrowers shall designate a successor Eligible Institution reasonably approved by the Agent and transfer the Deposit Account to such Eligible Institution within thirty (30) days after request by the Agent. In addition to the foregoing, the Agent shall have the right, and each Borrower hereby grants to the Agent a power of attorney (which power of attorney shall be considered coupled with an interest and irrevocable so long as any portion of the Debt remains outstanding), to designate a successor Eligible Institution to serve as Deposit Bank and to take such actions as are necessary to move funds into the replacement account and otherwise cause such account to serve as the Deposit Account hereunder (and each Borrower agrees that it will cooperate as requested by the Agent in any such change).

(b)       The Borrowers shall establish and maintain a segregated Eligible Account (the “Cash Management Account”) with the Cash Management Bank, which Cash Management Account shall be under the sole dominion and control of the Agent and shall be governed by the Cash Management Agreement. The Cash Management Account shall initially be entitled “Plymouth MWG Holdings LLC, for the benefit of Special Situations Investing Group II, LLC, as administrative agent, and its successors and/or assigns – Cash Management Account”; provided that the Agent shall have the right, upon notice to Cash Management Bank and the Borrowers, to change the title of the Cash Management Account. The Borrowers (i) hereby grant to the Agent, for the benefit of Lender, a first priority security interest in the Cash Management Account and all deposits at any time contained therein and the proceeds thereof, and (ii) will take all actions necessary to maintain in favor of the Agent a perfected first priority security interest in the Cash Management Account, including, without limitation, executing and filing UCC-1 Financing Statements and continuations thereof. The Borrowers will notify the Agent promptly of the account number and any other relevant information concerning the Cash Management Account and will not in any way alter or modify the Cash Management Account or the terms on which it is being maintained except with the Agent’s prior consent. The Agent shall have the sole right to make withdrawals from the Cash Management Account and all costs and expenses for establishing and maintaining the Cash Management Account shall be paid by the Borrowers.

(c)       The Deposit Account and Cash Management Account shall each be in the name of the Borrowers, collectively, for the benefit of the Agent, provided that the Borrowers shall be the owner of all funds on deposit in such accounts for federal and applicable state and local Tax purposes.

(d)       The Deposit Account and Cash Management Account shall be subject to the exclusive dominion and control of the Agent and, except as otherwise expressly provided herein, neither any Borrower, any Manager nor any other party claiming on behalf of, or through, any Borrower or any Manager, shall have any right of withdrawal therefrom or any other right or power with respect thereto.

(e)       The Borrowers shall deliver, on or before the Closing Date, (i) irrevocable written instructions to each Manager to deliver all Rents and other revenues received from any of the Properties directly to the Deposit Account and (ii) irrevocable written instructions to each of the Tenants to deliver all amounts payable under the Leases directly to the Deposit Account (and shall also give the same instructions to each new Tenant at any of the Properties in connection with the negotiation of, and prior to the commencement of payments under, such Tenant’s Lease).

(f)       Each Borrower hereby irrevocably authorizes the Agent to instruct Deposit Bank to transfer, or cause to be transferred, on each Business Day by wire transfer or other method of transfer mutually agreeable to Deposit Bank and the Agent of immediately available funds, all collected and available balances in each Deposit Account (subject to any minimum retained or “peg” balance that may be required pursuant to the terms of the Deposit Account Control Agreement) to the Cash Management Account to be held until disbursed pursuant to the terms of the Cash Management Agreement.

(g)       Notwithstanding anything to the contrary herein, the Borrowers acknowledge that the Borrowers are responsible for monitoring the sufficiency of funds deposited in the Cash Management Account and that the Borrowers are liable for any deficiency in available funds which may be necessary to pay all amounts due from time to time under the Loan Documents, irrespective of whether any Borrower has received any account statement, notice or demand from Cash Management Bank.

(h)       Each Borrower hereby irrevocably authorizes the Agent, upon and following any Event of Default, to make any and all transfers to or among, and withdrawals from, the Deposit Account and Cash Management Account as the Agent shall determine and also to make any and all transfers between and from any of the Reserve Accounts as the Agent shall determine, in each case in the Agent’s sole and absolute discretion, and the Agent may use all funds contained in any such accounts for any purpose, including but not limited to repayment of the Debt in such order, proportion and priority as Agent may determine in its sole and absolute discretion. The Agent’s right to withdraw and apply funds as stated herein shall be in addition to all other rights and remedies provided to the Agent under this Agreement, the Note, the Mortgages and the other Loan Documents.

(i)       Provided no Event of Default has occurred, on each Payment Date (or, if such Payment Date is not a Business Day, on the immediately preceding Business Day) all funds on deposit in the Cash Management Account shall be applied by the Agent to the payment of the following items in the order indicated, with the full amount due on such Payment Date under each sub-clause being paid prior to any amounts being applied in respect of any subsequent sub-clause:

(i)       First, payments in respect of the Tax and Insurance Escrow Funds in accordance with the terms and conditions of Section 7.1 hereof;

(ii)       Second, payment to the Agent of (or reimbursement of the Agent and the Lender for) any miscellaneous fees or expenses (including, without limitation, any “protective advances” made by the Agent or the Lender in respect of the Loan) then due and payable pursuant to the terms of the Loan Documents;

(iii)       Third, payments in respect of CapEx Reserve Funds in accordance with the terms of Section 7.4.1 hereof;

(iv)       Fourth, payments in respect of Rollover Reserve Funds in accordance with the terms of Section 7.6.1 hereof;

(v)       Fifth, into the Monthly Debt Service Payment Account until such time as the amount on deposit in the Monthly Debt Service Payment Account equals the Monthly Interest Payment plus the Monthly Amortization Payment (if applicable) plus any other amounts due and payable under the Loan Documents on the next Payment Date in accordance with Section 2.3.1 hereof; and

(vi)       Sixth,

(A)       During an Excess Cash Flow Sweep Period, (i) to the Borrowers in an amount necessary to pay (x) the Borrowers’ Operating Expenses and the Borrowers’ Capital

Expenditures for the current month in accordance with the Approved Annual Operating Budget, as applicable (other than (I) Taxes and Insurance Premiums to be paid for out of the Tax and Insurance Escrow Funds, (II) CapEx expenditures to be paid for out of the CapEx Reserve Account, (III) Renovations to be paid for out of the Renovations Reserve Account and (IV) Approved Leasing Expenses to be paid for out of the Rollover Reserve Account) and (y) any Extraordinary Expenses that have been approved pursuant to Section 5.1.10(g), and then (ii) any amounts remaining after application and/or payment pursuant to subclauses (i) through (vi)(A)(i) shall be deposited into the Excess Cash Flow Reserve Account; or

(B)       So long as no Excess Cash Flow Sweep Period exists, any amounts remaining after application and/or payment pursuant to subclauses (i) through (v) shall be distributed to the Borrowers.

(j)       The insufficiency of funds on deposit in the Cash Management Account shall not relieve any Borrower of the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever. Notwithstanding the foregoing, the obligation of the Borrowers to fund item (i)(vi) above shall be limited to the amount available after depositing the amounts required with respect to items (i)(i) through (i)(v).

(k)       All funds on deposit in the Cash Management Account following the occurrence of an Event of Default may be applied by the Agent in such order and priority as the Agent shall determine in its sole discretion.

2.6.2       Payments Received Under the Cash Management Agreements. Notwithstanding anything to the contrary contained in this Agreement and the other Loan Documents, and provided that no Event of Default has occurred and is continuing, each Borrower’s obligations with respect to the monthly payment of Debt Service and amounts due for the Tax and Insurance Escrow Funds, CapEx Reserve Funds and any other payment reserves established pursuant to this Agreement or any other Loan Document shall be deemed satisfied to the extent sufficient amounts are deposited in the Cash Management Account (in aggregate) to satisfy such obligations on the dates each such payment is required, regardless of whether any of such amounts are so applied by the Agent.

Section 2.7 Debt Yield Tests, Excess Cash Flow Sweep Period.

(a)       Debt Yield shall be tested as of each Debt Yield Test Date, and the Borrowers shall deliver the Debt Yield Certificate as and when required pursuant to Section 5.1.10(h). In the event of: (i) an Event of Default; (ii) a Minimum Debt Yield Failure; or (iii) failure by the Borrowers to deliver any Debt Yield Certificate as and when required pursuant to Section 5.1.10(h), then commencing as of the date on which the Event of Default occurred, the Debt Yield Test Date on which any Minimum Debt Yield Failure occurred, or the date on which the Borrowers failed to deliver such Debt Yield Certificate, as applicable (the “Excess Cash Flow Sweep Commencement Date”), and continuing until the occurrence of an Excess Cash Flow Sweep Termination Event (as defined below), an Excess Cash Flow Sweep Period shall be in effect. Each period beginning on an Excess Cash Flow Sweep Commencement Date and ending upon the occurrence of an Excess Cash Flow Sweep Termination Event is referred to herein as an “Excess Cash Flow Sweep Period.” If and to the extent that the Measurement Period to be used in calculating Debt Yield includes any quarter or portion thereof that precedes the Closing Date, the Borrowers shall use the information set forth on Exhibit B for that quarter or portion thereof.

(b)       As used herein, an “Excess Cash Flow Sweep Termination Event” means: (i) in the event of an Event of Default, the cure or written waiver of such Event of Default (which cure or written waiver shall be at the sole and absolute discretion of the Agent); (ii) in the event of a Minimum Debt Yield Failure, the occurrence of two (2) consecutive Debt Yield Test Dates as of which the Borrowers shall have achieved a Debt Yield for the Measurement Period ending on each such Debt Yield Test Date of (x) nine and one quarter percent (9.25%), if the second (2nd) of such Debt Yield Test Dates occurs in the period from the Closing Date to the Initial Maturity Date or (y) eleven and one quarter percent (11.25%), if either of such Debt Yield Test Dates occurs in the period from and after the Initial Maturity Date, and the Borrowers shall have timely delivered a Debt Yield Certificate so certifying; and (iii) in the event the Excess Cash Flow Sweep Period was caused solely by any

Borrower’s failure to deliver any Debt Yield Certificate as and when required pursuant to Section 5.1.10(h), receipt of the Debt Yield Certificate evidencing that a Minimum Debt Yield Failure had not occurred as of the date such delivery was required. For the avoidance of doubt, if more than one of the conditions described in Section 2.7(a) above exists during an Excess Cash Flow Sweep Period, all such conditions must be cured pursuant to this Section 2.7(b) before an Excess Cash Flow Sweep Termination Event shall occur.

Section 2.8 Authorization.

(a)       Each of the Borrowers acknowledges and agrees, for the benefit of the Agent and the Lender from time to time, that the Parent Borrower has been and hereby is irrevocably and unconditionally appointed as an agent and representative of each other Borrower, with full power and authority to act for each other Borrower as it deems appropriate in the Parent Borrower’s sole discretion, in all matters arising under this Agreement or any of the other Loan Documents or otherwise relating to the Loan, including, without limitation, full power and authority to sign and deliver any notice, request, consent, waiver or other agreement or instrument for and on behalf of each other Borrower at any time and from time to time, in each case in the capacity of “Authorized Agent”, “Authorized Signatory” or such other similar capacity as the Parent Borrower, in its discretion, may determine to be appropriate. In furtherance of the foregoing, each Borrower agrees that any notice delivered by the Agent or the Lender pursuant to or in respect of the Loan or any of the Loan Documents to the Parent Borrower automatically will be deemed to have been delivered to and received by each of the Borrowers for all purposes, and any consent, approval, waiver or other action given or taken by the Parent Borrower pursuant to or in respect of the Loan or any of the Loan Documents will, for all purposes, be as if it was given or taken by each of the other Borrowers.

(b)       The handling of the Loan as a co-borrowing arrangement with the Parent Borrower acting as an agent and representative of each other Borrower in the manner set forth in this Agreement is solely as an accommodation to the Borrowers and at their request. Neither the Agent nor the Lender shall incur liability to the Borrowers as a result thereof. To induce the Agent and the Lender to do so and in consideration thereof, each Borrower hereby indemnifies the Agent and the Lender and holds the Agent and the Lender harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against the Agent or the Lender by any Person arising from or incurred by reason of the handling of the financing arrangements of the Borrowers as provided herein, reliance by the Agent or the Lender on any request or instruction from the Parent Borrower or any other action taken by the Agent or the Lender with respect to this Section 2.8.

ARTICLE 3

CONDITIONS PRECEDENT

Section 3.1 Conditions Precedent to Funding the Loan. The obligation of the Lender to make the Loan hereunder is subject to the fulfillment by the Borrowers, or waiver by the Agent and the Lender, of the following conditions precedent no later than the Closing Date:

3.1.1       Representations and Warranties; Compliance with Conditions. The representations and warranties of the Borrowers and the Guarantors contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of such date, and no Default or Event of Default shall have occurred and be continuing; and each Borrower shall be in compliance in all material respects with all terms and conditions set forth in this Agreement and in each other Loan Document on its part to be observed or performed.

3.1.2       Loan Documents. The Agent shall have received a copy of this Agreement, the Note and all of the other Loan Documents, in each case, duly executed, notarized (if applicable) and delivered on behalf of each Borrower and/or Guarantor, as applicable that is a party to such document.

3.1.3       Delivery of Loan Documents; Title Insurance; Encumbrances.

(a)       Mortgages, Assignments of Leases and Other Loan Documents. The Agent shall have received from the owning Borrower (i.e., the Borrower that is taking title to such Property concurrent with the closing of the Loan), with respect to each Property, a fully executed and acknowledged counterpart of the Mortgage and the related Assignment of Leases and evidence that an executed and notarized copy of each such instrument has been delivered to the Title Company for recording, in such form and substance as is acceptable to the Agent, so as to effectively create upon such recording a valid and enforceable Lien upon each of the Properties in favor of the Agent (or such trustee as may be required or desired under local law), subject only to the Permitted Encumbrances.

(b)       Pledge Agreements. The Agent shall have received from the Borrowers, the final Upper-Tier Pledge Agreement, duly executed by the OP Guarantor, and the final Lower-Tier Pledge Agreement, duly executed by the Parent Borrower, together with the original physical Certificates (as defined in each Pledge Agreement) evidencing the membership interests in each Borrower pledged therein, and such Pledge Agreements and Certificates shall create valid, first priority, perfected Liens on (i) the OP Guarantor’s interests in the Collateral (as defined in the Upper-Tier Pledge Agreement) and (ii) the Parent Borrower’s interests in the Collateral (as defined in the Lower-Tier Pledge Agreement).

(c)       Environmental Indemnity; Guaranty of Recourse Obligations. The Agent shall have received from each Borrower the final Environmental Indemnity, duly executed by each of the Guarantors and Borrowers, and the final Guaranty of Recourse Obligations, duly executed by each of the Guarantors.

(d)       Deposit Account Control Agreement. The Agent shall have received from the Borrowers the final Deposit Account Control Agreement, duly executed by each Borrower and Deposit Bank.

(e)       Cash Management Agreement. The Agent shall have received from the Borrowers the final Cash Management Agreement, duly executed by each Borrower and the Cash Management Bank.

(f)       Other Loan Documents. The Agent shall have received final executed originals of each of the other Loan Documents to be delivered by each Borrower or any related Person pursuant to the terms hereof.

(g)       Title Insurance. The Agent shall have received the Title Insurance Policies in respect of the Properties, each issued by the Title Company and dated as of the Closing Date. The Title Insurance Policy with respect to each Property shall be in the forms attached as Exhibits C-1 through C-15 to the Escrow Instructions Letter. Each Title Insurance Policy shall be assignable, to the extent permitted under applicable state law. The Agent also shall have received evidence that all premiums in respect of each Title Insurance Policy have been paid.

(h)       Surveys. The Agent shall have received current Surveys, certified to the Title Company and the Agent and their successors and assigns, in form and content reasonably satisfactory to the Agent and prepared by one or more professional and properly licensed land surveyors reasonably satisfactory to the Agent. The Survey for each Property shall reflect the same legal description contained in the Title Insurance Policy for such Property and shall include, among other things, a metes and bounds description of the real property comprising part of such Property reasonably satisfactory to the Agent. The surveyor’s seal shall be affixed to each Survey and the surveyor shall provide a certification for each Survey in form and substance acceptable to the Agent.

(i)       Insurance. The Agent shall have received valid certificates of insurance for the Policies required hereunder, satisfactory to the Agent in its sole discretion, and evidence of the payment of all Insurance Premiums payable for the existing policy period, which shall be for not less than one (1) year after the Closing Date.

(j)       Environmental Reports. The Agent shall have received, in respect of each Property, a Phase I environmental report and, if recommended by the Phase I environmental report, a Phase II environmental report in respect of such Property, reasonably satisfactory in form and substance to the Agent.

(k)       Zoning. The Agent shall have received reports prepared by Bock & Clark Zoning in form and substance reasonably satisfactory to the Agent, including evidence that the use of each Property as an industrial property with the proposed density is as of right.

(l)       Encumbrances. The Borrowers shall have taken or caused to be taken such actions in such a manner so that the Agent has valid and perfected first priority Liens as of the Closing Date with respect to the Mortgages, subject only to Permitted Encumbrances, and the Agent shall have received satisfactory evidence thereof.

3.1.4       Related Documents. Each additional document not specifically referenced herein, but relating to the transactions contemplated herein, shall be in form and substance reasonably satisfactory to the Agent, and shall have been duly authorized, executed and delivered by all parties thereto and the Agent shall have received and approved certified copies thereof.

3.1.5       Delivery of Organizational Documents. The Borrowers shall deliver or cause to be delivered to the Agent copies certified by the Borrowers of all organizational documentation related to each Borrower and each Guarantor, and certification related to their respective formation, structure, existence, good standing and qualification to do business, as the Agent may reasonably request in its sole discretion, including, without limitation, good standing certificates, certificates evidencing qualification to do business in the appropriate jurisdictions, resolutions authorizing entry into the Loan and incumbency certificates.

3.1.6       Opinions of the Borrowers’ Counsel. The Agent shall have received opinions from the Borrowers’ counsel with respect to non-consolidation, and the due execution, authority, enforceability of the Loan Documents and such other matters as the Agent may require, and, each such opinion shall be in a form satisfactory to the Agent.

3.1.7       Budgets. The Borrowers shall have delivered the preliminary Annual Operating Budget for each Property for the remainder of 2017 and for the 2018 Fiscal Year, and such preliminary Annual Operating Budgets shall be reasonably acceptable to Agent.

3.1.8       Basic Carrying Costs. The Borrowers shall have paid all Basic Carrying Costs relating to the Properties which are in arrears, including without limitation, (a) accrued but unpaid Insurance Premiums, (b) currently due Taxes (including any in arrears) and (c) currently due Other Charges.

3.1.9       Completion of Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated by this Agreement and the other Loan Documents and all documents incidental thereto shall be satisfactory in form and substance to the Agent.

3.1.10       Payments. All payments, deposits or escrows required to be made or established by the Borrowers under this Agreement, the Note or the other Loan Documents on or before the Closing Date shall have been paid.

3.1.11       Leases and Rent Roll. The Agent shall have received true, correct and complete copies of all Leases, in each case certified by an authorized officer of the Borrowers (or of the relevant Borrower, if applicable) as requested by the Agent. The Agent shall have received a rent roll for each Property dated not more than one (1) month prior to the Closing Date, certified as true, correct and complete in all material respects by an authorized officer of the applicable Borrower that owns such Property.

3.1.12       Transaction Costs. The Borrowers shall have paid or reimbursed the Agent and the Lender for all title insurance premiums, recording and filing fees, costs of environmental reports, Physical

Conditions Reports, appraisals and other reports, broker fees, the fees and costs of the Agent’s and the Lender’s counsel and all other third-party expenses incurred in connection with the origination of the Loan.

3.1.13       Material Adverse Change. There shall have been no Material Adverse Change. The income and expenses of each Property, the occupancy thereof, and all other features of the transaction shall be as represented to the Agent without material adverse change. Neither the Borrowers nor any of their constituent Persons shall be the subject of any bankruptcy, reorganization, or insolvency proceeding.

3.1.14       Tax Lot. The Agent shall have received evidence that each Property constitutes one (1) or more separate tax lots, which evidence shall be reasonably satisfactory in form and substance to the Agent.

3.1.15       Physical Conditions Report. The Agent shall have received a Physical Conditions Report for each Property, which report shall be reasonably satisfactory in form and substance to the Agent.

3.1.16       Inspections. The Agent shall have been permitted during normal business hours to perform an inspection of each Property prior to the Closing Date, and the results of such inspection shall be satisfactory to the Agent.

3.1.17       Management Agreements. The Agent shall have received true, correct and complete copies of each Management Agreement affecting (i.e., being entered concurrently with the making of the Loan or to be entered promptly thereafter) any Property, and each shall be satisfactory in form and substance to the Agent. The Agent shall have received the Assignment of Management Agreements in form and substance satisfactory to the Agent, duly executed by the Borrowers and each Manager.

3.1.18       Estoppels. The Agent shall have received a tenant estoppel certificate from each Tenant required by the Agent in form and substance reasonably satisfactory to the Agent, duly executed by such Tenant.

3.1.19       Subordination, Non-Disturbance and Attornment Agreement. The Agent shall have received a subordination, non-disturbance and attornment agreement from each Tenant required by the Agent in form and substance reasonably satisfactory to the Agent, duly executed by the Borrowers and such Tenant.

3.1.20       Appraisals. The Agent shall have received appraisals of the Properties, which shall be reasonably satisfactory in form and substance to the Agent.

3.1.21       Closing Loan to Value Ratio. The Agent, in the reasonable exercise of its business judgment, shall have determined that the LTV Ratio on the Closing Date shall be less than or equal to 80%.

3.1.22       Financial Statements. The Agent shall have received balance sheets with respect to each Property and each Guarantor for the most recent Fiscal Year and calendar quarter and statements of income and statements of cash flows with respect to each Property and each Guarantor for the most recent Fiscal Year and calendar quarter, each in form and substance satisfactory to the Agent.

3.1.23       Further Documents. The Agent or its counsel shall have received such other and further approvals, opinions, documents and information as the Agent or its counsel may have reasonably requested including the Loan Documents in form and substance satisfactory to the Agent and its counsel.

3.1.24       Origination Fee. The Lender shall have received from the Borrowers the origination fee set forth in the Fee Letter.

3.1.25       Litigation. The Agent shall have received a written description of (1) all litigation or other legal or regulatory proceedings pending or, to the Borrowers’ collective knowledge, threatened in writing against or otherwise related to any of the Borrowers or the Properties and (2) all litigation or other legal or regulatory proceedings of a material nature pending or, to the Borrowers’ collective knowledge, threatened in writing against or otherwise related to one or more of the Principals and/or any of the Guarantors and, in each case, shall have reviewed and, in its reasonable discretion, Approved the same.

3.1.26       Searches. The Agent shall have received and Approved customary lien (including uniform commercial code lien) and bankruptcy searches with respect to each Borrower, each Principal and each Guarantor.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations of the Borrowers. The Borrowers represent and warrant that:

4.1.1       Organization. Each Borrower has been duly organized and is validly existing and in good standing pursuant to the laws of the State of Delaware with requisite power and authority to own its properties and to transact the businesses in which it is now engaged. Each Borrower is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations. Either a relevant Borrower or relevant Manager possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged, and the sole business of each Borrower is the ownership, management and operation of the Properties in each case, except where the failure would not be expected to result in any Material Adverse Change. The ownership of any Borrower is as set forth on the organizational chart attached hereto as Schedule 4.1.1. No Borrower owns, and no Borrower has at any time in the past owned, an equity interest in any other Person, and no Borrower owns, and no Borrower has at any time owned, any real property other than the Properties.

4.1.2       Proceedings. Each Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party. This Agreement and each of the other Loan Documents to which any Borrower is a party has been duly executed and delivered by or on behalf of each Borrower and each constitutes the legal, valid and binding obligation of each Borrower party thereto enforceable against such Borrower in accordance with the terms thereof, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.1.3       No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by each Borrower, each Principal and/or each Guarantor, as applicable, will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of any Borrower pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management agreement or other agreement or instrument to which any Borrower is a party or by which any of any Borrower’s property or assets is subject, except as would not be expected to result in a Material Adverse Change, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over any Borrower or any of any Borrower’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any such Governmental Authority required for the execution, delivery and performance by any Borrower, any Principal and/or each Guarantor, as applicable, of this Agreement or any other Loan Documents has been obtained and is in full force and effect.

4.1.4       Litigation. There is no action, suit or proceeding at law or in equity by or before any court or other Governmental Authority or other agency now pending or threatened in writing against any Borrower or any Property and there is no action, suit or proceeding, at law or in equity, by or before any court or other Governmental Authority or other agency now pending or threatened in writing against any Principal or any Guarantor that has resulted in or could be expected to result in a Material Adverse Change. No Borrower has received any notice, and no Borrower has any knowledge, that any Borrower is in default under the terms of, or in violation of, any order, writ, injunction, decree, regulation or demand of any Governmental Authority.

4.1.5       Agreements. None of the Borrowers is a party to any agreement or instrument which is reasonably likely to adversely affect any Borrower or any Property, or any Borrower’s business, properties or assets, operations or condition, financial or otherwise. None of the Borrowers is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which any Borrower or any Property is bound. None of the Borrowers has any financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which any Borrower is a party or by which any Borrower or any Property is otherwise bound, other than (a) any obligations incurred in the ordinary course of the operation of any Property as permitted pursuant to clause (t) of the definition of Special Purpose Entity and (b) the obligations under the Loan Documents.

4.1.6       Title. With respect to each Property, the Borrower identified on Schedule 1 as being the owner thereof has good, marketable and insurable fee simple title (or, in the case of the “Ground Lease,” as defined in two of the Mortgages, good leasehold title) to such Property, free and clear of all Liens whatsoever, except the Permitted Encumbrances. The Permitted Encumbrances in the aggregate do not materially and adversely affect the value, operation or use of any Property (as currently used) or the ability of the Borrowers to repay the Loan. Each Mortgage and the related Assignment of Leases, when properly recorded in the appropriate records, together with the Uniform Commercial Code financing statements being filed in connection therewith, will create (a) a valid, perfected first priority Lien in and to the owning Borrower’s right, title and interest to the Property encumbered thereby and (b) a perfected security interest in and to, and perfected collateral assignment of, the relevant Borrower’s right, title and interest in and to all personalty (including the Leases) constituting any part of such Property, all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances. There are no claims for payment for work, labor or materials affecting any Property which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents.

4.1.7       Solvency. No Borrower has (a) entered into the transaction contemplated by this Agreement or executed the Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under such Loan Documents. Giving effect to the Loan, the fair saleable value of the Borrowers’ collective assets exceeds and will, immediately following the making of the Loan, exceed Borrowers’ probable aggregate liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of the Borrowers’ collective assets is and will, immediately following the making of the Loan be, greater than the Borrowers’ probable aggregate liabilities, including the maximum amount of the aggregate contingent liabilities on their respective debts as such debts become absolute and matured. Each Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. No Borrower intends to, and does not believe that it will, incur debts and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debts and liabilities as they mature (taking into account the timing and amounts of cash to be received by such Borrower and the amounts to be payable on or in respect of the obligations of such Borrower). No petition in bankruptcy has been filed against any Borrower, any Principal or any Guarantor, and none of the Borrowers, the Principals or Guarantors has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. None of the Borrowers, the Principals or Guarantors are contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of any Borrower’s assets or properties, and no Borrower has knowledge of any Person contemplating the filing of any such petition against it or any Principal or Guarantor.

4.1.8       Full and Accurate Disclosure. To each Borrower’s knowledge, no statement of fact made by any Borrower in this Agreement or of any Borrower or Guarantor in any of the other Loan Documents contains (or in the case of written material, at the time supplied contained) any untrue statement of material fact or omits (or in the case of such written material, at the time supplied omitted) to state any material fact necessary to make statements contained herein or therein not misleading. There is no material fact presently known to any Borrower which has not been disclosed to the Agent which adversely affects, nor as far as any Borrower can foresee, might adversely affect, any Property or any business, operations or condition (financial or otherwise) of any Borrower.

4.1.9       No Plan Assets.

(a)       None of the Borrowers sponsors, is obligated to contribute to, or is itself an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, and none of the assets of any Borrower constitutes or will constitute, during the term of the Loan, “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA. In addition, none of the Borrowers is a “governmental plan” within the meaning of Section 3(32) of ERISA.

(b)       Each Borrower further represents and warrants that one or more of the following circumstances is true:

(i)       less than twenty-five percent (25%) of each outstanding class of equity interests in each Borrower is held by “benefit plan investors” within the meaning of Section 3(42) of ERISA; or

(ii)       each Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. § 2510.3-101(c) or (e).

(c)       Transactions by or with any Borrower or any Guarantor are not and will not be subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans.

(d)       As of the date hereof, none of the Borrowers maintains, sponsors or contributes to or has any obligations with respect to a “defined benefit plan” (within the meaning of Section 3(35) of ERISA) or a “multiemployer pension plan” (within the meaning of Section 3(37)(A) of ERISA).

(e)        None of the Borrowers has engaged in any transaction in connection with which it could be subject to either a material civil penalty assessed pursuant to the provisions of Section 502 of ERISA or a material tax imposed under the provisions of Section 4975 of the Code.

4.1.10       Compliance. Except as set forth in any zoning report obtained by or delivered to the Agent in connection with the Loan, each Borrower and each Property (including the use thereof) comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes necessary to operate each Property and carry on each business. None of the Borrowers is in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority. To the knowledge of each Borrower, there has not been committed by any Borrower or any other Person in occupancy of or involved with the operation or use of any Property any act or omission affording any Governmental Authority the right of forfeiture as against any Property or any part thereof or any monies paid in performance of any Borrower’s obligations under any of the Loan Documents.

4.1.11       Financial Information. All financial data, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered by each Borrower and by each Guarantor to the Agent in connection with the Loan (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of the Property to which the report relates as of the date of such reports, and (iii) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP, consistently applied, throughout the periods covered, except as disclosed therein. Except for Permitted Encumbrances, none of the Borrowers has any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no Material Adverse Change.

4.1.12       Condemnation. No Condemnation or other proceeding has been commenced or, to any Borrower’s knowledge, threatened or contemplated with respect to all or any portion of any Property or for the relocation of any roadway providing access to any Property.

4.1.13       Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by any Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

4.1.14       Utilities and Public Access. Each Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service such Property for its intended uses. All public utilities necessary or convenient to the full use and enjoyment of each Property are located either in the public right-of-way abutting such Property (which are connected so as to serve such Property without passing over other property) or in recorded easements serving such Property and such easements are set forth in and insured by the Title Insurance Policies. All roads necessary for the use of each Property for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities.

4.1.15       Not a Foreign Person. None of the Borrowers is a “foreign person” within the meaning of Section 1445(f)(3) of the Code. If any Borrower is a disregarded entity for United States federal income tax purposes, the direct or indirect owner of the interests in such Borrower that is treated as such borrower for United States federal income tax purposes is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

4.1.16       Separate Lots. Each Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of such Property.

4.1.17       Assessments. There are no pending or, to any Borrower’s knowledge, proposed special or other assessments for public improvements or otherwise affecting any Property, nor are there any contemplated improvements to any Property that may result in such special or other assessments.

4.1.18       Enforceability. The Loan Documents are not currently subject to any right of rescission, set-off, counterclaim or defense by any Borrower or any Guarantor, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject to principles of equity and bankruptcy, insolvency and other laws generally affecting creditors’ rights and the enforcement of debtors’ obligations), and none of the Borrowers or Guarantors has asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

4.1.19       No Prior Assignment. No Borrower has assigned, and to each Borrower’s knowledge there are no prior assignments of, the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding other than the Assignment of Leases.

4.1.20       Insurance. The Borrowers have obtained and delivered to the Agent certificates of insurance (on ACORD Forms 25 & 28), together with proof that all premiums have been paid thereunder, reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No claims have been made under any such Policies, and no Borrower has done, by act or omission, anything which would impair the coverage of any such Policies.

4.1.21       Use of Property. Each of the Properties is used exclusively as an industrial property and other appurtenant and related uses.

4.1.22       Certificate of Occupancy; Licenses. To each Borrower’s knowledge, all material certifications, permits, licenses and approvals required for the legal use, occupancy and/or operation of each Property for industrial purposes (collectively, the “Licenses”), have been obtained and are in full force and effect.

4.1.23       Flood Zone. None of the Improvements on any Property are located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards. The flood insurance, if any, required pursuant to Section 6.1(a)(i) is in full force and effect with respect to each Property.

4.1.24       Physical Condition. Except as set forth in the Physical Conditions Report, each Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components relating to such Property are in good condition, order and repair in all material respects. Except as set forth in the Physical Conditions Report, there exists no structural or other material defects or damages in any Property, whether latent or otherwise, and none of the Borrowers has received notice from any insurance company or bonding company of any defects or inadequacies in any Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

4.1.25       Boundaries. Except as set forth on the Surveys, all of the Improvements which were included in determining the appraised value of each Property lie wholly within the boundaries and building restriction lines of such Property, and no improvements on adjoining properties encroach upon such Property, and no easements or other encumbrances upon such Property encroach upon any of the Improvements on such Property, so as to affect the value or marketability of such Property except those which are insured against by the applicable Title Insurance Policy or are Permitted Encumbrances.

4.1.26       Leases. None of the Properties is subject to any Lease, other than the Leases set forth on Schedule 4.1.26 hereto. With respect to each Property, the Borrower that owns the Property also is the owner and lessor of all of the landlord’s interest in each of the Leases at that Property. No Person has any possessory interest in any Property or right to occupy the same except under and pursuant to the provisions of one of the Leases or a sublease, license, assignment or occupancy agreement thereunder. Each of the current Leases is in full force and effect and, to each Borrower’s knowledge, there are no defaults thereunder by any party thereto and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder. The copies of the Leases delivered to the Agent are true and complete, and there are no oral agreements with respect thereto. No Rent (including security deposits) has been paid more than one (1) month in advance of its due date. All work to be performed by any Borrower prior to the date hereof under each Lease has been performed as required in such Lease and has been accepted by the applicable Tenant, and any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements, except as expressly set forth in such Leases, required to be given by any Borrower to any Tenant prior to the date hereof has already been received by such Tenant. No Tenant under any Lease has assigned its Lease or sublet all or any portion of the premises demised thereby. No Tenant holds its leased premises under assignment, nor, to each Borrower’s knowledge, does anyone except such Tenant and its employees occupy such leased premises. No Tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of any Property of which the leased premises are a part. No Tenant under any Lease has any right or option for additional space in any Improvements. Each Borrower is in compliance with all Legal Requirements relating to security deposits. There has been no prior sale, transfer or assignment, hypothecation or pledge of any Lease or of any Rents to be received thereunder that remains in effect.

4.1.27       Material Contracts. None of the Borrowers has entered into any Material Contract, other than the Material Contracts set forth on Schedule 4.1.27 hereto. Each of the Material Contracts is in full force and effect and there are no defaults thereunder by any Borrower or any other party thereto that is resulting in or could be expected to cause a Material Adverse Change.

4.1.28       Surveys. To the knowledge of each Borrower, the Surveys delivered to the Agent in connection with this Agreement have been prepared in accordance with the provisions of Section 3.1.3(h) hereof, and do not fail to reflect any material matter affecting any Property or the title thereto.

4.1.29       Principal Place of Business; State of Organization. Each Borrower is organized under the laws of the State of Delaware and has its principal place of business in the State of Massachusetts.

4.1.30       Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the transfer of any Property to any Borrower have been paid. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Mortgages, have been paid or are being paid simultaneously herewith or upon recordation, and, under current Legal Requirements, the Mortgages are enforceable in accordance with their terms by the Agent (or any subsequent holder thereof), subject to principles of equity and bankruptcy, insolvency and other laws generally applicable to creditors’ rights and the enforcement of debtors’ obligations.

4.1.31       Special Purpose Entity/Separateness.

(a)       Until the Obligations have been paid in full, each Borrower hereby represents, warrants and covenants that each Borrower is, shall be and shall continue to be a Special Purpose Entity.

(b)       The representations, warranties and covenants set forth in Section 4.1.31(a) shall survive for so long as any amount remains payable to the Agent or the Lender under this Agreement or any other Loan Document.

(c)       All of the assumptions made in the Insolvency Opinion, including, but not limited to, any exhibits attached thereto, are true and correct in all respects, each Borrower has complied and will comply with, and each Principal and each Guarantor have complied with and each Borrower will cause each Principal and each Guarantor to comply with, all of the assumptions made with respect to each Borrower, each Principal and Guarantor in the Insolvency Opinion. Each entity other than each Borrower and each Guarantor with respect to which an assumption shall be made in any Additional Insolvency Opinion will have complied and will comply with all of the assumptions made with respect to it in any Additional Insolvency Opinion.

4.1.32       Management Agreements. As of the date hereof, each Management Agreement is in full force and effect and there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default by any Borrower thereunder. Neither the execution and delivery of the Loan Documents nor any Borrower’s performance thereunder will adversely affect any Borrower’s rights under any Management Agreement. None of the Borrowers nor any Manager has exercised any termination option under any Management Agreement, none of the Borrowers has given any notice to any Manager of any Borrower’s election to terminate any Management Agreement effective as of a date after the date hereof, none of the Borrowers has received from any Manager such Manager’s notice of its election to terminate any Management Agreement effective as of a date after the date hereof. The copies of the Management Agreements delivered to the Agent are true and complete, and there are no oral agreements with respect thereto. There is currently no project improvement plan or similar requirement imposed under any Management Agreement.

4.1.33       Illegal Activity. No portion of any Property has been or will be purchased by any Borrower with proceeds of any illegal activity.

4.1.34       No Change in Facts or Circumstances; Disclosure. To each Borrower’s knowledge, all written information submitted by the Borrowers to the Agent including, but not limited to, all financial statements, rent rolls, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by the Borrowers in this Agreement or in any other Loan Document, are accurate, complete and correct in all material respects. To each Borrower’s knowledge, there has been no change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects or might materially and adversely affect the use, operation or value of any Property or the business operations and/or the financial condition of any Borrower or any Guarantor. To each Borrower’s knowledge, the Borrowers and the Guarantors have disclosed to the Agent all material facts and have not failed to disclose any material fact that could cause any Provided Information or representation or warranty made herein to be materially misleading.

4.1.35       Investment Company Act. None of the Borrowers is (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; or (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

4.1.36       Embargoed Person. At all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of any Borrower, any Principal or any Guarantor shall constitute property of, or shall be beneficially owned, directly or indirectly, by any Person subject to trade restrictions under the Prescribed Laws (each such Person, an “Embargoed Person”) with the result that the Loan made by the Lender is or would be in violation of law; (b) no Embargoed Person shall have any interest of any nature whatsoever in any Borrower, any Principal or any Guarantor, as applicable, with the result that the Loan is or would be in violation of law; and (c) none of the funds of any

Borrower, any Principal or any Guarantor, as applicable, shall be derived from any unlawful activity with the result that the Loan is or would be in violation of law.

4.1.37       Cash Management Arrangements.

(a)       This Agreement and the Cash Management Agreement and the Deposit Account Control Agreement, collectively, create a valid and continuing security interest (as defined in the Uniform Commercial Code of the State of New York) in the Cash Management Account and the Deposit Account in favor of the Agent for the benefit of the Lender, and each such security interest is prior to all other Liens, other than Permitted Encumbrances, and is enforceable as such against creditors of each Borrower. Other than in connection with the Loan Documents and except for Permitted Encumbrances, none of the Borrowers has sold, pledged or otherwise transferred or conveyed any of its rights or interests in the Cash Management Account or the Deposit Account;

(b)       Each of the Cash Management Account and the Deposit Account constitutes a “deposit account” within the meaning of the Uniform Commercial Code of the State of New York;

(c)       Pursuant and subject to the terms hereof and of the other applicable Loan Documents, the Cash Management Bank has agreed to comply with all instructions originated by the Agent, without further consent by any Borrower, directing disposition of the Cash Management Account and all sums at any time held, deposited or invested therein, together with any interest or other earnings thereon, and all proceeds thereof (including proceeds of sales and other dispositions), whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities;

(d)       Pursuant and subject to the terms hereof and of the other applicable Loan Documents, Deposit Bank has agreed to comply with all instructions originated by the Agent, without further consent by any Borrower, directing disposition of the Deposit Account and all sums at any time held, deposited or invested therein, together with any interest or other earnings thereon, and all proceeds thereof (including proceeds of sales and other dispositions), whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities; and

(e)       Neither the Cash Management Account nor the Deposit Account is in the name of any Person other than the Borrowers, as pledgors, or the Agent, as pledgee.

4.1.38       No Default. No Default or Event of Default exists or will exist immediately following the making of the Loan.

4.1.39       Taxes. Each Borrower has filed, or caused to be filed, all tax returns required to be filed by such Borrower and paid all amounts of Taxes due (and any interest or penalties thereon) except for Taxes that are not yet due and has paid all other fees, assessments and other governmental charges owing by it.

4.1.40       ADA Compliance. Each of the Properties is in compliance with the Americans with Disabilities Act of 1990.

4.1.41       Tenant Estoppels. The Borrowers have delivered to the Agent true, correct, accurate and complete copies of (a) each form of estoppel certificate sent to a Tenant of any Property and (b) each estoppel certificate received from a Tenant of any Property prior to the Closing Date.

4.1.42       No Purchase Option. None of the Properties nor any part thereof is subject to any purchase options, rights of first refusal to purchase, rights of first offer to purchase or other similar rights of purchase in favor of any parties.

4.1.43       Operations Agreement. Each Operations Agreement is in full force and effect and none of the Borrowers nor, to each Borrower’s knowledge, any other party to any Operations Agreement, is in material default thereunder, and, to each Borrower’s knowledge, there are no conditions which, with the passage of time or the giving of notice, or both, would constitute a material default thereunder. Except as described herein (including the Exhibits and Schedules attached hereto), no Operations Agreement has been modified, amended or supplemented.

4.1.44       Equity Interests. Each Pledge Agreement, together with the Uniform Commercial Code financing statements to be filed in connection therewith as provided therein, is in form sufficient to, and upon such filing and delivery as provided in the Pledge Agreement will, create in favor of the Agent a valid, perfected, first priority Lien and security interest upon and in respect of the Collateral (as defined in such Pledge Agreement) enforceable by the Agent in accordance with the terms thereof.

4.1.45       Bank Holding Company. None of the Borrowers is a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.

4.1.46       Intellectual Property/Websites. As of the date hereof, except as set forth on Schedule 4.1.46, none of the Borrowers nor any Borrower Related Person owns or has rights to (i) any tradenames, trademarks, servicemarks, logos, copyrights, patents or other intellectual property with respect to any Property or the use or operations thereof or (ii) any website with respect to any Property (other than Tenant websites).

Section 4.2 Survival of Representations. Each Borrower agrees that all of the representations and warranties of any Borrower set forth in Section 4.1 hereof and elsewhere in this Agreement and in the other Loan Documents have been made as of the date of this Agreement and again as of the Closing Date (if different) and shall survive for so long as any amount remains owing to the Agent or the Lender under this Agreement or any of the other Loan Documents by any Borrower. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by any Borrower shall be deemed to have been relied upon by the Agent and the Lender notwithstanding any investigation heretofore or hereafter made by or on behalf of the Agent or the Lender.

ARTICLE 5

BORROWERS’ COVENANTS

Section 5.1 Affirmative Covenants. From the date hereof and until payment and performance in full of all obligations of each Borrower under the Loan Documents in accordance with the terms of this Agreement and the other Loan Documents, each Borrower hereby covenants and agrees with the Agent and the Lender that:

5.1.1       Existence; Compliance with Legal Requirements. The Borrowers shall do or cause to be done with reasonable promptness all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply in all material respects with all Legal Requirements applicable to any Borrower or any Property. There shall never be committed by any Borrower, and each Borrower shall not permit any other Person in occupancy of or involved with the operation or use of any Property to commit, any act or omission affording the federal government or any state or local government the right of forfeiture against such Property or any part thereof or any monies paid in performance of such Borrower’s obligations under any of the Loan Documents. The Borrowers shall at all times maintain, preserve and protect all franchises and trade names, preserve all the remainder of their property used in the conduct of their respective businesses, and shall keep the Properties in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Mortgages. After prior notice to the Agent, the Borrowers, at their own expense, may contest by appropriate legal proceeding timely initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to any Borrower or any Property or any alleged violation of any Legal Requirement, provided that (a) no Default or Event of Default has occurred and remains uncured; (b) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which any Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with Legal Requirements; (c) none of the Properties nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (d) the Borrowers shall, upon final determination thereof, timely comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (e) such proceeding shall suspend the enforcement of the contested Legal Requirement against any Borrower and any Property; and (f) the Borrowers shall furnish to the Agent such security as may be required in the proceeding, or as may be requested by the Agent, to ensure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith. The Agent may apply any such security, as necessary to cause compliance with such Legal Requirement at any time when, in the judgment of the Agent, the validity, applicability or violation of such Legal Requirement is finally established or any Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost.

5.1.2       Taxes and Other Charges. The Borrowers shall pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Properties, or any part thereof, prior to the same becoming due and payable; provided, however, the Borrowers’ obligation to directly pay Taxes shall be suspended for so long as the Borrowers comply with the terms and provisions of Section 7.1 hereof. The Borrowers shall furnish to the Agent receipts for the payment of the Taxes and the Other Charges no later than ten (10) days prior to the date the same shall become delinquent; provided, however, none of the Borrowers is required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by the Agent pursuant to Section 7.1 hereof. None of the Borrowers shall suffer or permit and shall timely cause to be paid and discharged any Lien or charge whatsoever which may be or become a Lien or charge against any Property and that is prohibited in accordance with Section 5.2.2 hereof, and shall promptly pay for all utility services (a) required under any Lease, (b) required by applicable Legal Requirements or (c) reasonably necessary to prevent damage or deterioration to any Property. After prior notice to the Agent, the Borrowers, at their own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges pertaining to any Property, provided that (a) no Default or Event of Default has occurred and remains uncured; (b) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which such Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with Legal Requirements; (c) none of the Properties nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (d) the Borrowers shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (e) such proceeding shall suspend the collection of such contested Taxes or Other Charges from any Property; and (f) the Borrowers shall furnish such security as may be required in the proceeding, or as may be requested by the Agent, to ensure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon. The Agent may pay over any such cash deposit or part thereof held by the Agent to the claimant entitled thereto at any time when, in the judgment of the Agent, the entitlement of such claimant is established or any Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Liens of the Mortgages being primed by any related Lien.

5.1.3       Litigation. The Borrowers shall give prompt notice to the Agent of any litigation or governmental proceedings of a material nature pending or threatened in writing against any Property, any Borrower or any Guarantor, which, in the case of any action, suit or proceeding against any Guarantor, is reasonably likely to affect such Guarantor’s ability to perform its obligations under the Loan Documents.

5.1.4       Access to the Properties. Subject to the rights of Tenants under the terms of Leases, the Borrowers shall permit agents, representatives and employees of the Agent or the Lender to inspect any Property or any part thereof at reasonable hours upon reasonable advance notice (which may be given verbally), provided such inspections do not materially interfere with the use and operation of such Property.

5.1.5       Notice of Default. The Borrowers shall promptly advise the Agent of any Material Adverse Change, or of the occurrence of any Default or Event of Default of which any Borrower has actual knowledge.

5.1.6       Cooperate in Legal Proceedings. The Borrowers shall cooperate fully with the Agent and the Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way adversely affect the rights of the Agent or the Lender hereunder or any rights obtained by the Agent or the Lender under any of the other Loan Documents and, in connection therewith, permit the Agent and/or the Lender, at its election, to participate in any such proceedings.

5.1.7       Perform Loan Documents. The Borrowers shall pay when due all costs, fees and expenses to the extent required under the Loan Documents executed and delivered by, or applicable to, each Borrower. Payment of the costs and expenses associated with any of the foregoing shall be in accordance with the terms and provisions of this Agreement, including, without limitation, the provisions of Section 10.13 hereof.

5.1.8       Award and Insurance Benefits. The Borrowers shall cooperate with the Agent in obtaining for the Agent the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with any Property to the extent the Agent is entitled to same under the terms of this Agreement or the Mortgages, and the Agent shall be reimbursed for any expenses incurred in connection therewith (including attorneys’ fees and disbursements, and the payment by such Borrower of the expense of an appraisal on behalf of the Agent in case of Casualty or Condemnation affecting such Property or any part thereof) out of such Insurance Proceeds.

5.1.9       Further Assurances. The Borrowers shall, at the Borrowers’ sole cost and expense:

(a)       furnish to the Agent all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by such Borrower pursuant to the terms of the Loan Documents or which are reasonably requested by the Agent in connection therewith;

(b)       execute and deliver to the Agent such documents, instruments, certificates, assignments and other writings, and do such other acts reasonably necessary, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of such Borrower under the Loan Documents, as the Agent may reasonably require; and

(c)       do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as the Agent shall reasonably require from time to time.

5.1.10       Financial Reporting.

(a)       Each Borrower will keep and maintain or will cause to be kept and maintained on a Fiscal Year basis, in accordance with GAAP, subject to year-end adjustments, consistently applied (or such other accounting basis reasonably acceptable to the Agent), proper and accurate books, records and accounts reflecting all of the financial affairs of such Borrower and all items of income and expense in connection with the operation of any Property owned or leased by such Borrower. The Agent shall have the right from time to time at reasonable times during normal business hours upon reasonable prior notice (which may be verbal) to examine such books, records and accounts where same are ordinarily maintained, which shall be at any Property or at the office of any Borrower or any other Person maintaining such books, records and accounts or its managing agent, and to make such copies or extracts thereof as the Agent may reasonably require. From and after any Event of Default, the Borrowers shall pay any costs and expenses incurred by the Agent to examine any Borrower’s accounting records with respect to the Property owned by such Borrower, as the Agent shall determine to be necessary or appropriate in the protection of the Agent’s and the Lender’s interest.

(b)       The Borrowers will furnish, or cause to be furnished, to the Agent annually, within ninety (90) days following the end of each Fiscal Year of the Borrowers, a complete copy of the Borrowers’ annual financial statements consolidated at the Parent Borrower level, prepared in accordance with GAAP, consistently applied (or such other accounting basis acceptable to the Agent) and audited by Marcum LLP or another certified public accounting firm reasonably acceptable to the Agent, covering the Properties owned or leased by the Borrowers for such Fiscal Year and containing statements of profit and loss for the Borrowers and the Properties and a balance sheet for the Borrowers, in each case consolidated at the Parent Borrower level; provided, however, that the annual financial statements required to be furnished by the Borrowers for the Fiscal Year 2017 may be unaudited. Such statements shall set forth the financial condition and the results of operations for the Properties for such Fiscal Year. The Borrowers’ annual financial statements shall be accompanied by (i) a comparison of the budgeted income and expenses and the actual income and expenses for the prior Fiscal Year, (ii) operational reports for each Property owned or leased by the Borrowers and (iii) an Officer’s Certificate certifying that each annual financial statement presents fairly, in all material respects, the financial condition and the results of operations of the Borrowers and the Properties being reported upon and that such financial statements have been prepared in accordance with GAAP, consistently applied, and as of the date thereof, to such Person’s knowledge, whether there exists an event or circumstance which constitutes a Default or Event of Default under the Loan Documents executed and delivered by, or applicable to, such Borrower, and if such Default or an Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same. In addition, the Borrowers will furnish, or cause to be furnished, to the Agent within ninety (90) days following the end of each Fiscal Year of the Borrowers, annual operating statements (including Capital Expenditures) prepared in accordance with GAAP, consistently applied, for the Fiscal Year, accompanied by an Officer’s Certificate stating that such statements were prepared in accordance with GAAP, consistently applied, and that such statements are true, correct, accurate and complete in all material respects and fairly present the financial condition and results of the operations of such Borrower and each Property owned by such Borrower and, upon the Agent’s reasonable request, other information necessary and sufficient to fairly represent the financial position and results of operation of such Property during such period, and containing a comparison of budgeted income and expenses and the actual income and expenses together with a detailed explanation of any variances of ten percent (10%) or more between budgeted and actual amounts for such Fiscal Year and operational reports for the Property owned or leased by such Borrower, all in form satisfactory to the Agent.

(c)       The Borrowers will furnish, or cause to be furnished, to the Agent on or before forty-five (45) days after the end of each calendar quarter, quarterly and year-to-date operating statements (including Capital Expenditures) prepared in accordance with GAAP, consistently applied, for each calendar quarter and a rent roll for the subject quarter, accompanied by an Officer’s Certificate stating that such statements were prepared in accordance with GAAP, consistently applied, and that such statements and such rent roll are true, correct, accurate and complete in all material respects and fairly present the financial condition and results of the operations of such Borrower and each Property owned by such Borrower (subject to normal year-end adjustments) as applicable, and, upon the Agent’s reasonable request, other information necessary and sufficient to fairly represent the financial position and results of operation of such Property during such period, and containing a comparison of budgeted income and expenses and the actual income and expenses together with a detailed explanation of any variances of ten percent (10%) or more between budgeted and actual amounts for such periods and operational reports for the Property owned or leased by such Borrower, all in form satisfactory to the Agent. In addition, the Borrowers will furnish, or cause to be furnished, to the Agent on or before forty-five (45) days after the end of each calendar quarter, consolidated quarterly and year-to-date operating statements (including Capital Expenditures) prepared for such calendar quarter.

(d)       Each Borrower will furnish, or cause to be furnished, to the Agent on or before thirty (30) days after the end of each calendar month, monthly and year-to-date operating statements (including Capital Expenditures) prepared in accordance with GAAP, consistently applied, for the subject calendar month and a rent roll for the subject calendar month, accompanied by an Officer’s Certificate stating that such statements were prepared in accordance with GAAP, consistently applied, and that such statements and such rent roll are true, correct, accurate and complete in all material respects and fairly present the financial condition and results of the operations of such Borrower and each Property owned by such Borrower (subject to normal year-end adjustments) as applicable, and, upon the Agent’s reasonable request, other information necessary and sufficient to fairly represent the financial position and results of operation of such Property during such period, and containing a comparison of budgeted income and expenses and the actual income and expenses together with a detailed explanation of any variances of ten percent (10%) or more between budgeted and actual amounts for such periods and operational reports for the Property owned or leased by such Borrower, all in form satisfactory to the Agent. In addition, the Borrowers will furnish, or cause to be furnished, to the Agent on or before thirty (30) days after the end of each calendar month, consolidated monthly and year-to-date operating statements (including Capital Expenditures) prepared for such calendar month.

(e)       The Borrowers will furnish to the Agent (i) within ninety (90) days following the end of each Fiscal Year, a complete copy of each Guarantor’s annual financial statements prepared in accordance with GAAP, consistently applied (or such other accounting basis acceptable to the Agent) and audited by Marcum LLP or another certified public accounting firm reasonably acceptable to the Agent and containing statements of profit and loss for such Guarantor and a balance sheet for such Guarantor and (ii) on or before forty-five (45) days after the end of each calendar quarter, quarterly and year-to-date operating statements (including Capital Expenditures) prepared in accordance with GAAP, consistently applied, for each calendar quarter, and in the case of each of the foregoing clauses (i) and (ii), accompanied by an Officer’s Certificate stating that such financial statements were prepared in accordance with GAAP, consistently applied, and are true, correct, accurate and complete in all material respects and fairly present the financial condition and results of the operations of such Guarantor (subject to normal year-end adjustments) and, upon the Agent’s reasonable request, other information necessary and sufficient to fairly represent the financial position and results of operation of each Guarantor during such period;

(f)       The Borrowers shall submit to the Agent proposed Annual Operating Budgets for the succeeding Fiscal Year (broken out by Property) not later than thirty (30) days prior to the commencement of such Fiscal Year, in each case in form and substance reasonably satisfactory to the Agent; provided, however, that the Annual Operating Budget for the Fiscal Year 2018 shall be the budget attached hereto as Exhibit F until such time as the Borrowers submit a revised Annual Operating Budget for the Fiscal Year 2018 and such budget is Approved by the Agent in accordance with the procedures set forth in this Section 5.1.10(f). At all times during the term of the Loan, the Annual Operating Budget so submitted to the Agent shall be subject to the Agent’s Approval (each such Annual Operating Budget, an “Approved Annual Operating Budget”); provided that, subject to Section 5.1.10, if no Default has occurred and remains outstanding and if no Event of Default has occurred, such Approval shall not be unreasonably withheld, conditioned or delayed. In the event that the Agent objects to a proposed Annual Operating Budget submitted by the Borrowers which requires the Approval of the Agent hereunder, the Agent shall advise the Borrowers of such objections within ten (10) Business Days after receipt thereof (and deliver to the Borrowers a reasonably detailed description of such objections) and the Borrowers shall promptly revise such Annual Operating Budget and resubmit the same to the Agent. The Agent shall advise the Borrowers of any objections to such revised Annual Operating Budget within ten (10) Business Days after receipt thereof (and deliver to the Borrowers a reasonably detailed description of such objections) and the Borrowers shall promptly revise the same in accordance with the process described in this subsection until the Agent Approves a proposed Annual Operating Budget. Until such time that the Agent approves a proposed Annual Operating Budget, the most recently prior Approved Annual Operating Budget for the Borrowers shall apply (or, in the case of the Annual Operating Budget for the Fiscal Year 2018, the draft budget attached hereto as Exhibit F shall apply); provided that such Approved Annual Operating Budget shall be adjusted to reflect actual amounts owing for Taxes, Insurance Premiums, utilities expenses, fixed increases (or decreases) under previously executed agreements and increases (or decreases) in variable expenses as a result of changes in occupancy levels at the Properties from the prior Fiscal Year.

(g)       In the event that any Borrower wishes to incur an extraordinary Operating Expense not set forth in the Approved Annual Operating Budget (each, an “Extraordinary Expense”) and such Extraordinary Expense, taken together with any other Extraordinary Expense incurred for the same purpose, exceeds the least of (i) five percent (5%) of the Approved Annual Operating Budget allocable to the Property or Properties impacted by such Extraordinary Expense, (ii) twenty percent (20%) of the total expense incurred by the Borrowers in the same category (as such categories are depicted in the draft budget attached hereto as Exhibit F) allocable to the Property or Properties impacted by such Extraordinary Expense or (iii) TWENTY-FIVE THOUSAND DOLLARS ($25,000.00), then the Borrowers shall promptly deliver to the Agent a reasonably detailed explanation of such proposed Extraordinary Expense and shall not incur such Extraordinary Expense unless and until the same has been Approved by the Agent.

(h)       On or before the forty-fifth (45th) day following each Debt Yield Test Date, the Borrowers shall deliver to, or cause to be delivered to the Agent, an Officer’s Certificate from the Borrowers in the form of Exhibit C (a “Debt Yield Certificate”), certifying the Debt Yield on such Debt Yield Test Date.

(i)       The Borrowers shall deliver to the Agent, within five (5) Business Days of its receipt thereof from any Manager, copies of (x) any written default notices under any Management Agreement or other material notices with respect to the condition or operation of any Property and (y) monthly reports prepared by any Manager in accordance with its obligations under any Management Agreement, including, without limitation, reports with respect to tax and insurance reserves and payments.

(j)       Any reports, statements or other information required to be delivered under this Agreement shall be delivered in paper or electronic form.

5.1.11       Business and Operations. The Borrowers will continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Properties for industrial and other uses ancillary thereto. Each Borrower will qualify to do business and will remain in good standing under the laws of the state of its formation and the state of Illinois or Wisconsin, as applicable, as and to the extent the same are required for the ownership, maintenance, management and operation of any Property. The Borrowers shall keep and maintain all Licenses necessary for the operation of the Properties as of the date hereof for industrial and other appurtenant and related uses.

5.1.12       Title to the Properties. The Borrowers will warrant and defend (a) the title to the Properties and every part thereof, subject only to Liens permitted hereunder (including Permitted Encumbrances), and (b) the validity and priority of the Liens of the Mortgages and the Assignments of Leases, subject only to Liens permitted hereunder (including Permitted Encumbrances), in each case against the claims of all Persons whomsoever. The Borrowers shall reimburse the Agent and the Lender for any losses, costs, damages or expenses (including attorneys’ fees and court costs) incurred by the Agent or the Lender if an interest in the Properties, other than as permitted hereunder, is claimed by another Person.

5.1.13       Costs of Enforcement. In the event (a) that any Mortgage is foreclosed in whole or in part or that any Mortgage is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any mortgage prior to or subsequent to any Mortgage in which proceeding the Agent or the Lender is made a party, or (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of any Borrower, any Principal or any Guarantor or an assignment by any Borrower, any Principal or any Guarantor for the benefit of its creditors, each Borrower, on behalf of itself and its successors and assigns, agrees that it/they shall be chargeable with and shall pay all costs of collection and defense, including attorneys’ fees and costs, incurred by the Agent, the Lender or such Borrower in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes.

5.1.14       Estoppel Statement.

(a)       The Borrowers shall, within thirty (30) days of a written request from the Agent or a third party, furnish the Agent or such third party, as applicable, with a statement, duly acknowledged and certified, setting forth (i) the Outstanding Principal Balance, (ii) the Applicable Interest Rate, (iii) the date installments of interest and/or principal were last paid, (iv) any offsets or defenses to the performance of the Obligations, if any, and (v) that the Note, this Agreement, the Mortgages and the other Loan Documents have not been modified or if modified, giving the particulars of such modification.

(b)       At the Agent’s request, the Borrowers shall request Tenant estoppel certificates from each Tenant under a Lease, each in the form required by such Tenant’s lease or in a form acceptable by the Agent. The Agent agrees to limit such requests to not more than two (2) times in any Fiscal Year, provided that the foregoing limitation (i) shall be suspended following the occurrence of any Default (subject to reinstatement following the cure of such Default to the satisfaction of the Agent or the Agent’s express waiver of such Default) and (ii) will terminate upon the occurrence of any Event of Default (it being agreed, however, that if the Agent subsequently grants a full waiver thereof and reinstates the Borrower to good standing hereunder, then the limitation will be considered reinstated on a prospective basis pending the occurrence of a further Event of Default, provided that, for the avoidance of doubt, in the event of a reinstatement following an Event of Default, any Tenant estoppel certificate requested by the Agent prior to or during the continuance of such Event of Default shall not count towards the limitation).

5.1.15       Loan Proceeds. The Borrowers shall use the proceeds of the Loan only for the purposes set forth in Section 2.1.4 hereof.

5.1.16       Performance by Each Borrower. The Borrowers shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by any Borrower, subject to all applicable notice, grace and cure periods therein.

5.1.17       Confirmation of Good Standing. The Borrowers shall deliver, upon a request from the Agent, certificates of the relevant Governmental Authorities in all relevant jurisdictions indicating the good standing and qualification of the Borrowers and Guarantors.

5.1.18       No Joint Assessment. The Borrowers shall not suffer, permit or initiate the joint assessment of any Property (a) with any other real property constituting a tax lot separate from such Property, and (b) which constitutes real property with any portion of such Property which may be deemed to constitute personal property, or any other procedure whereby the Lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of such Property.

5.1.19       Leasing Matters.

(a)       None of the Borrowers shall cause or permit any new Lease, or any amendment, renewal or expansion of any existing Leases (except for renewals or expansions of Major Leases pursuant to renewal or expansion options expressly contained in the Major Leases that have been Approved by the Agent in accordance with this Agreement), with respect to any Property to be executed after the date hereof without the prior Approval of the Agent (provided, however, that (x) if such Lease is not a Major Lease and (y) if the terms of the Lease or the amendment or expansion thereof (I) are such as will not cause it to become a Major Lease, (II) conform to the Minimum Leasing Guidelines and (III) comply with the remainder of this Section, then the Borrowers shall be permitted to enter into the same without the Agent’s prior Approval), nor shall any Borrower consent to the assignment of any Lease or subletting by any Tenant under a Lease, or grant any consent, approval or waiver under or in respect of any Lease, in each case without the prior Approval of the Agent. To the extent the Agent’s written approval is required pursuant to this Section 5.1.19, the Borrowers’ written request therefor shall be delivered together with such materials reasonably requested by the Agent in order to evaluate such request (it being acknowledged and agreed that no request for consent shall be effective unless and until such materials have been delivered to the Agent and shall conspicuously state, in large bold type, that “PURSUANT TO SECTION 5.1.19 OF THE LOAN AGREEMENT, THIS IS THE BORROWERS’ REQUEST FOR the Agent’S CONSENT. THE AGENT’S RESPONSE IS REQUESTED WITHIN SEVEN (7) BUSINESS DAYS. THE LEASE SHALL BE DEEMED APPROVED IF THE AGENT DOES NOT RESPOND TO THE CONTRARY WITHIN SEVEN (7) BUSINESS DAYS OF THE AGENT’S RECEIPT OF THIS WRITTEN NOTICE.”). In the event the Agent fails to approve or disapprove such request (or fails to deliver notice that additional materials are being reasonably requested) within seven (7) Business Days of the effective date of such request, then the Agent’s consent shall be deemed to have been granted. The Borrowers shall furnish the Agent with executed copies of all Leases and all amendments, renewals and expansions thereof promptly upon effectiveness thereof. All proposed Leases executed after the date hereof shall provide that they are subordinate to the related Mortgage and that the lessee agrees, upon request, to attorn to the Agent or any purchaser at a sale by foreclosure or power of sale, and that neither the Agent nor any such purchaser shall be liable for any tenant improvement costs or other obligations of any Borrower or other predecessor-in-interest, nor shall the Agent or any such purchaser be responsible for any defaults by any Borrower or other predecessor-in-interest or be bound by any amendments, modifications or supplements of any Lease made without the Agent’s prior Approval (if such prior Approval is required pursuant to the Loan Documents). Each Borrower (i) shall observe and perform, or cause to be performed, the obligations imposed upon the lessor under the Leases; (ii) shall enforce the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed; provided that none of the Borrowers shall terminate or accept a surrender of any Lease or take any action that would permit any Tenant under a Lease to terminate its Lease with respect to, or otherwise surrender, all or any portion of its premises, or recapture all or any portion of a Tenant’s premises whether by termination, subleasing from the Tenant or otherwise, without the prior Approval of the Agent (provided, however, that if the Lease is not a Major Lease, the relevant Borrower may terminate said lease following a default thereunder in the exercise of its remedies in the ordinary course); (iii) shall not collect any rent under any of the Leases more than one (1) month in advance of the due date; (iv) shall not execute any other assignment of lessor’s interest in any of the Leases or the Rents (except to the Agent or as directed by the Agent as contemplated by the Loan Documents); (v) shall not alter, amend, modify, supplement or change the terms of any Lease in any material respects, or grant any material waivers or material consents in respect of any Lease, in each case without the prior Approval of the Agent (unless expressly permitted above); and (vi) shall execute and deliver at the request of the Agent all such further assurances, confirmations and assignments in connection with the Leases as the Agent shall from time to time reasonably require.

(b)       The Borrowers shall cause all Security Deposits to be delivered to the Agent, to be held by the Agent in one of the Security Deposit Accounts and applied or returned, as applicable, pursuant to Section 7.2.

5.1.20       Alterations.

(a)       None of the Borrowers shall alter or cause or permit the alteration of any Improvements at any Property without the Agent’s prior Approval; provided, however, that if no Default has occurred and remains outstanding and if no Event of Default has occurred, such Approval shall not be unreasonably withheld, conditioned or delayed in connection with any alteration that (A) is not reasonably likely to result in a Material Adverse Change or an adverse effect of a material nature on the Net Cash Flow from the relevant Property, (B) complies with all Legal Requirements, including without limitation, Legal Requirements regarding environmental matters, landmarks and zoning, (C) is not reasonably likely to affect any structural component of the Improvements or the exterior of any building constituting a part of any Improvements or materially affect any utility or HVAC system contained in any Improvements, (D) have an aggregate cost, for all alterations pending or being actively pursued in respect of a Property at any time, of less than SEVEN HUNDRED FIFTY THOUSAND DOLLARS AND ZERO CENTS ($750,000.00) and (E) have an aggregate cost, with respect to all the Properties undergoing alterations at any time, of less than five percent (5%) of the Outstanding Principal Balance (each of clauses (D) and (E), a “Major Alteration Threshold”). For the avoidance of doubt, the Agent may require that the Borrowers deliver additional security to the Agent for the Borrowers’ obligations under the Loan Documents as a condition to the Agent’s approval of any alteration that would exceed either Major Alteration Threshold.

(b)       The Borrowers shall complete and pay for in full any alterations in a good, workmanlike and Lien-free manner in accordance with the Leases, if applicable. The Borrowers shall provide the Agent evidence of the Lien-free completion of any such improvements in such form as the Agent shall request, including, but not limited to: (i) a written Lien waiver acceptable to the Agent from each party to be paid (to the extent that the same would be obtained in the ordinary course) and (ii) a search of title to each Property to which the alteration relates effective to the date of the disbursement which shows no Liens other than Permitted Encumbrances.

5.1.21       Operation of the Properties.

(a)       The Borrowers shall cause the Properties to be operated, in all material respects, in accordance with the applicable Management Agreement or Replacement Management Agreement. In the event that any Management Agreement expires or is terminated (without limiting any obligation of any Borrower to obtain the Agent’s consent to any termination or modification of such Management Agreement in accordance with the terms and provisions of this Agreement), the Borrower that was a party to such Management Agreement shall promptly, after obtaining the Agent’s Approval, enter into a Replacement Management Agreement with any Manager or a Qualified Manager, as applicable.

(b)       The Borrowers shall: (i) use commercially reasonable efforts to perform and/or observe in all material respects all of the covenants and agreements required to be performed and observed by it under any Management Agreement and do all things necessary to preserve and to keep unimpaired their material rights thereunder; (ii) promptly notify the Agent of any material default under any Management Agreement of which it is aware; (iii) promptly deliver to the Agent a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received by it under any Management Agreement; and (iv) use commercially reasonable efforts to enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by Manager under such Management Agreement, in a commercially reasonable manner.

5.1.22       Inspection. Subject to the rights of Tenants under the terms of Leases, the Borrowers shall permit the Agent and its representatives to enter upon the Properties on reasonable prior notice, during reasonable business hours, except that during an emergency, the foregoing requirements shall not apply, to inspect the Improvements.

5.1.23       Physical Waste. None of the Borrowers shall commit or suffer any physical waste of any Property or make any change in the use of any Property which will in any way materially increase the risk of fire or other hazard arising out of the operation of such Property, or take any action that might invalidate or allow the cancellation of any insurance policy required hereunder, or do or permit to be done thereon anything that may in any way materially and adversely impair the value of such Property or the security of the Mortgage encumbering such Property.

5.1.24       Drilling. None of the Borrowers shall permit any drilling or exploration for or extraction, removal, or production of any minerals from the surface or the subsurface of any land under any Properties, regardless of the depth thereof or the method of mining or extraction thereof.

5.1.25       Cash Management. The Borrowers shall (a) establish (or shall have established) the Deposit Account and the Cash Management Account in accordance with Section 2.6, (b) deposit all funds received by them following the date hereof into the Deposit Account and (c) direct each Manager to deposit all funds received by each Manager following the date hereof pertaining to the Properties into the Deposit Account.

5.1.26       Renovations. The Borrowers shall complete the Renovations (or otherwise resolve the items relating to the Renovations in a manner reasonably satisfactory to the Agent) on or before the Renovation Completion Date; provided, however that no Borrower shall commence any of the Renovations until such time as the Borrowers have delivered to the Agent the information and materials set forth in Section 7.5.2 hereof and the same have been approved by the Agent in its sole discretion. Upon completion of all Renovations, the Borrowers shall submit to the Lender an Officer’s Certificate stating that all Renovations at the Properties have been paid in full and completed Lien-free, in a good and workmanlike manner and in accordance with all Legal Requirements.

5.1.27       Environmental Compliance. The Borrowers shall, at their sole cost and expense, comply with (and cause any Tenant and other user of any Property to comply with) any directive applicable to or relating to any Property from any Governmental Authority, including, without limitation, the obligations set forth on Schedule 5.1.27 attached hereto.

5.1.28       Appraisals. The Agent may obtain from time to time, an M.A.I. appraisal of any Property prepared in accordance with written instructions from the Agent by an independent appraiser engaged directly by or otherwise reasonably acceptable to the Agent and in form reasonably satisfactory to the Agent (including satisfaction of applicable regulatory requirements) (each, an “Appraisal”). Subject to the next succeeding sentence, the cost of any such Appraisal shall be borne by the Borrowers (i) if such Appraisal is the first Appraisal for a given Property in any calendar year and (ii) in all events if (w) the Agent orders such Appraisal after the occurrence of an Event of Default, (x) there is, in the Agent’s reasonable judgment, a Material Adverse Change, (y) in connection with a proposed extension pursuant to Section 2.1.5 hereof, or (z) at any time such Appraisal is required by applicable law or regulatory requirements, and, in each such case, such cost is due and payable by the Borrowers upon demand and shall be secured by the Loan Documents. The Borrowers’ obligation to bear the cost of Appraisals of each Property obtained pursuant to clause (i) and subclause (ii)(z) above shall be limited to not more than one (1) Appraisal per Property per Fiscal Year, provided that the foregoing limitation (A) will be suspended following the occurrence and during the continuation of any Default and (B) will terminate upon the occurrence of any Event of Default (it being agreed, however, that if the Agent subsequently grants a full waiver thereof and reinstates the Borrower to good standing hereunder, then the limitation will be considered reinstated on a prospective basis pending the occurrence of a further Event of Default, provided that, for the avoidance of doubt, in the event of a reinstatement following an Event of Default, any Appraisal obtained by the Agent prior to or during the continuance of such Event of Default shall not count towards the limitation).

5.1.29       Asbestos Containing Materials. Prior to the commencement of any Renovations or alterations at any Property, any asbestos containing materials or suspect/presumed asbestos containing materials (collectively, “ACM”) located at such Property that has not previously been sampled and that will be subject to the Renovations or alterations shall be sampled, or, in the absence of sampling, shall be presumed to be ACM and handled and managed as such. Prior to the Renovations or alterations, any and all friable ACM and ACM that will be subject to the Renovations or alterations and is damaged or in poor condition, shall be removed by a licensed asbestos abatement contractor and disposed of off-site in compliance with applicable Environmental Laws or be sealed and fully encapsulated (if the ACM is capable of being encapsulated without further damage to the ACM) by a licensed asbestos abatement contractor, all in compliance with all applicable Environmental Laws, including all applicable ACM notice and disclosure requirements required by applicable Environmental Laws, and shall maintain all other ACM present on such Property in compliance with Environmental Laws (collectively, the “ACM Abatement Activities”). In addition, ACM Abatement Activities shall be followed for any ACM that could be disturbed by any Renovations or alterations. Asbestos post-abatement air clearance samples shall be collected following the completion of the ACM Abatement Activities involving the disturbance of more than 25 linear feet or more than 10 square feet of ACM to document that airborne ACM levels at the property are below the applicable re-occupancy clearance level (either less than or equal to 0.01 fibers per cubic centimeter or less than the ambient concentration not in excess of OSHA Permissible Exposure Limits, whichever is larger, if the phase contract microscopy monitoring and analysis method is used or the average number of asbestos structures on samples inside the abatement area is no greater than 70 structures per square millimeter (S/MM2) if the transmission electron microscopy monitoring and analysis method is used). Documentation related to asbestos surveys, abatement activities and regulatory forms shall be provided to the Agent upon request of the Agent following completion of work.

5.1.30       Reserved.

5.1.31       Fees. The Borrowers shall pay to the Agent, for its own account, the agency fees set forth in the Fee Letter at the times specified therein.

5.1.32       Patriot Act Compliance.

(a)       The Borrowers shall use their good faith and commercially reasonable efforts to comply with the Prescribed Laws. The Agent shall have the right to audit the Borrowers’ compliance with the Prescribed Laws. If any Borrower fails to comply with the Prescribed Laws, the Agent may, at its option, cause such Borrower to comply therewith and any and all costs and expenses incurred by the Agent and the Lender in connection therewith shall be secured by the Mortgage and the other Loan Documents and shall be immediately due and payable.

(b)       None of the Borrowers or any owner of a direct or indirect interest in any Borrower (i) is listed on any Government Lists, (ii) is a person who has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 13224 (Sept. 23, 2001) or any other similar prohibitions contained in the rules and regulations of OFAC or in any enabling legislation or other Presidential Executive Orders in respect thereof, (iii) has been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude or for any Patriot Act Offense, or (iv) is currently under investigation by any Governmental Authority for alleged criminal activity. For purposes hereof, the term “Patriot Act Offense” means any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (A) the criminal laws against terrorism; (B) the criminal laws against money laundering, (C) the Bank Secrecy Act, as amended, (D) the Money Laundering Control Act of 1986, as amended, or (E) the Patriot Act. “Patriot Act Offense” also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense. For purposes hereof, the term “Government Lists” means (1) the Specially Designated Nationals and Blocked Persons Lists maintained by the Office of Foreign Assets Control (“OFAC”), (2) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC that the Agent notified the Borrowers in writing is now included in “Government Lists”, or (3) any similar lists maintained by the United States Department of State, the United States Department of Commerce or any other Governmental Authority or pursuant to any Executive Order of the President of the United States of America that the Agent notified the Borrowers in writing is now included in “Government Lists”.

(c)       At all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of any Borrower or any Guarantor shall constitute property of, or shall be beneficially owned, directly or indirectly, by any Embargoed Person, or the Loan made by the Agent and the Lender would be in violation of law, (b) no Embargoed Person shall have any interest of any nature whatsoever in any Borrower or any Guarantor, as applicable, with the result that the investment in such Borrower or such Guarantor, as applicable (whether directly or indirectly), would be prohibited by law or the Loan would be in violation of law, and (c) none of the funds of any Borrower or any Guarantor, as applicable, shall be derived from any unlawful activity with the result that the investment in such Borrower or such Guarantor, as applicable (whether directly or indirectly), would be prohibited by law or the Loan would be in violation of law.

5.1.33       Interests in Each Borrower Certificated. The limited liability company interests in each Borrower are and shall at all times be evidenced by a “certificated security” governed by Article 8 of the UCC. Each Borrower has “opted in” to Article 8 of the UCC, has not opted out and shall not opt out of such Article 8 of the UCC, and shall cause a registry of the holders of limited liability company interests in such Borrower to be maintained at all times.

Section 5.2 Negative Covenants. From the date hereof until payment and performance in full of all obligations of each Borrower under the Loan Documents or the earlier release of the Liens of the Mortgages in accordance with the terms of this Agreement and the other Loan Documents, each Borrower covenants and agrees with the Agent and the Lender that it will not, without the Agent’s prior written consent, do, directly or indirectly, any of the following:

5.2.1       Operation of the Properties. No Borrower, without the Agent’s prior Approval, shall: (i) surrender, terminate or cancel any Management Agreement (including any termination in connection with any Borrower electing to enter into a replacement Management Agreement or any Borrower electing not to enter into a replacement Management Agreement and operate any Property unbranded); (ii) reduce or consent to the reduction of the term of any Management Agreement other than as a result of a termination permitted hereunder or consented to by the Agent; (iii) increase or consent to the increase of the amount of any charges or fees under any Management Agreement; or (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under any Management Agreement in any material respect.

5.2.2       Liens. No Borrower shall create, incur, assume or suffer to exist any Lien on any portion of any Property or permit any such action to be taken, except for Permitted Encumbrances pertaining to such Property.

5.2.3       Dissolution. No Borrower shall (a) engage in any dissolution, liquidation, consolidation or merger with or into any other business entity, (b) engage in any business activity not related to the ownership and operation of any Property, (c) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the properties or assets of any Borrower except to the extent permitted by the Loan Documents, (d) modify, amend, waive or terminate its organizational documents in any material respect or its qualification and good standing in any jurisdiction where such qualification is required for such Borrower to own its assets or conduct its business, or (e) suffer any Principal or any Guarantor to (i) dissolve, wind up or liquidate or take any action, or omit to take any action, as a result of which any Principal or any Guarantor would be dissolved, wound up or liquidated in whole or in part, or (ii) amend, modify, waive or terminate the organizational documents of any Principal in any material respect, in each case, without obtaining the prior Approval of the Agent, other than in connection with any Transfer permitted pursuant to Section 5.2.10 hereof.

5.2.4       Employees. None of the Borrowers or any Principal shall have any employees at any time, nor shall any Borrower enter into, or assume any obligations under, any collective bargaining agreement or other similar agreement. None of the Borrowers shall cause the termination of the employment of any employees of a Manager that would result in a “mass layoff” or “plant closing” as those terms are defined in the WARN Act, unless providing the required notifications in accordance with the WARN Act notification procedures (and related exceptions) such that no liability for severance is incurred.

5.2.5       Debt Cancellation. No Borrower shall cancel or otherwise forgive or release any claim or debt (other than in connection with termination of Leases in accordance herewith or with Transfers permitted hereunder) owed to any Borrower by any Person, except in the ordinary course of such Borrower’s business.

5.2.6       Zoning. No Borrower shall (a) initiate or consent to any zoning reclassification of any portion of any Property or seek any variance under applicable zoning laws that would limit the permitted uses on any portion of such Property under applicable zoning laws, or (b) use or permit the use of any portion of such Property in any manner that would not be permitted under applicable zoning laws or any other applicable land use law, rule or regulation, in each case, without the prior Approval of the Agent.

5.2.7       No Joint Assessment. No Borrower shall suffer, permit or initiate the joint assessment of all or any portion of any Property with (a) any other real property constituting a tax lot separate from such Property, or (b) any portion of such Property which may be deemed to constitute personal property, or any other procedure whereby the Lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such Property.

5.2.8       Principal Place of Business and Organization. No Borrower shall change its principal place of business set forth in the introductory paragraph of this Agreement without first giving the Agent at least thirty (30) days’ prior notice. No Borrower shall change the place of its organization as set forth in Section 4.1.29 without the Approval of the Agent; provided that if no Default has occurred and remains outstanding and if no Event of Default has occurred, such Approval shall not be unreasonably withheld, conditioned or delayed. Upon the Agent’s request of any Borrower, such Borrower shall execute and deliver additional financing statements, security agreements and other instruments which may be necessary to effectively evidence or perfect the Agent’s security interest in any Property as a result of such change of principal place of business or place of organization.

5.2.9       ERISA. No Borrower shall engage in any transaction which would cause any obligation hereunder or the exercise by the Agent and/or the Lender of any of its rights under the Note, this Agreement or the other Loan Documents to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA, assuming that no portion of the Loan was funded with “plan assets” within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA.

5.2.10       Transfers.

(a)       Each Borrower acknowledges that each of the Agent and the Lender has examined and relied on the experience of such Borrower and its general partners, members and (if such Borrower is a trust) beneficial owners, as applicable, in owning and operating properties such as the Properties in agreeing to make the Loan, and will continue to rely on the ownership of the Properties by the Borrowers as a means of maintaining the value of the Properties as security for repayment of the Debt and the performance of the Other Obligations. Each Borrower acknowledges that each of the Agent and the Lender has a valid interest in maintaining the value of the Properties so as to ensure that, should any Borrower default in the repayment of the Debt or the performance of the Other Obligations, the Lender can recover the Debt by a sale of one or more of the Properties.

(b)       Without the prior consent of the Agent and except to the extent otherwise set forth in this Section 5.2.10, no Borrower shall cause or permit any Restricted Party to, (i) assign, lease, sublease, license, sell, convey, mortgage, grant, bargain, encumber, pledge, grant options with respect to, or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) any Property or any part thereof or any legal or beneficial interest therein, or (ii) permit a Sale or Pledge of any direct or indirect interest in any Property or in any Restricted Party (collectively, a “Transfer”), other than (x) pursuant to Leases of space in the Improvements to Tenants in accordance with the provisions of the Loan Documents, (y) the disposition of Equipment and other Personal Property pursuant to the replacement thereof with similar property of equal or better quality in the ordinary course of the operation of any Property and (z) the security interests created by the Loan Documents (collectively, “Permitted Transfers”).

(c)       A Transfer shall include, but not be limited to, (i) an installment sales agreement wherein any Borrower agrees to sell any Property, or any part thereof, for a price to be paid in installments; (ii) an agreement by any Borrower leasing all or substantially all of any Property for other than actual occupancy by a space tenant thereunder, or a sale, assignment or other transfer of, or the grant of a security interest in, any Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party is a corporation, any merger, consolidation or direct or indirect Sale or Pledge of such corporation’s stock or the creation or issuance of new stock; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the direct or indirect Sale or Pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interest or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the direct or indirect Sale or Pledge of non-managing membership interests or the creation or issuance of new non-managing membership interests; or (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the direct or indirect Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests.

(d)       Notwithstanding the other provisions of this Section 5.2.10, the Agent’s consent shall not be required for or in connection with the following Transfers:

(i)       if the REIT Guarantor’s shares of common equity are listed for trading on The New York Stock Exchange or another nationally or internationally recognized securities exchange, Transfer of publicly traded shares of the REIT Guarantor on any such exchange, so long as such Transfer does not result in a Change of Control; and

(ii)       any Transfer of limited partnership interests in the OP Guarantor, provided that, (A) if such Transfer meets or exceeds the Transfer Notice Threshold, the Agent shall receive not less than twenty (20) days’ prior written notice of such Transfer and the Agent shall be in receipt of Satisfactory Search Results prior to such Transfer, at the Borrowers’ cost and expense, (B) such Transfer shall not result in a Change of Control, (C) all applicable net worth and liquidity covenants set forth in the Guaranty of Recourse Obligations with respect to any Guarantor shall remain satisfied after such Transfer and (D) if after giving effect to such Transfer, more than forty-nine percent (49%) in the aggregate of direct or indirect interests in any Borrower or any Principal are owned by any Person and its Affiliates that owned less than forty-nine percent (49%) direct or indirect interest in such Borrower or such Principal (as applicable) as of the Closing Date, the Borrowers shall, no less than thirty (30) days prior to the effective date of such Transfer, deliver to the Agent an Additional Insolvency Opinion.

(e)       Each Borrower acknowledges and agrees that any Transfer of development rights, grant of an easement, or recordation of a zoning lot development agreement (ZLDA) or declaration of zoning lot restrictions or restrictive declaration in respect of any Property hereafter granted or otherwise consummated shall constitute a Transfer of such Property.

(f)       Neither the Agent nor the Lender shall be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Obligations immediately due and payable upon a Transfer not permitted hereunder without the Agent’s consent. This provision shall apply to every Transfer not permitted hereunder without the Agent’s consent regardless of whether voluntary or not, or whether or not the Agent has consented to any previous Transfer.

(g)       The Borrowers shall pay or cause to be paid any transfer taxes incurred as a result of any Transfer permitted hereunder and shall provide evidence of any required payment as a condition to the consummation of any Transfer consented to or otherwise permitted hereunder.

5.2.11       Use of Funds and Distributions and Payments to Affiliates; Affiliate Agreements.

(a)       Upon commencement of, and at any time during, any Excess Cash Flow Sweep Period, the Borrowers shall not (i) use any amounts deposited in the Excess Cash Flow Reserve Account for any purpose other than (A) for costs, expenses and payments related to or in connection with (1) Approved Operating Expenses, (2) Capital Expenditures that are Approved by the Agent, (3) costs associated with existing Leases or any new Leases at such Property entered into pursuant to the terms of this Agreement, (4) costs incurred in connection with the purchase of any Interest Rate Cap (or extension or replacement thereof) and (5) deposits with respect to any Reserve Funds (or shortfalls with respect thereto) and (B) application toward the reduction of the Outstanding Principal Balance or (ii) make any Permitted Distributions or other distributions to, or otherwise pay any dividends or make any payments to, any Borrower Related Person, any Restricted Party, any Guarantor or any Affiliate of any of the foregoing (except pursuant to a contract expressly permitted by the terms of Section 5.2.11(c)).

(b)       If no Excess Cash Flow Sweep Period is then in existence, any amounts previously deposited into the Excess Cash Flow Reserve Account shall be disbursed to the Borrowers for use or distribution by the Borrowers (including, without limitation, to make Permitted Distributions to, or otherwise pay dividends to, any Borrower Related Person, any Restricted Party, any Guarantor or any Affiliate of any of the foregoing).

(c)       At any time during an Excess Cash Flow Sweep Period or following any Event of Default, no Borrower shall make any distributions (including Permitted Distributions) to, or otherwise pay any dividends or make any payments to, any Restricted Party, any Guarantor, any Borrower Related Person or any Affiliate of any of the foregoing in each case unless (1) such payment is a distribution from a Borrower to the Parent Borrower and is being made to permit the Parent Borrower to pay, or to contribute the funds to another Borrower for payment of, Approved Operating Expenses owing by that other Borrower or (2) such distribution or other dividend or payment has been Approved by the Agent in its sole and absolute discretion.

(d)       No Borrower shall enter into any contract or agreement with any Borrower Related Person unless it has obtained the Agent’s prior written Approval, provided that if no Default has occurred and remains outstanding and if no Event of Default has occurred, such Approval shall not be unreasonably withheld, conditioned or delayed if such agreement is on terms that are intrinsically fair, commercially reasonable, and are substantially similar to those which such Borrower would obtain in a comparable arm’s-length transaction with an unrelated third party.

(e)       Upon the written request of the Agent, the Borrowers shall deliver to the Agent within five (5) Business Days a certificate signed by an officer of the Borrowers attesting to each Borrower’s compliance with the covenants, agreements and obligations of this Section 5.2.11.

ARTICLE 6

INSURANCE; CASUALTY; CONDEMNATION

Section 6.1 Insurance.

(a)       Each Borrower (the “Insured Borrower”) shall, at its sole costs and expense, obtain and maintain, or cause to be maintained, the following insurance in respect of each Property owned by such Borrower (the “Insured Property”) providing at least the following coverages:

(i)       Property Insurance insuring against loss or damage customarily included under so called “All Risk” or “Special Risk” form policies including, without limitation, coverage against riot and civil commotion, vandalism, malicious mischief, water, mold (based on a covered period, if obtainable), fire, lightning, burglary, theft, boiler and machinery/mechanical breakdown, and coverage for damage or destruction caused by the acts of “Terrorists” both foreign and domestic (or such policies shall have no exclusion from coverage with respect thereto) on the Improvements and the Personal Property pertaining to the Insured Property, in each case (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” as determined by regular analysis/valuation, with the exception of the perils of windstorm/hail and earthquake, which shall be insured to limits not less than one hundred and ten percent (110%) of probable maximum loss (PML) estimated at 500 year recurrence (i.e., .002 probability), as determined by an independent expert; (B) with no co-insurance, which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (C) containing an agreed amount endorsement with respect to the Improvements and Personal Property pertaining to the Insured Property waiving all co-insurance provisions; (D) providing for no deductible in excess of Twenty-Five Thousand Dollars ($25,000.00) for all such insurance coverage except the insurance shall have a deductible of no more than Fifty-Thousand Dollars ($50,000.00) for Flood; (E) containing an “Ordinance or Law Coverage” or “Enforcement” endorsement if any of the Improvements or the use of the Property shall at any time constitute legal non-conforming structures or uses, such “Ordinance or Law Coverage” or “Enforcement” endorsement to the insurance required under clause (A) of this subjection equal to building limit and such “Ordinance or Law Coverage” or “Enforcement” endorsement to the insurance required under clause (C) and clause (D) of this subsection each no less than ten percent (10%) of building limit; and (F) permit that the improvements and other property covered by such insurance be rebuilt at another location in the event that such improvements and other property cannot be rebuilt at the location on which they are situated as of the date hereof. In addition, the Borrowers shall obtain: (x) if any portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area”, flood hazard insurance in an amount equal to the maximum limit of coverage available under the National Flood Insurance Program plus such greater amount as the Agent shall reasonably require; (y) earthquake insurance in amounts and in form and substance satisfactory to the Agent in the event the Property is located in an area with a high degree of seismic activity with deductibles no more than five percent (5%) TIV; and (z) coastal windstorm insurance in amounts and in form and substance satisfactory to the Agent in the event the Property is located in any coastal region with a deductible no more than five percent (5%) TIV, provided that the insurance pursuant to clauses (x), (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i). If such insurance excludes mold, the Borrowers shall implement a mold prevention program satisfactory to the Lender;

(ii)       Commercial General Liability insurance, including coverages against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Insured Property, such insurance (A) to be on an “occurrence” form with worldwide defense and indemnity, a combined limit of not less than Two Million Dollars ($2,000,000.00) in the aggregate and One Million Dollars ($1,000,000.00) per occurrence with no deductible or self-insured retention (and, if on a blanket policy, containing an “Aggregate Per Location” endorsement); (B) to continue at not less than the aforesaid limit until required to be changed by the Agent in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) property and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; and (4) contractual liability for all insured contracts to the extent the same is available;

(iii)       Rental loss and/or Business Interruption/Extra Expense (A) with loss payable to the Agent; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above; (C) containing an extended period of indemnity endorsement which provides that after the physical loss to any Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that such Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (D) written on an “Actual Loss Sustained” basis or with a period of indemnity of not less than eighteen (18) months, covering Gross Income from Operations, and notwithstanding that the policy may expire at the end of such period. The amount of such business income insurance shall be determined prior to the date hereof and at least once each year thereafter based on the Insured Borrower’s reasonable estimates of the Gross Income from Operations for the succeeding eighteen (18) month period. Notwithstanding anything to the contrary in Section 2.6 hereof, all proceeds payable to the Agent pursuant to this subsection shall be held by the Agent and shall be applied at the Agent’s sole discretion to (I) the obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note or (II) Operating Expenses Approved by the Agent; provided, however, that nothing herein contained shall be deemed to relieve any Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in the Note and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

(iv)       at all times during which structural construction, repairs or alterations are being made with respect to any Improvements, and only if the Insured Property coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above-mentioned commercial general liability insurance policy; and (B) the insurance provided for in subsection (i) above written on a builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy the Insured Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;

(v)       if the Insured Property includes commercial property, worker’s compensation insurance with respect to any employees of the Insured Borrower, as required by any Governmental Authority or Legal Requirement;

(vi)       comprehensive boiler and machinery/equipment breakdown insurance (without exception for explosion), covering all steam boilers and air conditioning equipment, high pressure piping, machinery and equipment, sprinkler systems, pressure vessels, refrigeration equipment and piping or similar apparatus now or hereafter installed in the Improvements (including system breakdown coverage) and insuring against loss of occupancy or use arising from any breakdown, in an amount at least equal to one hundred percent (100%) of the “Full Replacement Cost”, if applicable;

(vii)       umbrella liability insurance in an amount not less than Twenty-Five Million Dollars ($25,000,000.00) per occurrence, per location, subject to a cap in an amount not less than One Hundred Seventy Five Million ($175,000,000.00) per location in the aggregate, on terms consistent with the commercial general liability insurance policy required under subsection (ii) above;

(viii)       if the Insured Property is or becomes a legal “non-conforming” use, ordinance or law coverage and insurance coverage to compensate for the cost of demolition or rebuilding of the undamaged portion of the Insured Property along with any reduced value and the increased cost of construction in amounts as requested by the Lender;

(ix)       the commercial property and business income insurance required under Sections 6.1(a)(i) and (iii) above shall cover perils of terrorism and acts of terrorism (whether caused by a foreign or domestic source) and the Insured Borrower shall maintain commercial property and business income insurance for loss resulting from perils and acts of terrorism (whether caused by a foreign or domestic source) on terms (including amounts) consistent with those required under Sections 6.1(a)(i) and (iii) above at all times during the term of the Loan; provided, however, that notwithstanding the foregoing the Insured Borrower shall only be required to provide coverage in an amount of one hundred percent (100%) of the “Full Replacement Cost”;

(x)       (A) if the Tenant at the Insured Property operates a garage, a Garagekeeper’s Liability coverage and (B) if the Tenant at the Insured Property operates automobiles, automobile insurance coverage;

(xi)       [intentionally omitted]; and

(xii)       upon not less than sixty (60) days’ notice, such other reasonable insurance and in such reasonable amounts as the Agent from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for properties similar to the Insured Property located in or around the region in which the Insured Property is located.

(b)       All insurance provided for in Section 6.1 shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), and shall be subject to the approval of the Agent as to insurance companies, amounts, deductibles, loss payees and insureds. Complete copies of such Policies shall be provided to Agent upon request (information regarding non-collateral properties may be redacted). Each issuer of a Policy shall have a claims paying ability rating of at least “A-X” by A.M. Best and “A” by S&P. The Policies described in Section 6.1 (other than those strictly limited to liability protection) shall designate the Agent as mortgagee and loss payee. Not less than thirty (30) days prior to the expiration dates of the Policies theretofore furnished to the Agent, certificates of insurance evidencing the Policies accompanied by evidence satisfactory to the Agent of payment of the premiums due thereunder (the “Insurance Premiums”), shall be delivered by the Borrowers to the Agent.

(c)       Any blanket insurance Policy covering a particular Property shall specifically allocate to such Property the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate Policy insuring only that Property in compliance with the provisions of Section 6.1.

(d)       All Policies provided for or contemplated by Sections 6.1(a)(ii), (vii) and (x) shall name the Insured Borrower under such Policy as the named insured and the Agent, the Lender and their respective successors and assigns as their interests may appear as additional insureds, with respect to liability policies, and in the case of property damage, boiler and machinery, flood and earthquake insurance, shall contain a standard non-contributing mortgagee clause in favor of the Agent providing that the loss thereunder shall be payable to the Agent. All Policies:

(i)       may contain deductibles only to the extent Approved by the Agent (provided that if no Default has occurred and remains outstanding and if no Event of Default has occurred, such Approval shall not be unreasonably withheld, conditioned or delayed);

(ii)       with respect to rental or business interruption insurance policies, shall name the Agent and its successors and assigns as their interests may appear as loss payee; and

(iii)       shall contain a waiver of subrogation against the Agent.

(e)       All Policies provided for in Section 6.1 shall contain clauses or endorsements to the effect that:

(i)       no act or negligence of the Insured Borrower, or anyone acting for the Insured Borrower, or of any tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as the Agent is concerned;

(ii)       the Policies shall not be materially changed (other than to increase the coverage provided thereby) or cancelled without at least thirty (30) days’ notice (ten (10) days’ notice for non-payment of any premium) to the Agent and any other party named therein as an additional insured;

(iii)       the issuers thereof shall give notice to the Agent if the Policies have not been renewed fifteen (15) days prior to its expiration; and

(iv)       the Agent shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(f)       If at any time the Agent is not in receipt of written evidence that all Policies are in full force and effect, the Agent shall have the right, without notice to any Borrower, to take such action as the Agent deems necessary to protect its interest in any Property, including, without limitation, the obtaining of such insurance coverage as required hereunder. All premiums incurred by the Agent in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by the Borrowers to the Agent upon demand and, until paid, shall be secured by the Mortgages and shall bear interest at the Default Rate.

Section 6.2 Casualty. If any Property (the “Impaired Property”) shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), the Borrowers shall (a) give prompt notice of such damage to the Agent upon obtaining knowledge thereof, and (b) at the Borrowers’ option, either (x) promptly commence and diligently prosecute the completion of the Restoration so that the Impaired Property resembles, as nearly as possible, the condition the Impaired Property was in immediately prior to such Casualty, with such alterations as may be reasonably Approved by the Agent and otherwise in accordance with Section 6.4, or (y) prepay the Loan in whole. In the event that the option in clause (x) of the immediately preceding sentence is elected, the Borrowers shall pay all costs of such Restoration whether or not such costs are covered by insurance. The Agent may, but shall not be obligated to make proof of loss if not made promptly by the Borrowers. In addition, the Agent may participate in any settlement discussions with any insurance companies with respect to any Casualty, and the Borrowers shall deliver to the Agent all instruments required by the Agent to permit such participation. Notwithstanding any Casualty, the Borrowers shall continue to perform the Obligations at the time and in the manner provided in this Agreement and the other Loan Documents and the Outstanding Principal Balance shall not be reduced until any Award shall have been actually received and applied by the Agent in accordance with this Agreement and the other Loan Documents.

Section 6.3 Condemnation. The Borrowers shall promptly give the Agent notice of the actual or threatened commencement of any proceeding in respect of Condemnation and shall deliver to the Agent copies of any and all papers served in connection with such proceedings. The Agent may participate in any such proceedings, and the Borrowers shall from time to time deliver to the Agent all instruments requested by the Agent to permit such participation. The Borrowers shall, at their expense, diligently prosecute any such proceedings and shall consult with the Agent, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), the Borrowers shall continue to perform the Obligations at the time and in the manner provided in this Agreement and the other Loan Documents and the Outstanding Principal Balance shall not be reduced until any Award shall have been actually received and applied by the Agent, after the deduction of expenses of collection, to the reduction or discharge of the Obligations. The Agent shall not be limited to the interest paid on the Award by the applicable Governmental Authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Notes. If any Property or any portion thereof is taken by a Governmental Authority, such Borrower who owns such Property shall promptly commence and diligently prosecute Restoration and otherwise comply with the provisions of Section 6.4. If any Property is sold, through foreclosure or otherwise, prior to the receipt by the Agent of the Award, the Agent shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

Section 6.4 Restoration. The following provisions shall apply in connection with the Restoration:

(a)       If (i) the Net Proceeds shall be less than (A) the Major Restoration Threshold with respect to such individual Property and (B) when aggregated with the costs of all other alterations and Restorations affecting the Properties, the aggregate Major Restoration Threshold and (ii) the costs of completing the Restoration shall be less (A) than the Major Restoration Threshold with respect to such individual Property and (B) when aggregated with the costs of all other alterations and Restorations affecting the Properties, the aggregate Major Restoration Threshold, the Net Proceeds will be disbursed by the Agent to the Borrower that owns the Property that is undergoing the Restoration (the “Restoring Borrower”) upon receipt, provided that all of the conditions set forth in Section 6.4(b)(i) are met and the Restoring Borrower delivers to the Agent a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.

(b)       If (i) the Net Proceeds are equal to or greater than (A) the Major Restoration Threshold with respect to such individual Property or (B) when aggregated with the costs of all other alterations and Restorations affecting the Properties, the aggregate Major Restoration Threshold or (ii) the costs of completing the Restoration is equal to or greater than (A) the Major Restoration Threshold with respect to such individual Property or (B) when aggregated with the costs of all other alterations and Restorations affecting the Properties, the aggregate Major Restoration Threshold, the Net Proceeds will be held by the Agent and the Agent shall make the Net Proceeds available for the Restoration in accordance with all of the provisions of this Section 6.4. The term “Net Proceeds” for purposes of this Section 6.4 shall mean: (i) the net amount of all insurance proceeds received by the Agent pursuant to Sections 6.1(a)(i), (iv), (vi), (ix) and (x) as a result of such damage or destruction, after deduction of its costs and expenses (including, but not limited to, counsel fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of the Award, after deduction of the Agent’s costs and expenses (including, but not limited to, counsel costs and fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.

(i)       The Net Proceeds shall be made available to the Restoring Borrower for Restoration upon the satisfaction of the Agent in its reasonable discretion that the following conditions are met:

(A)       no Event of Default shall have occurred and be continuing;

(B)       (1) in the event the Net Proceeds are Insurance Proceeds, less than twenty-five percent (25%) of the total floor area of the Improvements on the Property that is undergoing the Restoration (such Property, the “Restoring Property”) has been damaged, destroyed or rendered unusable as a result of such Casualty, or (2) in the event the Net Proceeds are Condemnation Proceeds, less than ten percent (10%) of the land constituting the Restoring

Property is taken, and such land is located along the perimeter or periphery of the Restoring Property, and no material portion of the Improvements relating to the Restoring Property is located on such land;

(C)       subject to excusable delays due to acts of god, governmental restrictions, stays, judgments, orders, decrees, enemy actions, civil commotion, fire, casualty, strikes, work stoppages or shortages of labor or materials, the Restoring Borrower shall commence Restoration as soon as reasonably practicable (but in no event later than sixty (60) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion;

(D)       the Agent shall be satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note, which will be incurred with respect to the Restoring Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 6.1(a)(iii), if applicable, or (3) by other funds of the Restoring Borrower;

(E)       the Agent shall be satisfied that Restoration will be completed on or before the earliest to occur of (1) then-effective Maturity Date, (2) the earliest date required for such completion under the terms of any Leases, (3) such time as may be required under applicable Legal Requirements and (4) the expiration of the insurance coverage referred to in Section 6.1(a)(iii);

(F)       the Restoring Property and the use thereof after Restoration will be in compliance with and permitted under all applicable Legal Requirements;

(G)       Restoration shall be done and completed by the Restoring Borrower in compliance with all applicable Legal Requirements;

(H)       such Casualty or Condemnation, as applicable, does not result in the permanent loss of access to the Restoring Property or the related Improvements;

(I)       after giving effect to Restoration, the Net Cash Flow of the Borrowers shall be projected by the Agent to result in a Debt Yield of no less than the Debt Yield immediately prior to such Restoration;

(J)       the Restoring Borrower shall deliver, or cause to be delivered, to the Agent a signed detailed budget approved in writing by the architect and/or the engineers stating the entire estimated cost of completing the Restoration; and

(K)       the Net Proceeds together with any cash or cash equivalent deposited by the Restoring Borrower with the Agent are in an amount sufficient in the Agent’s reasonable discretion to cover the estimated cost of Restoration, taking into account the budget delivered to the Agent in accordance with clause (J) above and maintain the Loan in balance.

(ii)       The Net Proceeds shall be paid directly to the Agent for deposit in an interest-bearing account and, until disbursed in accordance with the provisions of this Section 6.4(b), shall constitute additional security for the Debt and the Other Obligations. The Net Proceeds shall be disbursed by the Agent to, or as directed by, the Restoring Borrower from time to time during the course of Restoration, upon receipt of evidence satisfactory to the Agent that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with Restoration have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Restoring Property which have not either been fully bonded to the satisfaction of the Agent and discharged of record or in the alternative fully insured to the satisfaction of the Agent by the Title Company.

(iii)       In the event that the estimated cost of Restoration exceeds One Million Dollars ($1,000,000.00), all plans and specifications required in connection with the Restoration shall be subject to prior review and acceptance in all respects by the Agent and by an independent consulting engineer selected by the Agent (the “Casualty Consultant”). The Agent shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts under which they have been engaged, shall be subject to prior review and acceptance by the Agent and the Casualty Consultant; provided, that if no Default has occurred and remains outstanding and if no Event of Default has occurred, such Approval shall not be unreasonably withheld, conditioned or delayed. All costs and expenses incurred by the Agent in connection with making the Net Proceeds available for Restoration including, without limitation, counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by the Restoring Borrower.

(iv)       In no event shall the Agent be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Casualty Retainage. The term “Casualty Retainage” shall mean, as to each contractor, subcontractor or materialman engaged in the Restoration, an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until Restoration has been completed. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 6.4(b), be less than the amount actually held back by any Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to the Agent that Restoration has been completed in accordance with the provisions of this Section 6.4(b) and that all approvals necessary for the re-occupancy and use of the Restoring Property have been obtained from all appropriate Governmental Authorities, and the Agent receives evidence satisfactory to the Agent that the costs of Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that the Agent will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to the Agent that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the Lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by the Agent or by the Title Company, and the Agent receives an endorsement to the applicable Title Insurance Policy insuring the continued priority of the Lien of the related Mortgage and evidence of payment of any premium payable for such endorsement. If required by the Agent, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(v)       the Agent shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(vi)       If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the opinion of the Agent in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, the Borrowers shall deposit the deficiency (the “Net Proceeds Deficiency”) with the Agent before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with the Agent shall be held by the Agent and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 6.4(b) shall constitute additional security for the Debt and the Other Obligations.

(vii)       The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with the Agent after the Casualty Consultant certifies to the Agent that Restoration has been completed in accordance with the provisions of this Section 6.4(b), and the receipt by the Agent of evidence satisfactory to the Agent that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by the Agent to the Restoring Borrower, provided that no Event of Default shall have occurred and shall be continuing.

(c)       All Net Proceeds not required (i) to be made available for Restoration, or (ii) to be returned to any Restoring Borrower as excess Net Proceeds pursuant to Section 6.4(b)(vii), may be retained and applied by the Agent toward the payment of the Outstanding Principal Balance whether or not then due and payable in such order, priority and proportions as the Agent in its sole discretion shall deem proper, or, in the sole discretion of the Agent, the same may be paid, either in whole or in part, to such Restoring Borrower for such purposes as the Agent shall approve, in its sole discretion.

(d)       In the event of foreclosure of any Mortgage, or other transfer of title to one or more of the Properties in extinguishment in whole or in part of the Debt, all right, title and interest of any Borrower in and to the Policies that are not blanket Policies then in force concerning any Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or the Agent or other transferee in the event of such other transfer of title.

ARTICLE 7

RESERVE FUNDS

Section 7.1 Tax and Insurance Escrow Funds. On or prior to the Closing Date, the Borrowers shall establish and thereafter maintain with the Cash Management Bank an account (which may be a sub-account of the Cash Management Account maintained on a ledger basis) for the purpose of reserving Taxes and Insurance Escrow Funds (the “Tax and Insurance Escrow Reserve Account”). On the date hereof, the Borrowers have deposited One Hundred Twenty-Five Thousand Three Hundred Five Dollars and 00/100 Dollars ($125,305.00) of Tax and Insurance Escrow Funds (as defined below). The Borrowers shall pay to the Agent on each Payment Date (a) one-twelfth (1/12th) of the product of (i) one hundred percent (100%) and (ii) the Taxes that the Agent estimates will be payable during the next ensuing twelve (12) months with respect to the Properties in order to accumulate with the Agent sufficient funds to pay all such Taxes at least thirty (30) days prior to their respective due dates and (b) one-twelfth (1/12th) of the product of (i) one hundred percent (100%) and (ii) the Insurance Premiums that the Agent estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate with the Agent sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies (the foregoing amounts deposited with the Agent on the date hereof and in clauses (a) and (b) above are hereinafter called the “Tax and Insurance Escrow Funds”). The Tax and Insurance Escrow Funds and the payment of the monthly Debt Service, shall be added together and shall be paid as an aggregate sum by the Borrowers to the Agent. Provided no Event of Default shall have occurred and be continuing, the Agent will promptly and timely apply the Tax and Insurance Escrow Funds to payments of Taxes and Insurance Premiums required to be made by the Borrowers pursuant to Section 5.1.2 hereof and under the Mortgage, subject to each Borrower’s right to contest Taxes in accordance with Section 5.1.2 hereof. In making any payment relating to the Tax and Insurance Escrow Funds, the Agent may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Tax and Insurance Escrow Funds shall exceed the amounts due for Taxes and Insurance Premiums pursuant to Section 5.1.2 hereof, the Agent shall, in its sole discretion, return any excess to any Borrower or credit such excess against future payments to be made to the Tax and Insurance Escrow Funds. Any amount remaining in any Borrower’s Tax and Insurance Escrow Funds after the Obligations have been paid in full shall be returned to such Borrower. If at any time the Agent reasonably determines that any Borrower’s Tax and Insurance Escrow Funds are not or will not be sufficient to pay Taxes and Insurance Premiums by the dates set forth in clauses (a) and (b) above, the Agent shall notify such Borrower of such determination and such Borrower shall increase its monthly payments to the Agent by the amount that the Agent reasonably estimates is sufficient to make up the deficiency at least thirty (30) days prior to the due date of the Taxes and/or thirty (30) days prior to expiration of the Policies, as the case may be. Upon payment of the Taxes and Insurance Premiums, the Agent shall reassess the amount necessary to be deposited in the Tax and Insurance Escrow Reserve Account for the succeeding period, which calculation shall take into account any excess amounts remaining in the Tax and Insurance Escrow Funds. Upon the repayment in full of the Debt, all amounts then on deposit in the Tax and Insurance Escrow Reserve Account shall be disbursed by the Agent to the Borrowers.

Section 7.2 Security Deposit Account. On or prior to the Closing Date, the Borrowers shall establish and thereafter maintain with the Cash Management Bank an account (which may be a sub-account of the Cash Management Account maintained on a ledger basis) for the purpose of holding any cash Security Deposits pertaining to any Property. The Borrowers shall cause all Security Deposits that are in the form of cash to be remitted to the Agent to be held in an Eligible Account (the “Security Deposit Account”) during the term of the Loan. In addition, the Borrowers shall cause any Security Deposit that is in the form of a letter of credit to be assigned to the Agent and the Borrowers shall take such actions and execute such documents as are reasonably requested by the Agent to cause any such letter of credit to be assigned to the Agent (and, if requested by the Agent, shall deliver the original letter of credit to the Agent and/or cooperate with the Agent to have a replacement letter of credit issued in the Agent’s name). If a Lease has terminated and the Tenant thereunder is entitled pursuant to the terms of such Lease to a return of any portion of its Security Deposit and the Borrowers have notified the Agent of same, the Agent shall release such portion of such Security Deposit to such Tenant. Upon the occurrence of a default under a Lease that permits any Borrower to retain a Tenant’s Security Deposit, such Security Deposit shall thereafter constitute “Rent”, and shall be transferred to the Cash Management Account for application in accordance with the terms of this Agreement and the Cash Management Agreement.

Section 7.3 Excess Cash Flow Reserve Funds.

7.3.1       Deposit to Excess Cash Flow Reserve Account. On each Payment Date, the Borrowers shall deposit into the Excess Cash Flow Reserve Account the amounts required to be deposited therein in accordance with Section 2.6.1. Amounts so deposited shall hereinafter be referred to as the “Excess Cash Flow Reserve Funds” and the account in which such amounts are held shall hereinafter be referred to as the “Excess Cash Flow Reserve Account”.

7.3.2       Withdrawal from Excess Cash Flow Reserve Account. Provided that no Event of Default or Excess Cash Flow Sweep Period has occurred and is continuing, the Borrowers shall have the right to make withdrawals from the Excess Cash Flow Reserve Account for the purposes and subject to the limitations set forth in Section 5.2.11.

Section 7.4 CapEx Reserve Funds.

7.4.1       Deposits to the CapEx Reserve Account. On or prior to the Closing Date, the Borrowers shall establish and thereafter maintain with the Cash Management Bank an account (which may be a sub-account of the Cash Management Account maintained on a ledger basis) for the purpose of reserving CapEx Reserve Funds (the “CapEx Reserve Account”). On the Closing Date and on each Payment Date, the Borrowers shall deposit in the CapEx Reserve Account an amount equal to the CapEx Reserve Amount for the Closing Date or such Payment Date. Amounts deposited in the CapEx Reserve Account shall hereinafter be referred to as the “CapEx Reserve Funds”.

7.4.2       Withdrawal from the CapEx Reserve Account. Subject to the requirements of this Section 7.4.2, the Borrowers may request withdrawals from the CapEx Reserve Account to pay for CapEx Items that have been Approved by the Agent or to pay for the Renovations if the Renovations Reserve Funds are insufficient to pay such amounts. The Borrowers shall submit to the Agent a request (detailing the cost of the Renovations or CapEx Items to which such request relates, which may include costs of materials stored at the Properties that are to be incorporated into the Renovations and CapEx Items), together with all conditions precedent to such disbursement and such additional information as the Agent may reasonably request in connection with such Borrower’s request, at least ten (10) Business Days prior to the date on which such Borrower requests the Agent to make a disbursement from the CapEx Reserve Account. The Agent shall not be required to make more than one (1) disbursement from the CapEx Reserve Account during any calendar month. In addition, the Agent shall not be required to make disbursements from the CapEx Reserve Account unless such requested disbursement is in an amount greater than Twenty-Five Thousand Dollars ($25,000.00 (or a lesser amount if the total amount in the CapEx Reserve Account is less than Twenty-Five Thousand Dollars ($25,000.00), in which case only one disbursement of the amount remaining in that account shall be made) and such disbursement shall be made only upon satisfaction of each condition contained in this Section 7.4. The Agent shall make a disbursement from the CapEx Reserve Account in the amount requested by the Borrowers so long as each and all of the following conditions are satisfied as of the date of the request and as of the date on which such disbursement is to be made:

(a)       no Default or Event of Default shall have occurred and be continuing;

(b)       the amount requested to be disbursed does not exceed the amount of CapEx Reserve Funds in the CapEx Reserve Account as of the date of the request for disbursement and the date on which such disbursement is to be made, such that at no time shall the Agent be obligated to pay amounts to the Borrowers in excess of the current balance in the CapEx Reserve Account at the time of disbursement;

(c)       the Agent has received invoices evidencing that the costs of the CapEx Items for which such disbursements are requested are or will become due and payable and are in respect of CapEx Items at one or more of the Properties that have been Approved by the Agent;

(d)       the Borrowers have applied any amounts previously received in accordance with this Section 7.4.2 for the expenses to which such specific draws relate;

(e)       (i) all work to be funded by the requested disbursement has been or will be completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements and (ii) except as permitted pursuant to Section 7.11.3 below, each Person who supplied or will supply materials or labor in connection with the work to be funded by the requested disbursement has been paid in full or will be paid in full upon such disbursement for work completed and/or materials furnished to date. The Borrowers shall provide Agent with a copy of any license, permit or other approval by any Governmental Authority required to commence and/or complete such work and Agent shall have received such other evidence from the Borrowers that it may reasonably request evidencing compliance with the conditions in the foregoing sentence;

(f)       the Agent shall have received sworn unconditional lien waivers from (A) contractors and subcontractors and (B) materialmen, suppliers and vendors, covering all work for which funds have been disbursed from the CapEx Reserve Account pursuant to a prior request for disbursement pursuant to this Section 7.4.2 and, at the Agent’s election, sworn conditional lien waivers from (A) contractors and subcontractors and (B) materialmen, suppliers and vendors covering all work of such Persons for which funds are being disbursed pursuant to then current request for disbursement, all in compliance with the applicable Legal Requirements together with such invoices, contracts, or other supporting data as the Agent may reasonably require to evidence that all costs of CapEx Items for which disbursement is sought have been incurred;

(g)       to the extent that the disbursement request relates to costs incurred in connection with the Renovations:

(i)       the Borrowers shall comply with the requirements of Section 7.5.2 as if this disbursement request were a request for a disbursement from the Renovations Reserve Account; and

(ii)       either (A) there is no amount remaining in the Renovations Reserve Account or (B) this CapEx Reserve Account disbursement request is being made simultaneously with a request for a disbursement from the Renovations Reserve Account that would result in the Renovations Reserve Account being reduced to ZERO DOLLARS AND ZERO CENTS ($0.00); and

(h)       the Agent has received an Officer’s Certificate from the Borrowers confirming that the conditions in the foregoing clauses (a) through (g) have been satisfied and that the copies of the deliverables required by the same are true and complete.

Section 7.5 Renovations Reserve Fund.

7.5.1       Deposits to the Renovations Reserve Account. On or prior to the Closing Date, the Borrowers shall establish and thereafter maintain with the Cash Management Bank an account (which may be a sub-account of the Cash Management Account maintained on a ledger basis) for the purpose of reserving Renovations Reserve Funds (the “Renovations Reserve Account”). On or prior to the Closing Date, the Borrowers shall deposit into the Renovations Reserve Account an amount equal to (x) the Renovations Reserve Amount plus (y) one twenty-fourth (1/24th) the Renovations Reserve Amount. On or prior to each of the twenty-three (23) Payment Dates following the Closing Date, the Borrowers shall deposit into the Renovations Reserve Account an amount equal to one twenty-fourth (1/24th) of the Renovations Reserve Amount. Amounts deposited in the Renovations Reserve Account shall hereinafter be referred to as the “Renovations Reserve Funds”.

7.5.2       Withdrawal from the Renovations Reserve Account. Subject to the requirements of this Section 7.5.2, the Borrowers may request withdrawals from the Renovations Reserve Account to pay for the Renovations. The Borrowers shall submit to the Agent a request (detailing the cost of the Renovations to which such request relates, which may include costs of materials stored at the Properties that are to be incorporated into the Renovations), together with all conditions precedent to such disbursement and such additional information as the Agent may reasonably request in connection with such Borrower’s request, at least ten (10) Business Days prior to the date on which such Borrower requests the Agent to make a disbursement from the Renovations Reserve Account. The Agent shall not be required to make more than one (1) disbursement from the Renovations Reserve Account during any calendar month. In addition, the Agent shall not be required to make disbursements from the Renovations Reserve Account unless such requested disbursement is in an amount greater than Twenty-Five Thousand Dollars ($25,000.00) (or a lesser amount if the total amount in the Renovations Reserve Account is less than Twenty-Five Thousand Dollars ($25,000.00), in which case only one disbursement of the amount remaining in that account shall be made) and such disbursement shall be made only upon satisfaction of each condition contained in this Section 7.5. The Agent shall make a disbursement from the Renovations Reserve Account in the amount requested by the Borrowers so long as each and all of the following conditions are satisfied as of the date of the request and as of the date on which such disbursement is to be made:

(a)       no Default or Event of Default shall have occurred and be continuing;

(b)       the Borrowers must deliver or cause to be delivered to the Agent the following documents in form and substance satisfactory to the Agent and the Lender (the “Draw Request”):

(i)       a letter requesting a draw and specifying the amount of the requested draw;

(ii)       an itemized payee list including a summary and copies of all invoices incurred in connection with the Renovations at the time of the Draw Request, together with any supplemental items required by the Agent;

(iii)       an Officer’s Certificate stating that the Renovation Documents are true, correct, accurate and complete as of the date the Borrowers provide the Draw Request to the Agent or describing and explaining any statement in the Renovation Documents that is untrue, incorrect, inaccurate or incomplete (a “Renovation Documents Change”); and

(iv)       evidence that the Property or Properties relating to the Renovations are Lien-free, including (i) a written Lien waiver acceptable to the Agent from each party to be paid and (ii) such other evidence as the Agent may reasonably request; and

(c)       the amount requested to be disbursed does not exceed the amount of Renovations Reserve Funds in the Renovations Reserve Account as of the date of the request for disbursement and the date on which such disbursement is to be made, such that at no time shall the Agent be obligated to pay amounts to the Borrowers in excess of the current balance in the Renovations Reserve Account at the time of disbursement;

(d)       the Agent and the Lender shall have approved the Draw Request and each Renovation Document, or, if applicable, any Renovation Documents Change, in each case, in its sole discretion;

(e)       the Borrowers shall have (i) paid or reimbursed the Agent for all recording and filing fees, the fees and costs of the Agent’s counsel and all costs and expenses incurred in connection with the Agent’s review and approval of all items relating to the Draw Request and (ii) if requested by the Agent, delivered to the Agent a title search indicating that the Property is free from all Liens other than Permitted Encumbrances;

(f)       the representations and warranties, made by each Borrower and each Guarantor in this Agreement and the other Loan Documents shall be true and complete in all material respects on and as of the date the Borrowers provide the Draw Request to the Agent with the same force and effect as if made on and as of such date except with respect to representations and warranties that were specific to an earlier date;

(g)       originals (or copies certified by the Borrowers in an Officer’s Certificate to be true copies) of all Governmental Approvals to the extent then applicable and such other Governmental Approvals as the Agent may reasonably request and which, in the reasonable opinion of counsel to the Agent, are then currently necessary under applicable Legal Requirements in connection with the Renovations and certified copies of all applications for such Governmental Approvals;

(h)       the Borrowers have applied any amounts previously received in accordance with this Section 7.5.2 for the expenses to which such specific draws relate;

(i)       (i) all work to be funded by the requested disbursement has been or will be completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements and (ii) except as permitted pursuant to Section 7.11.3 below, each Person who supplied or will supply materials or labor in connection with the work to be funded by the requested disbursement has been paid in full or will be paid in full upon such disbursement for work completed and/or materials furnished to date. The Borrowers shall provide Agent with a copy of any license, permit or other approval by any Governmental Authority required to commence and/or complete such work and Agent shall have received such other evidence from the Borrowers that it may reasonably request evidencing compliance with the conditions in the foregoing sentence; and

(j)       the Agent has received an Officer’s Certificate from the Borrowers confirming that the conditions in the foregoing clauses (a) through (j) have been satisfied and that the copies of the deliverables required by the same are true and complete.

Section 7.6 Rollover Reserve Funds.

7.6.1       Deposits of Rollover Reserve Funds.

(a)       On or prior to the Closing Date, the Borrowers shall establish and thereafter maintain with the Cash Management Bank an account (which may be a sub-account of the Cash Management Account maintained on a ledger basis) for the purpose of reserving Rollover Reserve Funds (the “Rollover Reserve Account”). On or prior to the Closing Date, the Borrowers shall deposit one-twelfth (1/12th) of the Rollover Reserve Amount into the Rollover Reserve Account. On or prior to each Payment Date thereafter, the Borrowers shall deposit one-twelfth (1/12th) of the Rollover Reserve Amount into the Rollover Reserve Account. Amounts deposited in the Rollover Reserve Account shall hereinafter be referred to as the “Rollover Reserve Funds”.

(b)       In addition to the required monthly deposits set forth in subsection (a) above, the following items shall be deposited into the Rollover Reserve Account and held as Rollover Reserve Funds and shall be disbursed and released as set forth in Section 7.6.2 below, and the Borrowers shall advise the Agent at the time of receipt thereof of the nature of such:

(i)       all sums paid with respect to (A) a modification of any Lease or otherwise paid in connection with any Borrower taking any action under any Lease (e.g., granting a consent) or waiving any provision thereof, (B) any settlement of claims of any Borrower against third parties in connection with any Lease, (C) any rejection, termination, surrender or cancellation of any Lease (including in any bankruptcy case) or any lease buy-out or surrender payment from any Tenant (including any payment relating to unamortized tenant improvements and/or leasing commissions), and (D) any sum received from any Tenant to obtain a consent to an assignment or sublet or otherwise, or any holdover rents or use and occupancy fees from any Tenant or former Tenant (to the extent not being paid for use and occupancy or holdover rent); and

(ii)       any other extraordinary event pursuant to which the Borrowers receives payments or income (in whatever form) derived from or generated by the use, ownership or operation of any Property not otherwise covered by this Agreement or the Cash Management Agreement.

7.6.2       Release of Rollover Reserve Funds. Subject to the requirements of this Section 7.6.2, the Borrowers may request withdrawals from the Rollover Reserve Account to pay for Approved Leasing Expenses. The Borrowers shall submit to the Agent a request therefor, together with all conditions precedent to such disbursement and such additional information as the Agent may reasonably request in connection with the Borrowers’ request, at least ten (10) Business Days prior to the date on which the Borrowers request the Agent to make a disbursement from the Rollover Reserve Account. The Agent shall not be required to make more than one (1) disbursement from the Rollover Reserve Account during any calendar month. In addition, the Agent shall not be required to make disbursements from the Rollover Reserve Account unless such requested disbursement is in an amount of Twenty-Five Thousand Dollars ($25,000.00) or more (or, if the total amount in the Rollover Reserve Account is less than Twenty-Five Thousand Dollars ($25,000.00), an amount equal to the remaining balance in the account) and such disbursement shall be made only upon satisfaction of each condition contained in this Section 7.6. The Agent shall make a disbursement from the Rollover Reserve Account in the amount requested by the Borrowers so long as each and all of the following conditions are satisfied as of the date of the request and as of the date on which such disbursement is to be made:

(a)       No Event of Default has occurred and no Default exists as of the time of request or the time of proposed release;

(b)       The proposed disbursement is for one or more Approved Leasing Expenses;

(c)       the request for disbursement is accompanied by:

(i)       an Officer’s Certificate (1) stating that the items to be funded by the requested disbursement are Approved Leasing Expenses, and a description thereof, (2) stating that any tenant improvements to be funded by the requested disbursement have been completed (or completed to the extent of the requested disbursement) in a good and workmanlike manner and in accordance with all applicable Legal Requirements, (3) identifying each vendor that supplied materials or labor in connection with the Approved Leasing Expenses to be funded by the requested disbursement, (4) stating that each such vendor has been paid in full or will be paid in full upon such disbursement, or if such payment is a progress payment, that such payment represents full payment to such vendor, less any applicable retention amount, for work completed through the date of the relevant invoice from such vendor, (5) stating that the Approved Leasing Expenses (or relevant portion thereof) to be funded from the disbursement in question have not been the subject of a previous disbursement, (6) stating that all previous disbursements of Rollover Reserve Funds have been used to pay the previously identified Approved Leasing Expenses, (7) stating that all outstanding trade payables with respect to the Approved Leasing Expenses (other than those to be paid from the requested disbursement or those constituting indebtedness permitted under this Agreement) have been paid in full other than any applicable retention amount for tenant improvement costs and (8) confirming that each of the conditions set forth in this Section 7.6.2 for release is satisfied;

(ii)       as to any completed Approved Leasing Expenses constituting tenant improvement costs in excess of $50,000, a copy of any license, permit or other approval by any Governmental Authority required, if any, in connection with the tenant improvements and not previously delivered to the Agent;

(iii)       copies of appropriate lien waivers (or conditional lien waivers) (in either case with respect to tenant improvement costs in excess of $10,000);

(iv)       if requested by the Agent, a title search for each Property on which improvements related to the Approved Leasing Expenses are to be performed indicating that such Property is free from all Liens, claims and other encumbrances other than Permitted Encumbrances and other Liens previously approved by the Agent;

(v)       if requested by the Agent, with respect to disbursements from the Rollover Reserve Account for tenant improvement costs, a current Tenant estoppel certificate in form and substance acceptable to the Agent; and

(vi)       such other evidence as the Agent shall reasonably request to demonstrate that the Approved Leasing Expenses to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to the Borrowers (or the portion thereof as to which such request for disbursement has been submitted has been completed and is paid for (other than any retention amount which is not a part of such disbursement request) or will be paid upon such disbursement to the Borrowers); and

(d)       if such disbursement request is for $50,000 or more of tenant improvement costs, the Agent shall have (if it desires) verified (by an inspection conducted at the Borrower’s expense) performance of the work associated with such tenant improvement costs.

Section 7.7 Free Rent Reserve Fund.

7.7.1       Deposit to Free Rent Reserve Fund. The Borrowers hereby acknowledge that, as of the Closing Date, First Logistics has outstanding free rent credit pursuant to its Lease at the South Pulaski Property in the aggregate amount of Two Hundred and Fifty Thousand Four Hundred and Seventy-Six Dollars and Eighty-Eight Cents ($250,476.88). In connection with such free rent credit, the Borrowers shall deposit with the Agent on the Closing Date the amount of Two Hundred and Fifty Thousand Four Hundred and Seventy-Six Dollars and Eighty-Eight Cents ($250,476.88), which amount shall be held by the Agent and applied in accordance with Section 7.7.2 below. Such amount so deposited shall hereinafter be referred to as the “Free Rent Reserve Fund.” Any interest earned on the Free Rent Reserve Fund shall be credited to the Borrowers and added to the Free Rent Reserve Fund and shall be disbursed as provided in Section 7.7.2.

7.7.2       Release of Free Rent Reserve Funds. Provided no Default has occurred and remains outstanding and no Event of Default has occurred, on each Payment Date through and including the Payment Date occurring in August, 2018, the Agent shall make monthly disbursements from the Free Rent Reserve Fund in the amounts set forth on Schedule 7.7.2 attached hereto. Each such disbursement shall be deposited in the Cash Management Account and applied on the Payment Date relating to such disbursement in the same manner as Rent pursuant to Section 2.6.1(i) hereof. Upon the release of the South Pulaski Property pursuant to Section 2.5.3, all remaining amounts in the Free Rent Reserve Fund shall be deposited in the Cash Management Account and applied in the same manner as Rent pursuant to Section 2.6.1(i) hereof. For the avoidance of doubt, disbursements to the Borrowers from the Free Rent Reserve Fund shall not be withheld, conditioned or delayed for any reason other than the Borrowers’ failure to satisfy one or more of the conditions applicable to such disbursement that are expressly set forth in this Section 7.7.2 (i.e., no Default then in effect and no Event of Default having occurred). Any amount that was not disbursed pursuant to this Section 7.7.2 by virtue of a pending Default shall be disbursed on the Payment Date following the date such Default had been cured or otherwise no longer exists.

Section 7.8 First Logistics Construction Allowance Reserve Fund.

7.8.1       Deposit to First Logistics Construction Allowance Reserve Fund. On or prior to the Closing Date, the Borrowers shall establish and thereafter maintain with the Cash Management Bank an account (which may be a sub-account of the Cash Management Account maintained on a ledger basis) for the purpose of reserving First Logistics Construction Allowance Reserve Funds (the “First Logistics Construction Allowance

Reserve Account”). The Borrowers hereby acknowledge that, as of the Closing Date, First Logistics has a construction allowance pursuant to the First Logistics Lease in the aggregate amount of One Hundred and Fifty Thousand Dollars ($150,000.00). In connection with such construction allowance, the Borrowers shall deposit with the Agent on the Closing Date the amount of One Hundred and Fifty Thousand Dollars ($150,000.00), which amount shall be held by the Agent and applied in accordance with Section 7.8.2 and Section 7.8.3 below. Such amount so deposited shall hereinafter be referred to as the “First Logistics Construction Allowance Reserve Fund.” Any interest earned on the First Logistics Construction Allowance Reserve Fund shall be credited to the Borrowers and added to the First Logistics Construction Allowance Reserve Fund and shall be disbursed as provided in Section 7.8.2 or Section 7.8.3, as applicable.

7.8.2       Requests for Release of First Logistics Construction Allowance Reserve Funds. Subject to the requirements of this Section 7.8.2, the Borrowers may request withdrawals from the First Logistics Construction Allowance Reserve Account. The Borrowers shall submit to the Agent a request therefor, together with all conditions precedent to such disbursement and such additional information as the Agent may reasonably request in connection with the Borrowers’ request, at least ten (10) Business Days prior to the date on which the Borrowers request the Agent to make a disbursement from the First Logistics Construction Allowance Reserve Account. The Agent shall not be required to make more than one (1) disbursement from the First Logistics Construction Allowance Reserve Account during any calendar month. In addition, the Agent shall not be required to make disbursements from the First Logistics Construction Allowance Reserve Account unless such requested disbursement is in an amount of Twenty-Five Thousand Dollars ($25,000.00) or more (or, if the total amount in the First Logistics Construction Allowance Reserve Account is less than Twenty-Five Thousand Dollars ($25,000.00), an amount equal to the remaining balance in the account) and such disbursement shall be made only upon satisfaction of each condition contained in this Section 7.8. The Agent shall make a disbursement from the First Logistics Construction Allowance Reserve Account in the amount requested by the Borrowers so long as each and all of the following conditions are satisfied as of the date of the request and as of the date on which such disbursement is to be made:

(a)       No Event of Default has occurred and no Default exists as of the time of request or the time of proposed release;

(b)       The proposed disbursement would reimburse the South Pulaski Borrower for Approved First Logistics Construction Allowance Expenses;

(c)       the request for disbursement is accompanied by:

(i)       an Officer’s Certificate (1) stating that the items to be funded by the requested disbursement are Approved First Logistics Construction Allowance Expenses, and a description thereof, (2) stating that the tenant improvements to be funded by the requested disbursement have been completed (or completed to the extent of the requested disbursement) in a good and workmanlike manner and in accordance with all applicable Legal Requirements, (3) attaching a copy of the Completed Application for Payment (as defined in the First Logistics Lease) to which the requested disbursement relates and stating that such Completed Application for Payment is complete and correct, (4) identifying each vendor that supplied materials or labor in connection with the Approved First Logistics Construction Allowance Expenses to be funded by the requested disbursement, (5) stating that each such vendor has been paid in full or will be paid in full upon such disbursement, or if such payment is a progress payment, that such payment represents full payment to such vendor, less any applicable retention amount, for work completed through the date of the relevant invoice from such vendor, (6) stating that the Approved First Logistics Construction Allowance Expenses to be funded from the disbursement in question have not been the subject of a previous disbursement, (7) stating that all previous disbursements of First Logistics Construction Allowance Reserve Funds have been used to pay the previously identified Approved First Logistics Construction Allowance Expenses and (8) confirming that each of the conditions set forth in this Section 7.8.2 for release is satisfied;

(ii)       as to any completed Approved First Logistics Construction Allowance Expenses in excess of $50,000, a copy of any license, permit or other approval by any Governmental Authority required, if any, in connection with such tenant improvements and not previously delivered to the Agent;

(iii)       if requested by the Agent, a title search for the South Pulaski Property indicating that the South Pulaski Property is free from all Liens, claims and other encumbrances other than Permitted Encumbrances and other Liens previously approved by the Agent;

(iv)       if requested by the Agent, a current Tenant estoppel certificate from First Logistics, in form and substance acceptable to the Agent; and

(v)       such other evidence as the Agent shall reasonably request to demonstrate that the Approved First Logistics Construction Allowance Expenses to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to the Borrowers (or the portion thereof as to which such request for disbursement has been submitted has been completed and is paid for (other than any retention amount which is not a part of such disbursement request)); and

(d)       if such disbursement request is for $50,000 or more, the Agent shall have (if it desires) verified (by an inspection conducted at the Borrower’s expense) performance of the work associated with such Approved First Logistics Construction Allowance Expenses.

7.8.3       Final Release of First Logistics Construction Allowance Reserve Funds. All remaining amounts in the First Logistics Construction Allowance Reserve Fund shall be deposited in the Cash Management Account and applied in the same manner as Rent pursuant to Section 2.6.1(i) hereof on the first Payment Date following satisfaction of each and all of the following conditions:

(a)       no Event of Default has occurred and no Default exists at such time;

(b)       such Payment Date occurs after the earlier of (x) the release of the South Pulaski Property pursuant to Section 2.5.3 and (y) November 1, 2018; and

(c)       the South Pulaski Borrower delivers an Officer’s Certificate to the Agent dated on or after November 1, 2018 stating that the South Pulaski Borrower has not received a request for disbursement in respect of Total Construction Costs (as defined in the First Logistics Lease) that has not been fully funded or, if the South Pulaski Borrower has received one or more such request(s) that have not been fully funded, all disputes regarding such request(s) have been resolved by the South Pulaski Borrower in a manner acceptable to the Agent.

Section 7.9 Pactiv Construction Allowance Reserve Fund.

7.9.1       Deposit to Pactiv Construction Allowance Reserve Fund. On or prior to the Closing Date, the Borrowers shall establish and thereafter maintain with the Cash Management Bank an account (which may be a sub-account of the Cash Management Account maintained on a ledger basis) for the purpose of reserving Pactiv Construction Allowance Reserve Funds (the “Pactiv Construction Allowance Reserve Account”). The Borrowers hereby acknowledge that, as of the Closing Date, Pactiv has a construction allowance pursuant to the Pactiv Lease in the aggregate amount of Three Hundred and Forty-Five Thousand Dollars ($345,000.00). In connection with such construction allowance, the Borrowers shall deposit with the Agent on the Closing Date the amount of Three Hundred and Forty-Five Thousand Dollars ($345,000.00), which amount shall be held by the Agent and applied in accordance with Section 7.9.2 and Section 7.9.3 below. Such amount so deposited shall hereinafter be referred to as the “Pactiv Construction Allowance Reserve Fund.” Any interest earned on the Pactiv Construction Allowance Reserve Fund shall be credited to the Borrowers and added to the Pactiv Construction Allowance Reserve Fund and shall be disbursed as provided in Section 7.9.2 or Section 7.9.3, as applicable.

7.9.2       Requests for Release of Pactiv Construction Allowance Reserve Funds. Subject to the requirements of this Section 7.9.2, the Borrowers may request withdrawals from the Pactiv Construction Allowance Reserve Account. The Borrowers shall submit to the Agent a request therefor, together with all conditions precedent to such disbursement and such additional information as the Agent may reasonably request in connection with the Borrowers’ request, at least ten (10) Business Days prior to the date on which the Borrowers request the Agent to make a disbursement from the Pactiv Construction Allowance Reserve Account. The Agent shall not be required to make more than one (1) disbursement from the Pactiv Construction Allowance Reserve Account during any calendar month. In addition, the Agent shall not be required to make disbursements from the Pactiv Construction Allowance Reserve Account unless such requested disbursement is in an amount of Twenty-Five Thousand Dollars ($25,000.00) or more (or, if the total amount in the Pactiv Construction Allowance Reserve Account is less than Twenty-Five Thousand Dollars ($25,000.00), an amount equal to the remaining balance in the account) and such disbursement shall be made only upon satisfaction of each condition contained in this Section 7.9. The Agent shall make a disbursement from the Pactiv Construction Allowance Reserve Account in the amount requested by the Borrowers so long as each and all of the following conditions are satisfied as of the date of the request and as of the date on which such disbursement is to be made:

(a)       No Event of Default has occurred and no Default exists as of the time of request or the time of proposed release;

(b)       The proposed disbursement would reimburse the 6000 West 73rd Borrower and/or the 7200 South Mason Borrower for Approved Pactiv Construction Allowance Expenses;

(c)       the request for disbursement is accompanied by:

(i)       an Officer’s Certificate (1) stating that the items to be funded by the requested disbursement are Approved Pactiv Construction Allowance Expenses, and a description thereof, (2) stating that the tenant improvements to be funded by the requested disbursement have been completed (or completed to the extent of the requested disbursement) in a good and workmanlike manner and in accordance with all applicable Legal Requirements, (3) attaching a copy of all materials submitted under Section 5(a) of the Pactiv Lease to which the requested disbursement relates and stating that such materials are complete and correct, (4) identifying each vendor that supplied materials or labor in connection with the Approved Pactiv Construction Allowance Expenses to be funded by the requested disbursement, (5) stating that each such vendor has been paid in full or will be paid in full upon such disbursement, or if such payment is a progress payment, that such payment represents full payment to such vendor, less any applicable retention amount, for work completed through the date of the relevant invoice from such vendor, (6) stating that the Approved Pactiv Construction Allowance Expenses to be funded from the disbursement in question have not been the subject of a previous disbursement, (7) stating that all previous disbursements of Pactiv Construction Allowance Reserve Funds have been used to pay the previously identified Approved Pactiv Construction Allowance Expenses and (8) confirming that each of the conditions set forth in this Section 7.9.2 for release is satisfied;

(ii)       as to any completed Approved Pactiv Construction Allowance Expenses in excess of $50,000, a copy of any license, permit or other approval by any Governmental Authority required, if any, in connection with such tenant improvements and not previously delivered to the Agent;

(iii)       if requested by the Agent, a title search for the 6000 West 73rd Property and the 7200 South Mason Property indicating that each such Property is free from all Liens, claims and other encumbrances other than Permitted Encumbrances and other Liens previously approved by the Agent;

(iv)       if requested by the Agent, a current Tenant estoppel certificate from Pactiv, in form and substance acceptable to the Agent; and

(v)       such other evidence as the Agent shall reasonably request to demonstrate that the Approved Pactiv Construction Allowance Expenses to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to the Borrowers (or the portion thereof as to which such request for disbursement has been submitted has been completed and is paid for (other than any retention amount which is not a part of such disbursement request)); and

(d)       if such disbursement request is for $50,000 or more, the Agent shall have (if it desires) verified (by an inspection conducted at the Borrower’s expense) performance of the work associated with such Approved Pactiv Construction Allowance Expenses.

7.9.3       Final Release of Pactiv Construction Allowance Reserve Funds. All remaining amounts in the Pactiv Construction Allowance Reserve Fund shall be deposited in the Cash Management Account and applied in the same manner as Rent pursuant to Section 2.6.1(i) hereof on the first Payment Date following satisfaction of each and all of the following conditions:

(a)       no Event of Default has occurred and no Default exists at such time;

(b)       such Payment Date occurs after the earlier of (x) the release of the 6000 West 73rd Property and the 7200 South Mason Property pursuant to Section 2.5.3 and (y) June 30, 2019; and

(c)       the 6000 West 73rd Borrower and the 7200 South Mason Borrower deliver an Officer’s Certificate to the Agent dated on or after June 30, 2019 stating that the 6000 West 73rd Borrower and the 7200 South Mason Borrower have not received a request for disbursement in respect of the Unused Improvement Allowance (as defined in the Pactiv Lease) that has not been fully funded or, if the 6000 West 73rd Borrower or the 7200 South Mason Borrower has received one or more such request(s) that have not been fully funded, all disputes regarding such request(s) have been resolved by the 6000 West 73rd Borrower or the 7200 South Mason Borrower in a manner acceptable to the Agent.

Section 7.10 Sappi Construction Allowance Reserve Fund.

7.10.1       Deposit to Sappi Construction Allowance Reserve Fund. On or prior to the Closing Date, the Borrowers shall establish and thereafter maintain with the Cash Management Bank an account (which may be a sub-account of the Cash Management Account maintained on a ledger basis) for the purpose of reserving Sappi Construction Allowance Reserve Funds (the “Sappi Construction Allowance Reserve Account”). The Borrowers hereby acknowledge that, as of the Closing Date, Sappi has a construction allowance pursuant to the Sappi Lease in the aggregate amount of Thirty-Five Thousand Dollars ($35,000.00). In connection with such construction allowance, the Borrowers shall deposit with the Agent on the Closing Date the amount of Thirty-Five Thousand Dollars ($35,000.00), which amount shall be held by the Agent and applied in accordance with Section 7.10.2 and Section 7.10.3 below. Such amount so deposited shall hereinafter be referred to as the “Sappi Construction Allowance Reserve Fund.” Any interest earned on the Sappi Construction Allowance Reserve Fund shall be credited to the Borrowers and added to the Sappi Construction Allowance Reserve Fund and shall be disbursed as provided in Section 7.10.2 or Section 7.10.3, as applicable.

7.10.2       Requests for Release of Sappi Construction Allowance Reserve Funds. Subject to the requirements of this Section 7.10.2, the Borrowers may request withdrawals from the Sappi Construction Allowance Reserve Account. The Borrowers shall submit to the Agent a request therefor, together with all conditions precedent to such disbursement and such additional information as the Agent may reasonably request in connection with the Borrowers’ request, at least ten (10) Business Days prior to the date on which the Borrowers request the Agent to make a disbursement from the Sappi Construction Allowance Reserve Account. The Agent shall not be required to make more than one (1) disbursement from the Sappi Construction Allowance Reserve Account during any calendar month. In addition, the Agent shall not be required to make disbursements from the Sappi Construction Allowance Reserve Account unless such requested disbursement is in an amount of Twenty-Five Thousand Dollars ($25,000.00) or more (or, if the total amount in the Sappi Construction Allowance Reserve Account is less than Twenty-Five Thousand Dollars ($25,000.00), an amount equal to the remaining balance in the account) and such disbursement shall be made only upon satisfaction of each condition contained in this Section 7.10. The Agent shall make a disbursement from the Sappi Construction Allowance Reserve Fund. The Agent shall make a disbursement from the Sappi Construction Allowance Reserve Account in the amount requested by the Borrowers so long as each and all of the following conditions are satisfied as of the date of the request and as of the date on which such disbursement is to be made:

(a)       No Event of Default has occurred and no Default exists as of the time of request or the time of proposed release;

(b)       The proposed disbursement would reimburse the 6558 West 73rd Borrower for the completion of the Lighting Installation Work (as defined in the Sappi Lease);

(c)       the request for disbursement is accompanied by:

(i)       an Officer’s Certificate (1) stating that the Lighting Installation Work (as defined in the Sappi Lease) has been performed in a good and workmanlike manner and in accordance with the Sappi Lease, (2) identifying each vendor that supplied materials or labor in connection with the Lighting Installation Work and stating that each such vendor has been paid in full or will be paid in full upon such disbursement, or if such payment is a progress payment, that such payment represents full payment to such vendor, less any applicable retention amount, for work completed through the date of the relevant invoice from such vendor, (3) stating that the Approved Sappi Construction Allowance Expenses to be funded from the disbursement in question have not been the subject of a previous disbursement, (4) stating that all previous disbursements of Sappi Construction Allowance Reserve Funds have been used to pay the previously identified Approved Sappi Construction Allowance Expenses and (5) confirming that each of the conditions set forth in this Section 7.10.2 for release is satisfied;

(ii)       if requested by the Agent, a title search for the 6558 West 73rd Property indicating that such Property is free from all Liens, claims and other encumbrances other than Permitted Encumbrances and other Liens previously approved by the Agent;

(iii)       if requested by the Agent, a current Tenant estoppel certificate from Sappi, in form and substance acceptable to the Agent; and

(iv)       such other evidence as the Agent shall reasonably request to demonstrate that the Approved Sappi Construction Allowance Expense to be funded by the requested disbursement has been completed and is paid for or will be paid upon such disbursement to the Borrowers (or the portion thereof as to which such request for disbursement has been submitted has been completed and is paid for (other than any retention amount which is not a part of such disbursement request)).

7.10.3       Final Release of Sappi Construction Allowance Reserve Funds. All remaining amounts in the Sappi Construction Allowance Reserve Fund shall be deposited in the Cash Management Account and applied in the same manner as Rent pursuant to Section 2.6.1(i) hereof on the first Payment Date following satisfaction of each and all of the following conditions:

(a)       no Event of Default has occurred and no Default exists at such time;

(b)       such Payment Date occurs after the earlier of (x) the release of the 6558 West 73rd Property pursuant to Section 2.5.3 and (y) February 28, 2018; and

(c)       the 6558 West 73rd Borrower delivers an Officer’s Certificate to the Agent dated on or after February 28, 2018 stating that the 6558 West 73rd Borrower has completed the Lighting Installation Work (as defined in the Sappi Lease).

Section 7.11 Additional Provisions Regarding CapEx Reserve Fund and Renovations Reserve Fund Disbursements.

7.11.1       No Additional Obligations for the Agent. Nothing in Section 7.4 or Section 7.5 shall (i) make the Agent responsible for performing or completing any repairs, construction or other work at any Property; (ii) require the Agent to expend funds in addition to the CapEx Reserve Funds or the Renovations Reserve Funds to complete any repairs, construction or other work at any Property; (iii) obligate the Agent to proceed with any repairs, construction or other work at any Property; or (iv) obligate the Agent to demand from any Borrower additional sums to complete any repairs, construction or other work at any Property.

7.11.2       Inspection Rights. If the cost of any repair, construction or other work at any Property subject to a requested disbursement from the CapEx Reserve Account and/or from the Renovations Reserve Account exceeds the Major Repair Threshold, the Borrowers shall permit the Agent, the Lender and the Lender’s agents and representatives (including the Agent’s engineer, architect or inspector) or third parties to enter onto the Properties during normal business hours (subject to the rights of Tenants under their Leases) to inspect the progress of any such repair, construction or other work and all materials being used in connection therewith and to examine all plans and shop drawings relating to such repair, construction or other work. The Borrowers shall cause all contractors and subcontractors to cooperate with the Agent, the Lender or the Lender’s representatives or such other Persons described above in connection with inspections described in this Section 7.11.2.

7.11.3       Installment Payments to Contractors. If a contractor performing any repair, construction or other work at any Property requires periodic payments pursuant to the terms of a written contract and, in the case of a contract providing for aggregate payments in excess of the Major Repair Threshold, if the Agent has Approved in writing in advance such periodic payments and all information required in order to adequately review such request and requested by the Agent, then disbursements from the CapEx Reserve Account and/or Renovations Reserve Account in respect of such repair, construction or other work at any Property shall, upon the Borrowers’ request delivered pursuant to Section 7.4.2 or Section 7.5.2, as applicable, be made after completion of a portion of the work under such contract, provided all other conditions in this Agreement for disbursement have been satisfied.

7.11.4       No Waiver. No waiver given by the Agent of any condition precedent to disbursement from the CapEx Reserve Account or the Renovations Reserve Account shall preclude the Agent from requiring that such condition be satisfied prior to making any other disbursement from the CapEx Reserve Account or the Renovations Reserve Account.

Section 7.12 Reserve Funds, Generally.

(a)       The Borrowers grant to the Agent for benefit of the Lender a first-priority perfected security interest in each of the Reserve Funds and any and all monies now or hereafter deposited in each of the Reserve Funds as additional security for the Obligations. Until expended or applied in accordance herewith, the Reserve Funds (and proceeds thereof) shall constitute additional security for payment of the Obligations. Upon and following the occurrence of an Event of Default, the Agent may, in addition to any and all other rights and remedies available to the Agent, apply any sums then present in any or all of the Reserve Funds and to apply all or any part thereof to the payment of the Debt in such order, proportion or priority as the Agent may determine in its sole and absolute discretion.

(b)       None of the Borrowers shall, without obtaining the prior consent of the Agent, further pledge, assign or grant any security interest in any Reserve Fund or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming the Agent as the secured party, to be filed with respect thereto.

(c)       The Reserve Funds shall be held in Eligible Accounts and shall be invested in Permitted Investments. Provided that no Event of Default has occurred, all interest or other earnings on a Reserve Fund shall be added to and become a part of such Reserve Fund and shall be disbursed in the same manner as other monies deposited in such Reserve Fund. The Borrowers shall be responsible for payment of any federal, state or local income or other tax applicable to the interest or income earned on the Reserve Funds. No other investments of the sums on deposit in the Reserve Funds shall be permitted except as set forth in this Section 7.12. The Borrowers shall bear all costs associated with the investment of the sums in the accounts in Permitted Investments. Such costs shall be deducted from the income or earnings on such investment, if any, and to the extent such income or earnings shall not be sufficient to pay such costs, such costs shall be paid by the Borrowers promptly on demand by the Agent. The Agent shall have no liability for the rate of return earned or losses incurred on the investment of the sums in Permitted Investments.

(d)       The Borrowers shall indemnify the Agent and the Lender and hold the Agent and the Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and attorneys’ fees and expenses) arising from or in any way connected with the Reserve Funds or the performance of the obligations for which the Reserve Funds were established; provided, however, that such indemnification shall not apply to the Agent’s or the Lender’s gross negligence, fraud or illegal acts. The Borrowers shall, effective upon an Event of Default, assign to the Agent all rights and claims such Borrower may have against all Persons supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds; provided, however, that the Agent may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

ARTICLE 8

DEFAULTS

Section 8.1 Event of Default. Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(a)       if (A) any scheduled payment of principal or interest (other than amounts due on the Maturity Date) or any payment to a Reserve Fund is not paid when due; provided that, subject to the limitation stated in the second proviso below, if any scheduled monthly payment of interest and/or principal is not paid when due but is paid within five (5) Business Days after such payment was due, the same will not be an Event of Default; provided, further, that the foregoing proviso shall only be available for up to two payments in any period of twelve (12) successive months, (B) all amounts due on the Maturity Date are not paid when due or (C) any other payment of any portion of the Debt is not paid within five (5) Business Days after notice to Borrower;

(b)       if any of the Taxes or Other Charges are not paid when the same would be considered delinquent (provided that it shall not be an Event of Default if there are sufficient Tax and Insurance Escrow Funds on deposit with the Agent in the Tax and Insurance Escrow Reserve Account to pay such amounts when due, the Borrowers have requested in writing that the Agent cause such payment to be made at least ten (10) days prior to such amount becoming due, no other Event of Default has occurred and the Agent has failed to make such payment in violation of the provisions of this Agreement);

(c)       if the Policies are not delivered to the Agent within five (5) Business Days of the Borrowers’ receipt of a written request from the Agent, or if any of the Policies required hereunder is not kept in full force and effect;

(d)       if any Transfer of any Property or any Portion thereof occurs, without the Agent’s prior consent in violation of the provisions of this Agreement or any of the other Loan Documents, or if any Property or any other collateral pledged as security for the Loan becomes subject to any mechanic’s, materialman’s or other Lien (other than a Permitted Encumbrance or a Lien otherwise consented to by the Agent in writing), or if any Transfer of any direct or indirect interest in any Borrower (other than a Permitted Transfer in accordance with the terms hereof) occurs and was not approved by the Agent in writing in advance;

(e)       if any certification, representation or warranty made by any Borrower or any Guarantor herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to the Agent shall have been false or misleading in any material respect as of the date the certification, representation or warranty was made;

(f)       if any Borrower or any Guarantor shall make an assignment for the benefit of creditors;

(g)       if a receiver, liquidator or trustee shall be appointed for any Borrower, any Guarantor or any Principal, or if any Borrower, any Guarantor or any Principal shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, acquiesced in by or expressly joined in by, any Borrower, any Guarantor or any Principal, or if any proceeding for the dissolution or liquidation of any Borrower, any Guarantor or any Principal shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary, was not consented to or acquiesced in by any Borrower Related Person, any Guarantor or any Principal (nor made, solicited or otherwise expressly joined in by any other Borrower Related Person) and is being actively contested by the Borrowers, such appointment, adjudication, petition or proceeding shall only constitute an Event of Default upon the same not being dismissed within sixty (60) days after the occurrence thereof;

(h)       if any Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of this Agreement or any of the other Loan Documents;

(i)       if any Borrower fails or ceases to conduct business at the Property owned by it, or terminates such business for any reason whatsoever (other than a temporary cessation in connection with the Renovations or any continuous and diligent renovation or restoration of such Property following a Casualty or Condemnation in accordance with the terms of the Loan Documents);

(j)       if any Borrower breaches any of its covenants contained in Section 2.2.5, Section 4.1.31, Section 5.1.4, Section 5.1.10 (other than breaches covered by Section 8.1(m) below), Section 5.1.13, Section 5.1.18, Section 5.1.19, Section 5.1.20, Section 5.1.22, Section 5.1.32, Section 5.1.33 or Section 5.2 hereof;

(k)       if the Borrowers breach the covenant contained in Section 5.1.3 and such breach is not cured within ten (10) days;

(l)       if there shall be a material default by any Borrower under any Management Agreement beyond any applicable notice or grace period;

(m)       if (i) the annual financial statements required to be furnished to the Agent pursuant to Section 5.1.10(b) or (ii) the quarterly and year-to-date operating statements required to be furnished to the Agent pursuant to Section 5.1.10(c) are not delivered when required thereunder and such breach is not cured within five (5) days; provided, however, that such cure period shall only be available one (1) time in any period of twelve (12) successive months;

(n)       if any Borrower shall be in default beyond any applicable notice and cure period under any mortgage or security agreement covering any part of any Property whether it be superior, pari passu or junior in Lien to any Mortgage;

(o)       if the Renovations are not completed by the Renovation Completion Date;

(p)       with respect to any term, covenant or provision set forth herein which specifically contains a notice requirement or grace period, if any Borrower shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;

(q)       if any of the representations and warranties contained in any certificate delivered to Brown Rudnick LLP in connection with its delivery of the Insolvency Opinion to the Agent in connection with the Loan, or any assumptions contained in the Insolvency Opinion, or any representation or warranty or assumption contained in any Additional Insolvency Opinion, is or shall become untrue in any material respect, and such breach is not cured, or assumption remedied, within five (5) Business Days after notice to the Borrowers from the Agent or a replacement Insolvency Opinion in form and substance acceptable to the Agent is not delivered within fifteen (15) Business Days after notice by the Agent to the Borrowers or any Guarantor;

(r)       if a default by any Borrower has occurred and continues beyond any applicable cure period under any Management Agreement (or any Replacement Management Agreement) and such default permits Manager thereunder to terminate or cancel such Management Agreement (or such Replacement Management Agreement) or if any Management Agreement (or any Replacement Management Agreement) is terminated by Manager and a Qualified Manager is not appointed within thirty (30) days of such termination;

(s)       if (A) any Borrower shall continue to be in default under any of the other terms, covenants or conditions of this Agreement or any other Loan Document not specified in any of the subsections of this Section 8.1 for thirty (30) days after notice from the Agent or (B) any Borrower fails to provide written notice to the Agent (within five (5) days of the Agent delivering written notice of default to such Borrower) of such Borrower’s intention and ability to effect such cure within such thirty (30) day period; provided, however, that if such Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided, further that such Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for such Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed sixty (60) days in the aggregate;

(t)       any failure of the Borrowers to timely make the full amount of any deposit to any Reserve Account when due as required by Article 7 (provided that it shall not be an Event of Default if there are sufficient Reserve Funds on deposit with the Agent in the applicable Reserve Account to pay such amounts when due, the Borrowers have requested in writing that the Agent cause such payment to be made at least ten (10) days prior to such amount becoming due, no other Event of Default has occurred and the Agent has failed to make such payment in violation of the provisions of this Agreement);

(u)       the alteration, improvement, demolition or removal of any material portion of the Improvements without the prior written consent of the Agent, other than in accordance with this Agreement and the Leases at the Properties entered into in accordance with the Loan Documents;

(v)       if any Borrower shall act in any way or suffer or permit any Property or any part thereof to be used in a manner that would (i) impair such Borrower’s title to such Property, (ii) create rights of adverse use or possession, or (iii) impair the priority, perfection, enforceability or existence of any Liens created by the Loan Documents, and such act or conduct is not remedied to the Agent’s satisfaction within fifteen (15) days after notice thereof from the Agent;

(w)       the occurrence of any other event or circumstance specified as an Event of Default herein or in any other Loan Document;

(x)       if any Guarantor shall fail to maintain the minimum required net worth or liquidity specified in the Guaranty of Recourse Obligations applicable to such Guarantor; or

(y)       there occurs any Transfer of any direct or indirect interest in any Borrower that is not permitted by this Agreement or otherwise Approved by Agent.

Section 8.2 Remedies.

8.2.1       Acceleration. Upon and at any time following the occurrence of any Event of Default, the Agent may, in addition to any other rights or remedies available to the Agent and the Lender pursuant to this Agreement and the other Loan Documents or at law or in equity, take such action, without notice or demand (and the Borrowers hereby expressly waive any such notice or demand), that the Agent deems advisable to protect and enforce its and the Lender’s rights against the Borrowers and in and to the Properties and the Collateral, including declaring the Obligations to be immediately due and payable, and the Agent and/or the Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against the Borrowers, the Properties and the Collateral, including all rights or remedies available at law or in equity; and upon and at any time following any Event of Default described in clauses (f), (g) or (h) of Section 8.1 above, the Obligations of the Borrowers hereunder and under the other Loan Documents shall immediately and automatically become due and payable in full, without notice or demand, and the Borrowers hereby expressly waive any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

8.2.2       Remedies Cumulative. Upon and at any time following the occurrence of any Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to the Agent and the Lender against any Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, any Borrower or at law or in equity may be exercised by the Agent and the Lender at any time and from time to time, whether or not all or any of the Obligations shall be declared due and payable, and whether or not the Agent shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to the Properties and/or the Collateral. The rights, powers and remedies of the Agent and the Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which the Agent and/or the Lender may have against any Borrower pursuant to this

Agreement or the other Loan Documents, or existing at law or in equity or otherwise. The Agent’s and the Lender’s rights, powers and remedies may be pursued independently, singly, successively, together or otherwise, at such time and in such order as the Agent or the Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of the Agent and the Lender permitted by law or contract or as set forth herein or in the other Loan Documents or by equity. Without limiting the generality of the foregoing, upon and at any time following the occurrence of an Event of Default (i) neither the Agent nor the Lender shall be subject to any “one action” or “election of remedies” law or rule, and (ii) all Liens and other rights, remedies or privileges provided to the Agent and the Lender shall remain in full force and effect until the Agent on behalf of the Lender has exhausted all of its remedies against the Properties and the Collateral and the Mortgages and the Pledge Agreements have been foreclosed, sold and/or otherwise realized upon in satisfaction of the Obligations or the Obligations have been paid in full. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. Upon the occurrence of any Event of Default, the rights and remedies available to the Agent and the Lender hereunder shall continue to be available unless and until such time, if any, as the Agent or the Lender, in its sole discretion, may grant an express waiver of said Event of Default in writing. A waiver of one Default or Event of Default with respect to any Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by any Borrower or to impair any remedy, right or power consequent thereon.

8.2.3       Severance.

(a)       Upon and at any time following the occurrence of an Event of Default, the Agent shall have the right from time to time to partially foreclose any of the Mortgages and/or any of the Pledge Agreements in any manner and for any amounts secured by any of the Mortgages and/or any of the Pledge Agreements then due and payable as determined by the Agent in its sole discretion, including in the following circumstances: (i) in the event any Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of interest or principal, the Agent may foreclose any of the Mortgages and/or any of the Pledge Agreements or any other security available therefor to recover such delinquent payments, or (ii) in the event the Agent elects to accelerate less than the entire Outstanding Principal Balance, the Agent may foreclose any of the Mortgages and/or any of the Pledge Agreements or any other security therefor to recover so much of the principal balance of the Loan as the Agent may accelerate and such other sums secured by the Mortgages and/or the Pledge Agreements or any other security as the Agent may elect. Notwithstanding one or more partial foreclosures, the Properties and the Collateral shall remain subject to the Mortgages and the Pledge Agreements to secure payment of the sums secured by the Mortgages and/or the Pledge Agreements and not previously recovered. With respect to the Borrowers, the Properties and the Collateral, nothing contained herein or in any other Loan Document shall be construed as requiring the Agent or the Lender to resort to the Properties or the Collateral or any other security for the satisfaction of any of the Debt in any preference or priority, and the Agent and/or the Lender may seek satisfaction out of the Properties and/or the Collateral or any other security, or any part thereof, in its absolute discretion in respect of the Debt.

(b)       Upon and at any time following the occurrence of an Event of Default, the Agent shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents in such denominations as the Agent shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. The Borrowers shall execute and deliver to the Agent from time to time, promptly after the request of the Agent, a severance agreement and such other documents as the Agent shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to the Agent. The Borrowers hereby absolutely and irrevocably appoint the Agent as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, the Borrowers ratifying all that its said attorney shall do by virtue thereof; provided, however, the Agent shall not make or execute any such documents under such power until three (3) days after notice has been given to the Borrowers by the Agent of the Agent’s intent to exercise its rights under such power.

(c)       Any amounts recovered from the Properties or any other Collateral upon and at any time following the occurrence of an Event of Default may be applied by the Agent toward the payment of any interest and/or principal of the Loan and/or any other amounts due under the Loan Documents, in such order, priority and proportions as the Agent in its sole discretion shall determine.

8.2.4       Additional Remedies. In addition to all remedies conferred on it by law and by the terms of this Agreement and the other Loan Documents, upon and at any time following the occurrence of an Event of Default, the Agent (for the benefit of the Lender) may pursue any one or more of the following remedies concurrently or successively, on its own or through a court appointed receiver, it being the intent hereof that none of such remedies shall be to the exclusion of any other, and with full rights to reimbursement from the Borrowers and any Guarantor:

(a)       take possession of the Properties and perform and complete any work (including any Alterations) at any of the Properties, including the right to avail itself of and procure performance of existing contracts or let contracts or contractors or others and to employ watchmen to protect the Properties from injury. Without restricting the generality of the foregoing and for the purposes aforesaid to be exercised upon and at any time following the occurrence of an Event of Default, the Borrowers hereby appoint and constitute the Agent (for the benefit of the Lender) its lawful attorney-in-fact with full power of substitution to complete any work (including any Alterations) at any of the Properties in the name of the Borrowers;

(b)       except as set forth herein, use Reserve Funds to complete any work or other improvements (including any Alterations) at any of the Properties;

(c)       enter into change orders which shall be necessary or desirable to complete any work (including any Alterations) at any of the Properties;

(d)       retain or employ new general contractors, subcontractors, architects, engineers and inspectors as shall be required for said purposes; to pay, settle or compromise all existing bills and claims which may be or may become liens or security interests, or to avoid such bills and claims becoming liens against the Properties, or as may be necessary or desirable for the completion of any construction work at any of the Properties or for the clearance of title to any of the Properties;

(e)       execute all applications and certificates in the name of the Borrowers which may be required by any contracts or other agreements;

(f)       prosecute and defend all actions or proceedings in connection with any work (including any Alterations) at any of the Properties; and

(g)       take any action and require such performance as it deems necessary to be furnished hereunder and to make settlements and compromises with the surety or sureties thereunder, and in connection therewith, to execute instruments of release and satisfaction.

8.2.5       The Agent’s Right to Perform. If the Borrowers fail to perform any covenant or obligation contained herein and such failure shall continue for a period of five (5) Business Days after receipt by the Borrowers or any Guarantor of written notice thereof from the Agent, without in any way limiting the Agent’s right to exercise any of its rights, powers or remedies as provided hereunder, or under any of the other Loan Documents, the Agent may, but shall have no obligation to, perform, or cause the performance of, such covenant or obligation, and all costs, expenses, liabilities, penalties and fines of the Agent or the Lender incurred or paid in connection therewith shall be payable by the Borrowers to the Agent or such Lender upon demand and if not paid shall be added to the Obligations (and to the fullest extent permitted under applicable laws, secured by the Mortgages, the Pledge Agreements and the other Loan Documents) and shall bear interest thereafter at the Default Rate. Notwithstanding the foregoing, neither the Agent nor the Lender shall have any obligation to send notice to the Borrowers or any Guarantor of any such failure.

ARTICLE 9

SPECIAL PROVISIONS

Section 9.1 Sale of Loan.

9.1.1       Sale of Loan. The Borrowers acknowledge and agree that the Lender, or the Agent acting on behalf of the Lender (and at any time there is more than one Lender, each Lender), shall have the right to (a) sell or otherwise transfer the Note or any portion thereof, (b) sell all or otherwise transfer any portion of the Loan and the Loan Documents, or (c) issue or sell one or more participation interests in the Note, in each case without the consent of any Borrower or any other Person (such sales, restructuring and/or participations, each, a “Sale Transaction”).

9.1.2       Register. The Agent (or its designee) shall, as an agent of each Borrower (but without any fiduciary duty), maintain a register (the “Register”) for the recordation of the names and addresses of the Lender(s), and principal amounts (and stated interest) of the Loan owing to the Lender(s) pursuant to the terms hereof from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and each Borrower and the Lender shall treat each Person whose name is recorded in the Register as the owner of such portion of the Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement and the other Loan Documents, notwithstanding any notice to the contrary. Any assignment of any portion of the Loan or other obligation hereunder shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by each Borrower at any reasonable time and from time to time upon reasonable prior notice. Each Borrower and the Lender intend that the Loan and the Note are intended to be “registered obligations” within the meaning of Sections 163(f), 871(h), 881(c), and 4701 of the Code and the Treasury Regulations promulgated thereunder and the provisions of this Agreement are intended to be interpreted consistently therewith.

9.1.3       Provided Information. At the request of the Lender, and to the extent not already required to be provided by each Borrower under this Agreement, the Borrowers shall provide information not in the possession of the Lender or which may be reasonably required by the Lender in order to satisfy market standards or which may be reasonably required by prospective investors in connection with any such Sale Transaction, including each of the following:

(a)       provide additional and/or updated Provided Information which is reasonably requested by the Agent (including, without limitation, updated financial and other information with respect to the Properties, the business operated at the Properties and any Borrower and any Guarantor, updated budgets relating to the Properties, updated appraisals, market studies, environmental reviews and reports (Phase I’s and, if appropriate, Phase II’s), property condition reports and other due diligence investigations of the Properties), together, if customary, with appropriate verification of the updated Provided Information through letters of auditors or opinions of counsel acceptable to the Agent;

(b)       provide opinions of counsel, which may be relied upon by the Agent, the Lender, and their respective successors, assigns and participants, and their respective counsel, agents and representatives, customary in Sale Transactions with respect to the Properties and any Borrower and its Affiliates, which counsel and opinions shall be in form and substance reasonably satisfactory to the Agent and the Lender;

(c)       provide, as of the closing date of any Sale Transaction, updated representations and warranties made in the Loan Documents to the extent applicable;

(d)       execute amendments to the Loan Documents and the Borrowers’ organizational documents and such other documents as requested; provided, however, that nothing contained in this Section 9.1.3(d) shall result in any material adverse change in the transaction contemplated by this Agreement or the other Loan Documents (unless the Borrowers are made whole by the holders of the Note);

(e)       at the Agent’s request, make such representatives of any Borrower or any Guarantor requested by the Agent available to meet with any investors or prospective investors in any potential Sale Transaction;

(f)       if requested by the Agent, review any information regarding any Property, any Borrower and any Principal or Guarantor which is contained in a preliminary or final private placement memorandum (including any amendment or supplement to either thereof) or other disclosure document to be used by the Agent or any Lender or any Affiliates thereof; and

(g)       supply to the Agent such documentation, financial statements and reports as are reasonably requested concerning any Borrower, any Principal and/or any Property in form and substance required in order to comply with any applicable securities laws.

Notwithstanding anything to the contrary contained herein, (i) in no event shall any Borrower Related Person acquire all or any portion of the Loan and the Loan Documents and (ii) the Borrowers shall pay all costs and expenses (including legal expenses) incurred by the Borrowers or the Agent or the Lender in connection with this Section 9.1.

Section 9.2 Matters Concerning the Managers. (A) If any Manager is an Affiliated Manager then if (i) an Event of Default occurs and is continuing and the Loan has been accelerated by the Agent as a result thereof or (ii) such Manager shall become bankrupt or insolvent and (B) if such Manager is not an Affiliated Manager then, if (i) an Event of Default occurs and is continuing, (ii) such Manager shall become bankrupt or insolvent, or (iii) such Manager materially breaches any Management Agreement beyond any applicable cure period, then in each such case as applicable, the Agent may elect to replace such Manager (and terminate its management agreement) with a Qualified Manager and enter into a Replacement Management Agreement; it being understood and agreed that the management fee for such replacement manager shall not exceed then prevailing market rates. The rights of the Agent set forth in this Section 9.2 shall be in addition to, and not in derogation of, the rights of the Agent pursuant to any Assignment of Management Agreement.

Section 9.3 Recourse.

9.3.1       Recourse to Borrower. Notwithstanding anything to the contrary set forth in the Loan Documents, including without limitation this Section 9.3, the Loan shall be fully recourse to each Borrower.

9.3.2       Obligations. In furtherance and not in limitation of either the foregoing or any other provision of this Agreement or any of the other Loan Documents, the Borrowers shall pay and perform their obligations set forth in Section 9.3.3 below upon demand, each of which also shall be guaranteed by each Guarantor in accordance with the Guaranty of Recourse Obligations.

9.3.3       Section 9.3 Liabilities. Each Borrower agrees to indemnify the Agent, the Lender and their respective Affiliates and any officers, directors, agents or representatives of any of the foregoing from and against any loss, damage, cost, expense, liability, claim or other obligation incurred by the Agent or the Lender (including attorneys’ fees and costs incurred, interest accrued (at the Applicable Interest Rate or the Default Rate, as applicable) and any costs of enforcement or collection) arising out of, related to or in connection with the following:

(a)       fraud, gross negligence, willful misconduct, misrepresentation or failure to disclose a material fact by any Borrower, any Affiliated Manager, any Guarantor, any Affiliate of any of the foregoing or any agent, employee or representative of any of the foregoing in connection with the Loan;

(b)       the breach of any representation, warranty, covenant or indemnification provision in the Environmental Indemnity or in any other Loan Document concerning environmental laws, hazardous substances and/or asbestos and any indemnification of the Agent and the Lender with respect thereto in any such document;

(c)       the removal or destruction of any portion(s) of any Property or Improvements in violation of the Loan Documents, or damage to any Property or Improvements caused by the willful misconduct or gross negligence of any Borrower, any Affiliated Manager, any Guarantor, any Affiliate of any of the foregoing or any agent, employee or representative of any of the foregoing;

(d)       any physical waste of any Property by any Borrower, any Affiliated Manager, any Guarantor, any Affiliate of any of the foregoing or any agent, employee or representative of any of the foregoing;

(e)       the misapplication or misappropriation by any Borrower, any Affiliated Manager, any Guarantor, any Affiliate of any of the foregoing or any agent, employee or representative of any of the foregoing in violation of the Loan Documents of any funds, including without limitation, any Insurance Proceeds, any Awards, any Rents or Security Deposits or any Reserve Funds;

(f)       the forfeiture of all or any portion of any Property caused by or resulting from any criminal conduct or activity by or at the direction of any Borrower, any Affiliated Manager, any Guarantor, any Affiliate of any of the foregoing or any agent, employee or representative of any of the foregoing;

(g)       the failure of any Borrower to (A) obtain and maintain the Policies required to be obtained and maintained in accordance with the provisions of the Loan Documents and/or (B) pay when due any and all Insurance Premiums required to be paid in connection therewith;

(h)       the failure by any Borrower to pay when due any and all Taxes and Other Charges (including, without limitation, transfer taxes, deed stamps, intangible taxes, mortgage recording, stamp or similar taxes, or any other amounts in the nature of transfer taxes required to be paid under applicable Legal Requirements) required to be paid in connection with or relating to (1) the Loan or the transactions contemplated by the Loan Documents, (2) the Borrowers’ ownership of any of the Properties, (3) the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including without limitation any of the Mortgages, (4) the acquisition of title by the Agent and/or the Agent’s designee to any Property and/or any direct or indirect interest therein after an Event of Default, and/or (5) any transfer of any Property and/or any direct or indirect interest in any of the foregoing from the Agent and/or the Agent’s designee to any other Person(s);

(i)       any security deposits, advance deposits or any other deposits collected by any Borrower or any Affiliated Manager with respect to any Property which are not delivered to the Agent upon the completion of a foreclosure of the Mortgage relating to such Property or deed in lieu thereof except to the extent any such deposits were applied in accordance with the terms and conditions of any of the Leases prior to the occurrence of the Event of Default that gave rise to such foreclosure or action in lieu thereof and permitted hereunder;

(j)       any breach of the covenants contained in this Agreement or any of the other Loan Documents relating to the requirement that each Borrower shall be a Special Purpose Entity;

(k)       (A) any obligation of any Borrower to indemnify any Person that, immediately prior to any acquisition of title to the Collateral pursuant to a UCC foreclosure sale, a UCC strict foreclosure, an assignment in lieu of foreclosure or other enforcement action under the Loan Documents (collectively, an “Equity Collateral Enforcement Action”; and the date on which an Equity Collateral Enforcement Action is consummated, an “Equity Collateral Transfer Date”), was a Borrower Related Person and (B) any obligation of any Borrower accruing prior to the Equity Collateral Transfer Date to pay amounts due under any contract between any Borrower, on the one hand, and any Borrower Related Person, on the other hand;

(l)       any Lease is entered into without the Agent’s consent when the Agent’s consent was required;

(m)       the removal of personal property (other than inventory and supplies used or sold in the ordinary course) or CapEx Items by any Borrower, any Affiliated Manager, any Guarantor, any Affiliate of any of the foregoing or any agent, employee or representative of any of the foregoing from any Property during an Event of Default, unless replaced with personal property or CapEx Items, as applicable, of the same or greater value and utility; and

(n)       the payment of any fees or commissions by any Borrower to any other Borrower Related Person in violation of the terms of the Loan Documents.

9.3.4       Springing Recourse Event. Notwithstanding anything to the contrary in this Agreement, the Note or any of the other Loan Documents, (A) neither the Agent nor the Lender shall be deemed to have waived any right which the Agent or the Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the U.S. Bankruptcy Code to file a claim for the full amount of the Obligations secured by any Mortgage or to require that all collateral shall continue to secure all of the Obligations in accordance with the Loan Documents, and (B) notwithstanding that the Loan is fully recourse to each Borrower, the Debt shall also be fully recourse to each Guarantor pursuant to the terms of the Guaranty of Recourse Obligations (i) in the event of: (a) any Borrower Party filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (b) the filing of an involuntary petition against any Borrower Party under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law if and only if any Borrower Related Person solicited, acted in concert with, colluded with, conspired with or otherwise assisted the petitioning creditors in connection with such involuntary petition; (c) any Borrower Related Person consenting to, acquiescing in, or otherwise joining in any involuntary petition filed against any Borrower Party by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (d) any Borrower Related Person making, consenting to, otherwise joining in or soliciting, colluding, conspiring or acting in concert with any others in furtherance of an application for the appointment of a custodian, liquidator, receiver or trustee for any Borrower Party or any portion of any Property; (e) any Borrower Party making an assignment for the benefit of creditors; or (f) any Borrower Party admitting in writing in any legal proceeding its insolvency or inability to pay its debts as they become due; (ii) in the event of a breach of the covenant set forth in Section 4.1.31 hereof; (iii) if any Borrower Party fails to obtain the Agent’s prior written consent to (a) any Indebtedness of any Borrower for borrowed money in violation of this Agreement or (b) any Lien encumbering any Property or the Collateral or any indirect interest (of any form of ownership) in any Property, the Collateral or any Borrower (other than Permitted Encumbrances) if such Lien was filed by, or such filing was affirmatively approved or acquiesced to by, a Borrower Related Person; (iv) other than a Permitted Transfer, the occurrence, without the prior written consent of the Agent, of (A) any Transfer of all or any portion of any Property (or any interest therein), (B) any Transfer of all or any portion of the Collateral (or any interest therein), (C) any Transfer of any direct or indirect interest in any Borrower, (D) any Change of Control and/or (E) without limitation of the foregoing clauses (A), (B), (C) or (D), a Sale or Pledge of any Property (or any interest therein), the Collateral (or any interest therein) or any direct or indirect interest in any Borrower in order to obtain additional financing for any Borrower Related Person; or (v) if any Borrower Related Person interferes with or hinders the prosecution of any enforcement action or the exercise of rights or remedies by the Agent or the Lender under any Loan Document, or seeks a defense, judicial intervention or injunctive or other equitable relief of any kind or asserts in a pleading filed in connection with a judicial proceeding any defense against the Agent or the Lender or any right in connection with any security for the Loan.

Section 9.4 Uncross of Properties. Each Borrower agrees that at any time the Agent shall have the unilateral right to elect to uncross any of the Properties (the “Affected Property”) so that the Affected Property no longer serves as collateral for all or a portion of the Loan, and that each Borrower and each Guarantor will cooperate as requested by Agent in connection therewith. In furtherance thereof, the Agent shall have the right to (i) sever or divide the Note and the other Loan Documents in order to allocate to such Affected Property a portion of the principal of the Loan applicable to such Affected Property evidenced by a new note and secured by such other loan documents (collectively, the “New Note”; it being understood that if the amount of the Loan allocated to any Affected Property is different from the Allocated Loan Amount for that Property, the Agent will adjust the Allocated Loan Amounts on Exhibit D as it deems appropriate to reflect the new arrangement) having one or more of the following: (w) a principal amount equal to the Allocated Loan Amount applicable to such Affected Property, (x) an interest rate equal to the Applicable Interest Rate, (y) the same stated maturity as the Note and (z) no amortization of principal or amortization but at a lesser rate than is otherwise required hereunder in respect of the Loan, (ii) segregate the applicable portion of each of the Reserve Funds relating to the Affected Property, (iii) release any cross-default and/or cross-collateralization provisions applicable to such Affected Property, (iv) require that any Borrower hold the Affected Property in a separate Special Purpose Entity that may be a subsidiary or a sister company to such Borrower and/or (v) take such additional action as it may determine consistent therewith; provided, that such New Note secured by such Affected Property, together with the Loan Documents secured by the remaining Properties, shall not (A) increase any monetary obligation of any Borrower under the Loan Documents in any material respect, (B) otherwise modify the Loan in a manner which could result in a Material Adverse Change or (C)

cause any Borrower or any Guarantor to incur or suffer any material diminution of its rights under the Loan Documents. In connection with the uncrossing of any such Affected Property as provided for in this Section 9.4, the Loan shall be reduced by an amount equal to the amount of the New Note applicable to such Affected Property and the new loan secured by such Affected Property and evidenced by the New Note shall be in an amount equal to the portion of the principal of the Loan allocated to such Affected Property as described above. Subsequent to the release of the Affected Property from the Lien of the Loan pursuant to this Section 9.4, the balances of the components of the Loan shall be the same as they would have been had a prepayment occurred in an amount equal to the Allocated Loan Amount of the Affected Property.

Section 9.5 Expenses. In connection with any Sale Transaction, severance or other transaction permitted pursuant to this Agreement, including Sections 9.1 and 9.4, the Borrower Parties shall pay their own expenses (including legal fees) incurred in connection therewith, including with respect to executing any documentation or providing any updated Provided Information or other documentation, in accordance therewith, and otherwise the Agent and the Lender shall pay their own expenses (including legal fees) incurred in connection therewith.

Section 9.6 Contributions and Waivers.

(a)       As a result of the transactions contemplated by this Agreement and the other Loan Documents, each Borrower will benefit, directly and indirectly, from each Borrower’s obligation to pay the Debt and perform the Obligations and in consideration therefore the Borrowers desire to enter into an allocation and contribution agreement among themselves as set forth in this Section to allocate such benefits among themselves and to provide a fair and equitable agreement to make contributions among each of the Borrowers in the event any payment is made by any Borrower hereunder to the Agent or the Lender (such payment being referred to herein as a “Contribution”, and for purposes of this Section, includes any exercise of recourse by the Agent or the Lender against any Property of a Borrower and application of proceeds of such Property in satisfaction of such Borrower’s obligations to the Agent and the Lender under the Loan Documents).

(b)       Each Borrower shall be liable hereunder with respect to the Obligations only for such total maximum amount (if any) that would not render its Obligations hereunder or under any of the Loan Documents subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provisions of applicable Legal Requirements.

(c)       In order to provide for a fair and equitable contribution among the Borrowers in the event that any Contribution is made by a Borrower (each such Borrower, a “Funding Borrower”), such Funding Borrower shall be entitled to a reimbursement Contribution (the “Reimbursement Contribution”) from all other Borrowers for all payments, damages and expenses incurred by that Funding Borrower in discharging any of the Obligations, in the manner and to the extent set forth in this Section.

(d)       For purposes hereof, the “Benefit Amount” of any Borrower as of any date of determination shall be the net value of the benefits to such Borrower and its Affiliates from extensions of credit made by the Lender to (i) such Borrower and (ii) to the other Borrowers hereunder and the Loan Documents to the extent such other Borrowers have guaranteed or mortgaged their property to secure the Obligations of such Borrower to the Agent and the Lender.

(e)       Each Borrower shall be liable to a Funding Borrower in an amount equal to the greater of (i) the (A) ratio of the Benefit Amount of such Borrower to the total amount of Obligations, multiplied by (B) the amount of Obligations paid by such Funding Borrower, or (ii) ninety-five percent (95%) of the excess of the fair saleable value of the property of such Borrower over the total liabilities of such Borrower (including the maximum amount reasonably expected to become due in respect of contingent liabilities) determined as of the date on which the payment made by a Funding Borrower is deemed made for purposes hereof (giving effect to all payments made by other Funding Borrowers as of such date in a manner to maximize the amount of such Contributions).

(f)       In the event that at any time there exists more than one Funding Borrower with respect to any Contribution (in any such case, the “Applicable Contribution”), then Reimbursement Contributions from other Borrowers pursuant hereto shall be allocated among such Funding Borrowers in proportion to the total amount of the

Contribution made for or on account of the other Borrowers by each such Funding Borrower pursuant to the Applicable Contribution.  In the event that at any time any Borrower pays an amount hereunder in excess of the amount calculated pursuant to this Section above, that Borrower shall be deemed to be a Funding Borrower to the extent of such excess and shall be entitled to a Reimbursement Contribution from the other Borrowers in accordance with the provisions of this Section.

(g)       Each Borrower acknowledges that the right to Reimbursement Contribution hereunder shall constitute an asset in favor of any Borrowers to which such Reimbursement Contribution is owing.

(h)       No Reimbursement Contribution payments payable by a Borrower pursuant to the terms of this Section shall be paid until all amounts then due and payable by all of the Borrowers to the Agent and the Lender, pursuant to the terms of the Loan Documents, are paid in full in cash.  Nothing contained in this Section shall limit or affect in any way the Obligations of any Borrower to the Agent and the Lender under the Loan Documents.

(i)       To the extent permitted by applicable Legal Requirements, each Borrower waives:

(i)       any right to require the Agent or the Lender to proceed against any other Borrower or any other Person or to proceed against or exhaust any security held by the Agent or the Lender at any time or to pursue any other remedy in the Agent’s or the Lender’s power before proceeding against such Borrower;

(ii)       any defense based upon any legal disability or other defense of any other Borrower, any guarantor or any other Person or by reason of the cessation or limitation of the liability of any other Borrower or any guarantor from any cause other than full payment of all sums payable under the Loan Documents;

(iii)       any defense based upon any lack of authority of the officers, directors, partners or agents acting or purporting to act on behalf of any other Borrower or any principal of any other Borrower or any defect in the formation of any other Borrower or any principal of any other Borrower;

(iv)       any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal;

(v)       any defense based upon any failure by the Agent or the Lender to obtain collateral for the indebtedness or failure by the Agent or the Lender to perfect a lien on any collateral;

(vi)       presentment, demand, protest and notice of any kind, except for any notice specifically required to be given under the Loan Documents;

(vii)       any defense based upon any failure of the Agent or the Lender during the existence of an Event of Default to give notice of sale or other disposition of any collateral to any other Borrower or to any other Person or any defect in any notice that may be given in connection with any sale or disposition of any collateral, except for any notice specifically required to be given under the Loan Documents;

(viii)       any defense based upon any failure of the Agent or the Lender to comply with applicable laws in connection with the sale or other disposition of any collateral, including any failure of the Agent or the Lender to conduct a commercially reasonable sale or other disposition of any collateral;

(ix)       any defense based upon any use of cash collateral under Section 363 of the Bankruptcy Code;

(x)       any defense based upon any agreement or stipulation entered into by the Agent or the Lender with respect to the provision of adequate protection in any bankruptcy proceeding;

(xi)       any defense based upon any borrowing or any grant of a security interest under Section 364 of the Bankruptcy Code;

(xii)       any defense based upon the avoidance of any security interest in favor of the Agent or the Lender for any reason;

(xiii)       any defense based upon any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding, including any discharge of, or bar or stay against collecting, all or any of the Obligations;

(xiv)       any defense or benefit based upon Borrower’s, or any other party’s, resignation of the portion of any obligation secured by the Mortgage to be satisfied by any payment from any other Borrower or any such party;

(xv)       all rights and defenses arising out of an election of remedies by the Agent or the Lender even though the election of remedies, such as non-judicial foreclosure with respect to security for the Loan or any other amounts owing under the Loan Documents, has destroyed such Borrower’s rights of subrogation and reimbursement against any other Borrower; and

(xvi)       all rights and defenses that Borrower may have because any of the Debt is secured by real property.  This means, among other things (subject to the other terms and conditions of the Loan Documents):  (1) the Lender may collect from any Borrower without first foreclosing on any real or personal property collateral pledged by any other Borrower, and (2) if the Lender forecloses on any real property collateral pledged by any other Borrower, (I) the amount of the Debt may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price and (II) the Lender may collect from a Borrower even if any other Borrower, by foreclosing on the real property collateral, has destroyed any right such Borrower may have to collect from any other Borrower.  This is an unconditional and irrevocable waiver of any rights and defenses any Borrower may have because any of the Debt is secured by real property; and except as may be expressly and specifically permitted herein, each Borrower waives any claim or other right which such Borrower might now have or hereafter acquire against any other Borrower or any other Person that arises from the existence or performance of any Obligations, including any of the following:  (i) any right of subrogation, reimbursement, exoneration, contribution, or indemnification; or (ii) any right to participate in any claim or remedy of the Agent or the Lender against any other Borrower or any collateral security therefor, whether or not such claim, remedy or right arises in equity or under contract, statute or common law.

(j)       Each Borrower hereby restates and makes the waivers made by each Guarantor in the Guaranty of Recourse Obligations for the benefit of the Agent and the Lender.  Such waivers are hereby incorporated by reference as if fully set forth herein (and as if applicable to each Borrower) and shall be effective for all purposes under the Loan (including, without limitation, in the event that any Borrower is deemed to be a surety or guarantor of the Debt (by virtue of each Borrower being a co-obligor and jointly and severally liable hereunder, by virtue of each Borrower encumbering its interest in the Property for the benefit or debts of the other Borrowers in connection herewith or otherwise)).

Section 9.7 Joint and Several Liability. All of the Obligations and liabilities of each Borrower hereunder and under each of the other Loan Documents are and shall at all times be joint and several with the Obligations and liabilities of each other Borrower.

ARTICLE 10

MISCELLANEOUS

Section 10.1 Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by the Lender of the Loan and the execution and delivery to the Lender of the Note, and shall continue in full force and effect so long as all or any of the Obligations are outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of the Borrowers, shall inure to the benefit of the legal representatives, successors and assigns of the Agent and the Lender.

Section 10.2 The Agent’s or the Lender’s Discretion. Whenever pursuant to this Agreement, the Agent or the Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to the Agent or the Lender, as applicable, the decision of the Agent or the Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of the Agent or the Lender, as applicable, and shall be final and conclusive. All consents or approvals of the Agent or the Lender given by the Agent or the Lender pursuant to this Agreement or any other Loan Document shall not be deemed to have been given unless such consent or approval is in writing. Whenever pursuant to this Agreement or any other Loan Document, Agent or the Lender is required to be reasonable in making any determination or granting any consent or approval, such qualification of reasonability shall be disregarded at any time that an Event of Default has occurred and has not been waived by the Agent or the Lender in writing. The Agent and/or the Lender may reasonably withhold, condition or delay its consent or approval in the event that (i) the granting of such consent will have any material adverse effect on any Borrower or any of the Properties, or such granting of consent may result in a material decrease in the market value of any of the Properties, or (ii) such consent will result in any impairment of the Lien, priority or enforceability of any Mortgage, any Pledge Agreement or this Agreement or the enforceability of any of the other Loan Documents.

Section 10.3 Governing Law.

(a)       THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY THE BORROWERS IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION AND ENFORCEMENT OF THE LIEN AND SECURITY INTEREST IN REAL PROPERTY CREATED PURSUANT TO ANY OF THE LOAN DOCUMENTS (INCLUDING PROVISIONAL REMEDIES) SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE PROPERTY IS LOCATED. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF THE BORROWERS HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND/OR THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b)       ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST THE AGENT, THE LENDER OR ANY BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY AT THE AGENT’S OR THE LENDER’S OPTION, AS APPLICABLE, BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND EACH BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND EACH BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. EACH BORROWER DOES HEREBY DESIGNATE AND APPOINT:

The Corporation Trust Company

Corporation Trust Center
1209 Orange Street
Wilmington, Delaware 19801

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND EACH BORROWER AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND NOTICE OF SAID SERVICE MAILED OR DELIVERED TO SUCH BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON SUCH BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. EACH BORROWER (I) SHALL GIVE PROMPT NOTICE TO THE AGENT OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR. NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT OF THE AGENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST SUCH BORROWER IN ANY OTHER JURISDICTION.

Section 10.4 Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by the Borrowers therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on the Borrowers, shall entitle the Borrowers to any other or future notice or demand in the same, similar or other circumstances.

Section 10.5 Delay Not a Waiver. Neither any failure nor any delay on the part of the Agent in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or under any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, the Agent shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 10.6 Limitation of Liability; Waiver of Claims. If a claim or adjudication is made that the Agent or the Lender or any of their respective agents, including Servicer, has acted unreasonably or unreasonably delayed acting in any case where by law or under any Loan Document, the Agent, the Lender or any such agent, as the case may be, has an obligation to act reasonably or promptly or to not act unreasonably, each Borrower agrees that none of the Agent, the Lender or their respective agents or Affiliates, including Servicer, shall be liable for any monetary damages, and such Borrower’s sole remedy shall be to commence an action seeking injunctive relief or declaratory judgment. Any action or proceeding to determine whether the Agent or the Lender has acted reasonably or unreasonably shall be determined by an action seeking declaratory judgment. Each Borrower specifically waives any claim against the Agent, the Lender and their respective agents and Affiliates, including Servicer, with respect to any actions taken by the Agent or the Lender or their respective agents on behalf of one or more of the Borrowers pursuant to any of the provisions of this Agreement or any other Loan Document.

Section 10.7 Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document (each, a “Notice”), shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested, (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, (c) if to the Borrowers, by telecopier (with answer back acknowledged) or (d) by e-mail (with a copy delivered by hand or one of the methods set forth in clauses (a), (b) or (c)), addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a Notice to the other parties hereto in the manner provided for in this Section 10.7):

If to the Agent or or the Lender:	Prior to March 1, 2018:
Special Situations Investing Group II, LLC
6011 Connection Drive
Irving, Texas 75039
Attention: Kelly Turner
E-mail: kelly.turner@gs.com
On and after March 1, 2018:
Special Situations Investing Group II, LLC
2001 Ross Avenue, Suite 2800
Dallas, Texas 75201
Attention: Kelly Turner
E-mail: kelly.turner@gs.com

with a copy to:	Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention: Benjamin Weber, Esq.
E-mail: weberb@sullcrom.com
Facsimile No.: (212) 291-9162

If to the Borrowers:	c/o Plymouth Industrial REIT, Inc.
260 Franklin Street 6th Floor
Boston, MA 02110
Attention: Pendleton White, Jr.
Telephone: 617-340-3861
E-Mail: pen.white@plymouthrei.com

with a copy to:	Brown Rudnick LLP
One Financial Center
Boston, Massachusetts 02111
Attention: Kevin P. Joyce, Esq.
Telephone: (617) 856-8342
E-Mail: kjoyce@brownrudnick.com

A Notice shall be deemed to have been given: in the case of hand delivery or delivery by a reputable overnight courier, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; in the case of expedited prepaid delivery and telecopy, upon the first attempted delivery on a Business Day; or in the case of telecopy, upon sender’s receipt of a machine-generated confirmation of successful transmission after advice by telephone to recipient that a telecopy Notice is forthcoming.

If a Notice is given for the purpose of obtaining the Agent’s consent or approval for any matter hereunder where the Agent is deemed to have given its consent or approval if the Agent fails to respond to a Notice within a specified period, such Notice shall not be deemed effective (and the underlying matter shall not be deemed approved or consented to by the Agent, irrespective of whether or not the Agent responds to the initial notice seeking the Agent’s approval or consent or any subsequent notice) unless any such Notice is sent (i) pursuant to clause (b) of the first paragraph of this Section 10.7 AND via e-mail to each of the addressees listed below, with the words “Plymouth Portfolio – Agent Consent Requested” in the subject line, as well as to any other e-mail address specified from time to time by any of the persons listed below:

mark.c.walker@gs.com

kelly.turner@gs.com

Section 10.8 Trial by Jury. EACH BORROWER AND EACH PERSON CLAIMING BY, THROUGH OR UNDER ANY BORROWER HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY EACH BORROWER AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH OF THE LENDER AND THE AGENT IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY EACH BORROWER.

Section 10.9 Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 10.10 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 10.11 Preferences. The Agent shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by any Borrower to any portion of the Obligations of the Borrowers hereunder so long as the same is in accordance with the terms of this Agreement and the other Loan Documents. To the extent any Borrower makes a payment or payments to the Agent, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by the Agent.

Section 10.12 Waiver of Notice. Each Borrower hereby expressly waives, and shall not be entitled to, any notices of any nature whatsoever from the Agent except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by the Agent to the Borrowers and except with respect to matters for which such Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice.

Section 10.13 Expenses; Indemnity.

(a)       Each Borrower covenants and agrees to pay or, if such Borrower fails to pay, to reimburse, the Agent upon receipt of notice from the Agent for all actual out-of-pocket costs and expenses (including attorneys’ fees and expenses) incurred by the Agent or the Lender in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for the Borrowers (including without limitation any opinions requested by the Agent as to any legal matters arising under this Agreement or the other Loan Documents with respect to any Property); (ii) the Borrowers’ ongoing performance of and compliance with the Borrowers’ respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (iii) the Agent’s and the Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on each of their respective parts to be performed or complied with after the date hereof; (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by the Agent or the Borrowers (irrespective of whether such amendments, waivers or other modifications are actually executed or not); (v) securing the Borrowers’ compliance with any requests made pursuant to the provisions of this Agreement and the other Loan Documents; (vi) the filing and recording fees and expenses, title insurance and fees and expenses of counsel for providing to the Agent all required legal opinions, and other similar expenses incurred in creating and perfecting the Liens in favor of the Agent pursuant to this Agreement and the other Loan Documents; (vii) enforcing or preserving any rights, either in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting the Borrowers, this Agreement, the other Loan Documents, the Properties, or any other security given for the Loan; and (viii) enforcing any obligations of or collecting any payments due from any Borrower under this Agreement, the other Loan Documents or with respect to the Properties or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; provided, however, that the Borrowers shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of the Agent or the Lender. Any cost and expenses due and payable to the Agent may be paid, at the Agent’s option, from any amounts in the Cash Management Account.

(b)       The Borrowers shall indemnify, defend and hold harmless the Agent and the Lender (collectively, the “Indemnified Persons”) from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the fees and disbursements of counsel in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not an Indemnified Person shall be designated a party thereto), that may be imposed on, incurred by, or asserted against an Indemnified Person in any manner relating to or arising out of (i) any breach by any Borrower of its obligations under, or any material misrepresentation by any Borrower contained in, this Agreement or the other Loan Documents, or (ii) the use or intended use of the proceeds of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that none of the Borrowers shall have any obligation to any Indemnified Person hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, bad faith, fraud or willful misconduct of such Indemnified Person, as applicable. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, the Borrowers shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnified Persons. The applicable Indemnified Person shall promptly notify the Borrowers in writing of any action, judgment, suit, claim or demand with respect to which such Indemnified Person seeks the benefit of any Borrower and provide the Borrowers the opportunity to defend same. So long as the Borrowers are (or the applicable Borrower is) resisting and defending in a prudent and commercially reasonable manner any action, judgment, suit, claim or demand that gives rise to Indemnified Liabilities (or same is being defended by any Borrower’s insurers and insurance is adequate for the reimbursement of such Indemnified Liabilities), the Indemnified Persons shall not be entitled to defend or settle same and claim the benefit of this Section 10.13(b) with respect thereto without the consent of the Borrowers. Notwithstanding the foregoing, if the conditions set forth in the preceding sentence are not being satisfied and the Agent has provided the Borrowers with thirty (30) days’ prior written notice, or shorter period if mandated by the requirements of applicable law, and opportunity to correct such determination, the Agent may in good faith settle such action, suit or proceeding and claim the benefit of this Section 10.13(b) with respect thereto.

Section 10.14 Schedules Incorporated. The Schedules and Exhibits annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 10.15 Offsets, Counterclaims and Defenses. Any assignee of the Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which any Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by any Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by each Borrower unless such offset, counterclaim or defense would otherwise be forfeited.

Section 10.16 No Joint Venture or Partnership; No Third Party Beneficiaries.

(a)       Each Borrower and the Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between any Borrower and the Lender nor to grant the Agent or the Lender any interest in any property other than that of mortgagee, beneficiary or lender.

(b)       This Agreement and the other Loan Documents are solely for the benefit of the Agent, the Lender and the Borrowers and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than the Agent, the Lender and the Borrowers any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of the Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of the Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that the Lender will refuse to make the Loan (or any disbursement of Reserve Funds) in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by the Lender if, in its sole discretion, the Lender deems it advisable or desirable to do so.

Section 10.17 Publicity. All news releases, advertising and other public disclosure by any Borrower or any Guarantor or any Affiliate of any of them which refers to the Loan Documents or the financing evidenced by the Loan Documents, to the Agent, the Lender or any of their Affiliates shall be subject to the prior approval of the Agent. The Agent and the Lender shall have the right to issue any of the foregoing without the Borrowers’ approval, and the Borrowers authorize the Agent and the Lender to issue press releases, advertisements and other promotional materials in connection with the Agent’s and the Lender’s own promotional and marketing activities, and such materials may describe the Loan in general terms or in detail and the Agent’s and the Lender’s participation therein.

Section 10.18 Cross Default; Cross Collateralization; Waiver of Marshalling of Assets.

(a)       Each Borrower acknowledges that the Lender has made the Loan to the Borrowers upon the security of its interest in each of the Properties and all of the Properties taken together, and in reliance upon the aggregate of the Properties taken together being of greater value as collateral security than the sum of each Property taken separately. Each Borrower agrees that the Mortgages are and will be considered to be cross-collateralized and cross-defaulted with each other so that (i) an Event of Default under or with respect to any one of the Mortgages shall constitute an Event of Default under and with respect to the entire Loan, including each of the other Mortgages; (ii) an Event of Default under or in respect of the Note or this Agreement shall constitute an Event of Default with respect to each Mortgage and each other instrument providing security in respect of the Loan; (iii) each Mortgage shall constitute security for the Note and in respect of the entire Loan as if a single blanket lien were placed on all of the Properties and other collateral as security for the Note and the Loan; and (iv) such cross-collateralization shall in no event be deemed to constitute a fraudulent conveyance.

(b)       To the fullest extent permitted by law, each Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of such Borrower, its partners and others with interests in such Borrower, and of the Properties, or to a sale in inverse order of alienation in the event of foreclosure of all or any of the Mortgages, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of the Agent or the Lender under the Loan Documents to a sale of the Properties for the collection of the Debt without any prior or different resort for collection or of the right of the Agent and the Lender to the payment of the Debt out of the net proceeds of the Properties in preference to every other claimant whatsoever. In addition, each Borrower, for itself and its successors and assigns, waives, in the event of foreclosure of any or all of the Mortgages, any equitable right otherwise available to such Borrower that would require the separate sale of any of the Properties or would require the Lender to exhaust its remedies against any Property or any combination of the Properties before proceeding against any other Property or combination of Properties; and further, in the event of such foreclosure, each Borrower hereby expressly consents to and authorizes, at the option of the Lender, the foreclosure and sale either separately or together of any combination of the Properties.

Section 10.19 Waiver of Offsets/Defenses/Counterclaims. Each Borrower hereby waives the right to assert a counterclaim, other than a mandatory or compulsory counterclaim, in any action or proceeding brought against it by the Agent, the Lender or their respective agents or otherwise to offset any Obligations under the Loan Documents. No failure by the Agent or the Lender to perform any of its obligations hereunder shall be a valid defense to, or result in any offset against, any payments which such Borrower is obligated to make under any of the Loan Documents. Without limiting any other provisions contained herein, each Borrower hereby unconditionally and irrevocably waives, to the maximum extent not prohibited by law, any right and all rights it may have to claim or recover against the Agent or the Lender in any legal action or proceeding any special, exemplary, punitive or consequential damages.

Section 10.20 Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that the Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Each Borrower acknowledges that, with respect to the Loan, such Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of the Agent, the Lender or any parent, subsidiary or Affiliate of the Agent or the Lender. Neither the Agent nor the Lender shall be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of the Agent or the Lender of any equity interest any of them may acquire in any Borrower, and each Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to the Agent’s or the Lender’s exercise of any such rights or remedies. Each Borrower acknowledges that each of the Agent and the Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of one or more Borrower Related Persons.

Section 10.21 Brokers and Financial Advisors. Each Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement other than CBRE, Inc. Each Borrower hereby agrees to pay any and all fees due to CBRE, Inc. in connection with the transactions contemplated by this Agreement and to indemnify, defend and hold the Agent and the Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person (including CBRE, Inc.) that such Person acted on behalf of such Borrower in connection with the transactions contemplated herein. The provisions of this Section 10.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.

Section 10.22 Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and, from and after the date hereof, all prior agreements among or between such parties, whether oral or written, between the Borrowers, the Lender and the Agent are superseded by the terms of this Agreement and the other Loan Documents.

Section 10.23 Duplicate Originals, Counterparts. This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. This Agreement may be executed in several counterparts, each of which counterparts shall be deemed an original instrument and all of which together shall constitute a single Agreement. The failure of any party hereto to execute this Agreement, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder.

ARTICLE 11

THE AGENT

Section 11.1 Appointment and Authorization.

(a)       The Lender hereby irrevocably appoints and authorizes the Agent to take such action as contractual representative on the Lender’s behalf and to exercise such powers under this Agreement, the other Loan Documents as are specifically delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Not in limitation of the foregoing, the Lender authorizes and directs the Agent to enter into the Loan Documents for the benefit of the Lender.

(b)       Notwithstanding the foregoing, the Agent shall have the right to delegate all or a portion of its duties, obligations and responsibilities with respect to such administration and servicing of the Loan to a Servicer or Servicers, and in such instance, in respect only of such duties, obligations and responsibilities assumed by such Servicer pursuant to the applicable Servicing Agreement (i) such duties, obligations and responsibilities of the Agent hereunder with respect to such administration and servicing of the Loan (including, without limitation, any liability associated therewith) shall be borne by such Servicer, and (ii) all references to the Agent with respect to such duties, obligations and responsibilities hereunder with respect to such administration and servicing of the Loan shall be deemed to refer to such Servicer. The Borrowers shall pay all of the fees, costs and expenses of the Servicer, as well as all fees, costs and expenses in connection with the special servicing or work-out of the Loan or enforcement of the Loan Documents, including, special servicing fees, operating or trust advisor fees (if the Loan is a specially serviced loan or in connection with a workout), work-out fees, liquidation fees, attorneys’ fees and expenses and other fees and expenses in connection with the modification or restructuring of the Loan. If at any time a Servicer fails to perform its duties under its applicable Servicing Agreement or resigns, then the Agent shall have the right to replace such Servicer and enter into a replacement servicing agreement with such replacement Servicer. Notwithstanding the foregoing right of the Agent to appoint a Servicer, the Agent shall remain in all cases the party with respect to which all correspondence and notices to and from the Borrowers and Guarantors are sent and/or received.

(c)       Nothing herein shall be construed to deem the Agent a trustee or fiduciary for the Lender or to impose on the Agent duties or obligations other than those expressly provided for herein. Without limiting the generality of the foregoing, the use of the terms “the Agent”, “Administrative the Agent”, “agent” and similar terms in the Loan Documents with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Legal Requirements. Instead, use of such terms is merely a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

Section 11.2 Collateral Matters; Protective Advances.

(a)       The Lender hereby authorizes the Agent, without the necessity of any notice to or further consent from the Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral, or Loan Documents which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to any of the Loan Documents.

(b)       The Lender hereby authorizes the Agent, at its option and in its discretion, to release any Lien granted to or held by the Agent upon any Collateral as expressly permitted by, but only in accordance with, the terms herein and of the applicable Loan Document. Upon request by the Agent at any time, the Lender will confirm in writing the Agent’s authority to release particular types or items of Collateral pursuant to this Section.

Section 11.3 Successor Agent. The Agent may resign as administrative agent under the Loan Documents, provided it has obtained the prior Approval of the Lender, and the Agent shall resign as such upon the Lender’s written direction. The Agent may assign its rights and duties as administrative agent under the Loan Documents to any to any other Person as it may determine, provided that the assignment has been approved by Lender. Upon any such assignment, the successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the assigning Agent, and the assigning the Agent automatically shall be discharged from its duties and obligations under the Loan Documents and fully released from any claims arising thereunder. The Lender shall have the right to appoint a successor or replacement Agent as it may determine from time to time in the Lender’s discretion. After any retiring Agent’s resignation hereunder as Agent, the provisions of the Loan Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent.

Section 11.4 Co-Lender Agreement. Each Borrower hereby acknowledges and agrees that any one or more co-lender agreements may at any time be entered into between the Agent and any or all Lenders (each a “Co-Lender Agreement”) pursuant to which, among other things, the Lenders party thereto shall agree upon the rights of the Lenders as among themselves and the manner in which Agent shall administer the Loan. Any Co-Lender Agreement will be solely for the benefit of the Agent and the applicable Lenders, and none of the Borrowers or any Guarantor or any other Person shall be a third-party beneficiary of any of the provisions therein or have any rights thereunder or be entitled to rely on any of the provisions contained therein. Neither the Agent nor any Lenders shall have any obligation to disclose to any Borrower or any Guarantor or any Affiliate of any of them the contents of any Co-Lender Agreement. The Borrowers’ obligations under the Loan Documents are and will be independent of any Co-Lender Agreement and will remain unmodified by the provisions thereof (although each Borrower acknowledges that with respect to certain approvals, calculations and other decisions hereunder, any Co-Lender Agreement may require the Agent to consult with or receive the approval of one or more Lenders prior to providing its own approval or determination regarding the same).

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWERS:

PLYMOUTH MWG 11601 SOUTH CENTRAL LLC,

PLYMOUTH MWG 13040 SOUTH PULASKI LLC,

PLYMOUTH MWG 28160 NORTH KEITH LLC,

PLYMOUTH MWG 13970 WEST LAUREL LLC,

PLYMOUTH MWG 1445 GREENLEAF LLC,

PLYMOUTH MWG 1750 SOUTH LINCOLN LLC,

PLYMOUTH MWG 3841 SWANSON LLC,

PLYMOUTH MWG 6000 WEST 73RD LLC,

PLYMOUTH MWG 6510 WEST 73RD LLC,

PLYMOUTH MWG 6558 WEST 73RD LLC,

PLYMOUTH MWG 6751 SOUTH SAYRE LLC,

PLYMOUTH MWG 7200 SOUTH MASON LLC,

PLYMOUTH MWG 5110 SOUTH 6TH LLC,

PLYMOUTH MWG 525 WEST MARQUETTE LLC and

PLYMOUTH MWG 1796 SHERWIN LLC,

each a Delaware limited liability company

By:	Plymouth MWG Holdings LLC, a Delaware limited liability company, its manager

By:	Plymouth Industrial OP, LP, a Delaware limited partnership, its manager

By:	Plymouth Industrial REIT, Inc., a Maryland corporation, its general partner

By:       /s/Pendleton P. White, Jr.

Name:  Pendleton P. White, Jr.

Title:    President

[Signature Pages to Loan Agreement]

Plymouth MWG Holdings LLC,

a Delaware limited liability company

By:	Plymouth Industrial OP, LP, a Delaware limited partnership, its manager

By:	Plymouth Industrial REIT, Inc., a Maryland corporation, its general partner

By: /s/ Pendelton P. White, Jr.

Name: Pendleton P. White, Jr.

Title: President

[Signature Pages to Loan Agreement]

AGENT:

SPECIAL SITUATIONS INVESTING GROUP II, LLC, a Delaware limited liability company,

as administrative agent

By:/s/ Michael Ungari

Name:       Michael Ungari

Title:       Vice President

LENDER:

special situations investing group ii, llc, a Delaware limited liability company

By:/s/ Michael Ungari

Name:       Michael Ungari

Title:       Vice President

[Signature Pages to Loan Agreement]

Schedule 1

(Borrowers and Properties)

Borrower	Property Owned by Such Borrower
Plymouth MWG Holdings LLC	N/A
Plymouth MWG 11601 South Central LLC	11601 S. Central Avenue, Alsip, IL
Plymouth MWG 13040 South Pulaski LLC	13040 South Pulaski Road, Alsip, IL
Plymouth MWG 28160 North Keith LLC	28160 North Keith Drive, Lake Forest, IL
Plymouth MWG 13970 West Laurel LLC	13970 W. Laurel Drive, Lake Forest, IL
Plymouth MWG 1445 Greenleaf LLC	1455-1645 Greenleaf Avenue, Elk Grove Village, IL
Plymouth MWG 1750 South Lincoln LLC	1750 South Lincoln Drive, Freeport, IL
Plymouth MWG 3841 Swanson LLC	3841-3865 Swanson Court, Gurnee, IL
Plymouth MWG 6000 West 73rd LLC	6000 West 73rd Street, Bedford Park, IL
Plymouth MWG 6510 West 73rd LLC	6510 West 73rd Street, Bedford Park, IL
Plymouth MWG 6558 West 73rd LLC	6558 West 73rd Street, Bedford Park, IL
Plymouth MWG 6751 South Sayre LLC	6751 S. Sayre Avenue, Bedford Park, IL
Plymouth MWG 7200 South Mason LLC	7200 South Mason Avenue, Bedford Park, IL
Plymouth MWG 5110 South 6th LLC	5110 South 6th Street, Milwaukee, WI
Plymouth MWG 525 West Marquette LLC	525 West Marquette Avenue, Oak Creek, WI
Plymouth MWG 1796 Sherwin LLC	1796 Sherwin Avenue, Des Plaines, IL